EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
CARTESIAN, INC.,
CARTESIAN HOLDINGS, LLC,
and
CARTESIAN HOLDINGS, INC.
Dated as of March 21, 2018

TABLE OF CONTENTS
Page
1.	THE OFFER		2
	1.1	The Offer	2
	1.2	Company Actions	5
	1.3	Directors Prior to the Effective Time	6
	1.4	Transaction Expenses	7
2.	THE MERGER		7
	2.1	The Merger	7
	2.2	Effective Time	7
	2.3	Effects of the Merger	7
	2.4	Closing of the Merger	8
	2.5	Certificate of Incorporation	8
	2.6	Bylaws	8
	2.7	Board of Directors; Officers	8
3.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		8
	3.1	Conversion of Company Capital Stock	8
	3.2	Effect on Capital Stock of Merger Sub	9
	3.3	Treatment of Company Options and Other Stock-Based Awards	9
	3.4	Dissenting Shares	10
4.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION		10
	4.1	Delivery of the Merger Consideration	10
	4.2	Exchange Procedures	11
	4.3	Full Satisfaction; Transfer Books; No Further Ownership Rights in Shares	12
	4.4	Termination of Fund; No Liability	12
	4.5	Lost, Stolen or Destroyed Certificates	12
	4.6	Withholding Taxes	12
5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
	5.1	Corporate Organization	13
	5.2	Capitalization	15
	5.3	Authority; No Violation	16
	5.4	Consents and Approvals	17
	5.5	SEC Filings	17

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	5.6	Financial Statements	18
	5.7	Broker's Fees	19
	5.8	Absence of Certain Changes or Events	19
	5.9	Legal Proceedings	20
	5.10	Taxes	20
	5.11	Employees; Compensation Arrangements; Benefit Plans	21
	5.12	Compliance with Applicable Law	22
	5.13	Certain Contracts	23
	5.14	Undisclosed Liabilities; Off Balance Sheet Arrangements	23
	5.15	Anti-Takeover Provisions	24
	5.16	Company Information	24
	5.17	Title to Property	24
	5.18	Insurance	25
	5.19	Environmental Liability	25
	5.20	Intellectual Property	26
	5.21	Labor Matters	26
	5.22	Transactions with Affiliates	27
	5.23	Opinion of Financial Advisor	27
	5.24	Rights Agreement	27
	5.25	Accounts Receivable	27
	5.26	No Other Representations or Warranties	27
6.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28
	6.1	Corporate Organization	29
	6.2	Authority; No Violation	30
	6.3	Consents and Approvals	30
	6.4	Broker's Fees	30
	6.5	Parent Information	30
	6.6	No Business Activities by Merger Sub	30
	6.7	Ownership of Company Common Stock; No Other Agreements	30
	6.8	Acknowledgement of Parent	30
	6.9	No Other Representations or Warranties	31
7.	COVENANTS RELATING TO CONDUCT OF BUSINESS		31
	7.1	Conduct of Business of the Company Prior to the Effective Time	31
	7.2	Company Forbearances	31

	7.3	Parent Forbearances	34
8.	ADDITIONAL AGREEMENTS		34
	8.1	Proxy Statement	34
	8.2	Access to Information	35
	8.3	Company Shareholder Meeting	36
	8.4	Further Actions	36
	8.5	Employees; Employee Benefit Plans	37
	8.6	Indemnification; Directors' and Officers' Insurance	38
	8.7	No Solicitation	40
	8.8	Standstill	45
	8.9	Section 16 Matters	45
	8.10	Delisting	45
	8.11	Working Capital Loan	45
	8.12	Assumption of Elutions Note and Cooperation	46
9.	CONDITIONS PRECEDENT		46
	9.1	Conditions to Each Party's Obligation to Effect the Merger	46
10.	TERMINATION AND AMENDMENT		46
	10.1	Termination	46
	10.2	Effect of Termination	48
11.	GENERAL PROVISIONS		49
	11.1	Amendment	49
	11.2	Extension; Waiver	49
	11.3	Nonsurvival of Representations, Warranties and Agreements	50
	11.4	Expenses	50
	11.5	Notices	50
	11.6	Interpretation; Construction	51
	11.7	Counterparts; Delivery	51
	11.8	Entire Agreement	52
	11.9	Specific Performance	52
	11.10	Governing Law; Venue	52
	11.11	Waiver of Jury Trial	53
	11.12	Severability	53
	11.13	Publicity	53

11.14	Assignment; Third Party Beneficiaries	53

Annex I – Conditions of the Offer

Index of Defined Terms
Page

Acceptable Confidentiality Agreement	45
Affiliate	13
Agreement	1
Alternative Acquisition Agreement	42
Alternative Proposal	45
Bankruptcy and Equity Exceptions	17
Business Day	8
Capitalization Date	15
Certificate	9
Certificate of Merger	7
Claim	39
Closing	8
Closing Date	8
Closing Transaction Expenses Certificate	7
Code	13
Company	1
Company Balance Sheet	24
Company Benefit Plan	22
Company Board	17
Company Common Stock	1, 8
Company Common Stock Holder	11
Company Contracts	23
Company Disclosure Schedule	13
Company Material Adverse Effect	13
Company Option	9
Company Preferred Stock	8
Company Recommendation	17
Company Recommendation Change	42
Company Required Vote	17
Company Restricted Shares	10
Company SEC Reports	18
Company Shareholder Meeting	36
Company Stock Plans	15
Company's European Subsidiaries	15
Company's North America Subsidiaries	14
Confidentiality Agreement	36
Consent	17
Continuing Employees	38
Debenture	46
Delaware Secretary	7
DGCL	7
Effective Time	8
Elutions Agreements	16

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Elutions Note	15
Elutions Note Guaranty	16
Environmental Laws	26
Exchange Act	18
Exchange Agent	11
Excluded Shares	9
Expenses	40
Extension Deadline	3
Fiduciary Change	45
GAAP	14
Governmental Entity	18
Indemnified Parties	38
Independent Director	6
Intellectual Property Rights	27
Knowledge of the Company	20
Law	22
Leased Real Property	25
Liens	16
Merger	1
Merger Consideration	9
Merger Sub	1
Offer Commencement Date	2
Owned Real Property	24
Parent	1
Parent Board	29
Parent Directors	6
Parent Disclosure Schedule	28
Parent Exchange Agent Agreement	11
Parent Material Adverse Effect	29
Parent Plans	38
Payment Fund	4
Permits	13
Permitted Liens	25
Proxy Statement	35
Representatives	36
Rights	2
Rights Agreement	2
Rights Agreement Amendment	1
SEC	18
Securities Act	18
Security Agreement	47
Shares	1
Subsidiary	14
Superior Proposal	45
Surviving Company	7
Tax Return	21

Taxes	21
Termination Date	48
Termination Fee	50
Transaction Expenses	7
Uncertificated Share	9
Working Capital Loan	46
Working Capital Note	47

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of March 21, 2018 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this "Agreement"), is entered into by and among Cartesian Holdings, LLC, a Delaware limited liability company ("Parent"), Cartesian, Inc., a Delaware corporation (the "Company"), Cartesian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions of this Agreement;
WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence (within the meaning of Rule 14D-2 under the Exchange Act) a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the "Offer") to acquire all of the outstanding shares of Company common stock, $0.05 par value per share (the "Shares" or "Company Common Stock") at a price per share of $0.40 (as such amount may be amended or adjusted in accordance with the terms of this Agreement, the "Offer Price"), net to the seller in cash, without interest and reduced by the amount of any withholding that is required under applicable Law, in accordance with Section 4.6;
WHEREAS, as soon as practicable following consummation of the Offer and receipt of the Company Required Vote if a Company Shareholder Meeting is required to approve the merger, Merger Sub will be merged with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the "Merger") upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Board of Directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable for, fair to and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (c) resolved, subject to the terms of this Agreement, to recommend that the Company's shareholders accept the Offer and, if required, adopt this Agreement, and (d) approved the Support Agreements (as defined below);
WHEREAS, the Manager of Parent and the Board of Directors of Merger Sub have (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable for, fair to and in the best interests of Parent and Merger Sub, respectively, and their respective shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger;
WHEREAS, immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and Computershare Trust Company, N.A., as Rights Agent, have executed an amendment (the "Rights Agreement Amendment") to that certain Rights Agreement, dated the date hereof (the "Rights Agreement"),

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so as to render the Rights issued thereunder (the "Rights") inapplicable to this Agreement and the transactions contemplated hereby;
WHEREAS, concurrent with the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, each of the Company's officers and directors listed on Schedule A has executed a Tender and Support Agreement, dated as of the date hereof, in favor of Parent and Merger Sub, irrevocably agreeing to, among other things, tender the shares of Company Common Stock beneficially owned (directly or indirectly) by each of them in the Offer (collectively, the "Support Agreements"); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and to prescribe certain conditions to the Offer and the Merger;
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.	THE OFFER
1.1 The Offer.
(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 10, as promptly as practicable after the date of this Agreement, but in no event more than ten (10) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Sections 1.1(g) and 1.2(b)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares, at a price per Share equal to the Offer Price, net to the seller in cash, without interest and subject to any withholding of Tax in accordance with Section 4.6.  The date on which Merger Sub commences the Offer (within the meaning of Rule 14d-2 under the Exchange Act) is referred to as the "Offer Commencement Date".
(b) Terms and Conditions of the Offer. The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay for, any Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of the conditions set forth in Annex I (collectively, the "Offer Conditions"), and no other conditions. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Merger Sub expressly reserves the right to (i) waive any Offer Condition (to the extent permitted under applicable Laws) and (ii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer (provided that nothing herein shall limit the ability of Parent and Merger Sub to increase the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be

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purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects any holder of Shares in its capacity as such, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, in each case, except as provided in Section 1.1(c) or 1.1(d), or (H) provide any "subsequent offering period" (or any extension  thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Time (or any rescheduled Expiration Time) of the Offer, unless this Agreement is terminated in accordance with Section 10.
(c) Expiration of the Offer.  The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the "Initial Expiration Time", and such date or such subsequent date to which the Initial Expiration Time of the Offer is extended in accordance with the terms of this Agreement, the "Expiration Time").
(d) Extension of the Offer.  Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties' respective termination rights under Section 10: (i) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for any period required by any applicable Law, any interpretation or position of the SEC, the staff thereof applicable to the Offer; provided, however, that in no event shall Merger Sub (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Section 10 and (y) July 31, 2018 (the "Extension Deadline") or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.
(e) Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Merger Sub to terminate this Agreement pursuant to Section 10. In the event that this Agreement is validly terminated pursuant to Section 10, Merger Sub shall (and Parent shall cause Merger Sub to) immediately, irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, Merger Sub shall immediately return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.
(f) Acceptance.  Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) immediately after the Expiration Time irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the "Offer Acceptance Time") and (ii) as promptly as

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practicable after the Offer Acceptance Time (and in any event within three (3) business days) pay for such Shares.  Prior to the Offer Acceptance Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Exchange Agent providing for the establishment and funding of the Payment Fund for distribution to the Company's shareholders of the aggregate Offer Price and the Merger Consideration to which such Company's shareholders shall become entitled pursuant to Section 3. Promptly after (and in any event no later than the third business day after) the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited with the Exchange Agent, cash sufficient to make the payment of the aggregate Offer Price payable pursuant to this section (the "Payment Fund").  The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger.
(g) Offer Documents.  As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with any exhibits, amendments or supplements thereto, the "Offer Documents") that will contain or incorporate by reference the Offer to Purchase, form of the related letter of transmittal and summary advertisement, (ii) make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and (iii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law.  Parent and Merger Sub agree that they shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to promptly cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Merger Sub or Parent's legal counsel all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(g). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel.  Parent and Merger Sub agree to provide the Company and its counsel with any comments (including oral comments) Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments).

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(h) Funds.   Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub's obligations under this Agreement.
(i) Adjustments.  If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.
1.2 Company Actions.
(a) Schedule 14D-9.  As promptly as practicable on the Offer Commencement Date, following the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 8.7, shall reflect the Company Recommendation and include the fairness opinion of the Company's financial advisor referenced in Section 5.23 and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Laws, including by setting the Shareholder List Date. The Company agrees that it shall cause the Schedule 14D-9 to (x) comply in all material respects with the Exchange Act and other applicable Laws and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to promptly cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company's legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments).
(b) Shareholder Lists.  The Company shall promptly after the date hereof furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities

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positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the "Shareholder List Date"). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions, including the Offer and the Merger, Parent and Merger Sub and their agents shall hold in confidence in accordance with the Confidentiality Agreement the information contained in any such labels, listings and files.
(c) Share Registry.  The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.
1.3 Directors Prior to the Effective Time.
(a) Composition of Company Board and Board Committee.  Effective upon the Offer Acceptance Time and from time to time thereafter, Parent shall be entitled to designate all directors on the Company Board except for one director who shall remain on the Company Board for the purposes described in Section 1.3(c).  At such time, the Company shall also cause individuals designated by Parent to constitute the number of members on: (A) each committee of the Company Board; and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage of such individuals represent on the Company Board.
(b) Section 14(f) of the Exchange Act.  The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions necessary to effect the appointment of Parent's designees, including mailing to its shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 may require in order to fulfill its obligations under this Section 1.3(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9.  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors, and affiliates required by Section 14(f) and Rule 14f-1 and the Company's obligations under Section 1.3(a) hereof shall be subject to the receipt of such information.
(c) Required Approvals of Independent Director.  Following the election or appointment of Parent's designees ("Parent Directors") pursuant to Section 1.3(a) and until the Effective Time, any decision to approve the following matters shall require the approval of only that director of the Company that is not one of the Parent Directors (the "Independent Director"), who shall initially be Donald J. Tringali:  (i) the amendment or waiver of any provision this Agreement, the Working Capital Loan, the Security Agreement or the Debenture, (ii) the amendment or waiver of any of the terms or conditions of the Offer, including any of the conditions in Annex I, in any manner not permitted by Section 1.1(b), (iii) any action of the

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Company Board permitted under Section 8.7, (iv) the decision to terminate the Agreement pursuant to any provision of Section 10, (v) filling the vacancy in the Company Board that was occupied by the Independent Director, (vi) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (vii) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or the holders of Company Common Stock, or (viii) or any other action by the Company Board where there is a conflict of interest between Parent or Merger Sub, on one hand, or the holders of Shares that remain outstanding after the Offer Acceptance Time, on the other hand.  Approval of any such matter by the Independent Director shall be deemed to constitute authorization by the Company Board and no other action on the part of the Company, including any action by any Parent Director, shall be required to authorize any such matter.
1.4 Transaction Expenses.  Effective upon the earlier of the Offer Acceptance Time or the Closing, the Company shall pay (and the Parent shall cause the Company to pay) any Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate. For purposes hereunder, (a) "Transaction Expenses" means all reasonable and documented out-of-pocket fees and expenses, whether billed or unbilled, incurred by the Company at or prior to the Closing in connection with the sale of the Company, including, without limitation, in connection with the preparation, negotiation and execution of this Agreement and any document in connection herewith, and the performance and consummation of the transactions contemplated hereby and thereby, and the fees and expenses of the Company's financial advisor; and (b) the "Closing Transaction Expenses Certificate" means a certificate executed by the Chief Financial Officer of the Company and delivered to Parent at least three (3) Business Days prior to the earlier of the Offer Acceptance Time or the Closing, certifying the amount of Transaction Expenses as of the Offer Acceptance Time (including an itemized list of each such Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).  Section 1.4 of the Company Disclosure Schedule contains a good faith estimate of the Transaction Expenses as of the date hereof including names of payees and all current billed and unbilled amounts.
2.	THE MERGER
2.1 The Merger.  Upon the terms and subject to the conditions of this Agreement, in accordance the Delaware General Corporation Law ("DGCL"), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company.  The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Company") of the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
2.2 Effective Time.  The Merger shall become effective upon filing of the certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") or at such later time as provided in the Certificate of Merger, together with such other certificates satisfying the applicable requirements of the DGCL, which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (as hereinafter defined) or as soon thereafter as practicable.  As used herein, the term "Effective Time" shall mean the date and time when the

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Merger becomes effective upon filing the Certificate of Merger or such later date and time as provided by the Certificate of Merger and otherwise in accordance with applicable law.
2.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects and consequences set forth in this Agreement and in Section 259 of the DGCL.
2.4 Closing of the Merger.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") will take place (a) at the offices of Stinson Leonard Street LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106 at 10:00 a.m., central time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 9 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the "Closing Date").  For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.
2.5 Certificate of Incorporation.  The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation.
2.6 Bylaws.  At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such bylaws.
2.7 Board of Directors; Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law, until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and applicable law, until their successors are chosen and have qualified or until their earlier death, resignation or removal.
3.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
3.1 Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock or any capital stock of Merger Sub:
(a) All shares of common stock, par value $0.005 per share, of the Company (the "Company Common Stock") and shares of preferred stock, par value $0.001 per share, of the Company (the "Company Preferred Stock") owned directly by the Company or by Merger Sub shall be canceled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for any portion of the Merger Consideration (as defined below).

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Shares of Company Common Stock that are canceled and retired pursuant to this Section 3.1(a) are hereinafter referred to as the "Excluded Shares."
(b) Each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive $0.40, without interest, (as such amount may be amended or adjusted in accordance with the terms of this Agreement (which shall not be reduced by Transaction Expenses) (the "Merger Consideration").
Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (i) each certificate formerly representing any of the shares of Company Common Stock (other than Excluded Shares) and (ii) each uncertificated Share (an "Uncertificated Share") registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, (each a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 4.3.
3.2 Effect on Capital Stock of Merger Sub.  At and after the Effective Time, each share of common stock, par value $0.01, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.
3.3 Treatment of Company Options and Other Stock-Based Awards.
(a) As of the Effective Time, each option to purchase shares of Company Common Stock or other right to purchase Company Common Stock under any Company Stock Plan (each a "Company Option"), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the Effective Time and shall be canceled, automatically and without any action on behalf of the holder thereof, and the Company shall pay each holder of such Company Option for each such Company Option an amount in cash, determined by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option (assuming full vesting of the Company Option).  For the avoidance of doubt, each Company Option for which the exercise price per share of Company Common Stock subject to such Company Option equals or exceeds the Merger Consideration will be cancelled without consideration.
(b) At the Effective Time, each award of restricted stock (as defined in the Equity Plans) that is then outstanding under any Company Stock Plans (each an award of "Company Restricted Shares"), whether or not vested, shall be canceled, automatically and without any action on behalf of the holder or beneficiaries thereof, and the Company shall pay the holder of any such award of Company Restricted Shares an amount in cash equal to (i) the product of the Merger Consideration and the number of shares of Company Common Stock subject to such award of Company Restricted Shares plus (ii) all dividends, if any, accrued but

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unpaid as of the Effective Time with respect to such award of Company Restricted Shares regardless of any prior election the holder of any such award of Company Restricted Shares may have made with respect to the payment of such accrued but unpaid dividends.
(c) Prior to the Effective Time, the Company shall take all actions that are necessary and appropriate, including obtaining any consents, making any amendments to the terms of any outstanding awards under the, or terminating one or more, Company Stock Plans, in order to terminate the Company Stock Plans effective as of the Effective Time and to give effect to the transactions contemplated by this Section 3.3 automatically as of the Effective Time without any further action.  All payments under this Section 3.3 shall be made at or as soon as practicable after the Effective Time, but in all events within ten days following the Closing Date, pursuant to the Company's ordinary payroll practices, but in all events in accordance with the terms and conditions of the applicable Company Stock Plan, and shall be subject to any applicable withholding.
(d) Amounts payable pursuant to this Section 3.3 shall be reduced by such amounts as the Exchange Agent (as defined below), the Surviving Company or Parent is required to deduct and withhold pursuant to Section 4.6.
3.4 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and held by a holder who has not voted in favor of this Agreement and the Merger or consented thereto in writing with respect to such shares and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL.  If, after the Effective Time, such holder fails to perfect, waives or effectively withdraws or otherwise loses the right to appraisal with respect to such shares pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent or as required by applicable law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
4.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION
4.1 Delivery of the Merger Consideration.  Prior to the Effective Time and, from time to time after the Effective Time, as applicable, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 4 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company (the "Parent Exchange Agent Agreement"), the aggregate amount of the Merger Consideration due at Closing to be paid in respect of the Certificates.

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4.2 Exchange Procedures.
(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging Certificates.
(b) Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of shares of Company Common Stock (each such holder, a "Company Common Stock Holder"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any shares of Company Common Stock held by such Company Common Stock Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total Merger Consideration that such Company Common Stock Holder is entitled to receive in exchange for such holder's shares of Company Common Stock in the Merger pursuant to this Agreement.  From and after the Effective Time, until surrendered as contemplated by this Section 4.2, each Certificate representing shares of Company Common Stock held by a Company Common Stock Holder shall be deemed to represent only the right to receive the total Merger Consideration to which such Company Common Stock Holder is entitled in exchange for such shares of Company Common Stock as contemplated by Section 3.
(c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Shares into the right to receive the Merger Consideration.
(d) Upon surrender by a Company Common Stock Holder to the Exchange Agent of all Certificates representing such holder's shares of Company Common Stock, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Company Common Stock Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Common Stock Holder within ten (10) Business Days following such surrender): the Merger Consideration in respect of each share of Company Common Stock represented by a Certificate or Uncertificated Share; provided that until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
(e) If any portion of the total Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person

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other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
4.3 Full Satisfaction; Transfer Books; No Further Ownership Rights in Shares.  All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration.  If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in Section 3.
4.4 Termination of Fund; No Liability.  Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 4.1 that remains unclaimed by each Company Common Stock Holder six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 4 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any Company Common Stock Holder for any amounts paid to a Governmental Entity pursuant to applicable abandoned property, escheat or similar laws.
4.5 Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Company, the delivery by such Person of a bond (in such amount as Parent or the Surviving Company may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by Section 3.
4.6 Withholding Taxes.  Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent, or any affiliate (as defined under the Exchange Act (an "Affiliate")) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

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5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule of the Company delivered to Parent concurrently herewith (the "Company Disclosure Schedule") (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section, and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as hereinafter defined)), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:
5.1 Corporate Organization.
(a) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of the good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing, would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, "Permits") necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or possess Permits, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not reasonably be expected to result in a Company Material Adverse Effect.  As used in this Agreement, the term "Company Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (ii) the Company's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) the public announcement of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company in connection with the transactions contemplated hereby, (B) any failure by the Company to meet any projections or forecasts for

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any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles ("GAAP") or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (D) changes generally affecting the industries in which the Company or its Subsidiaries operate that are not specifically related to the Company and its Subsidiaries and do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster or (G) (i) a demand for redemption of the Elutions Note (as defined in Section 5.2(a)) under Section 2.4(a) thereof, (ii) the initiation or prosecution of any legal action or arbitration to enforce or collect the Elutions Note or collect on or enforce the Elutions Note Guaranty (as defined in Section 5.2(a)) of the Elutions Note, (iii) the entry of any final judgment requiring the payment of all or any part of the Elutions Note or the Elutions Note Guaranty (including any interest, assessments, additional damages of any type and other charges paid or payable in connection with, or in respect of, such judgment or settlement), or (iv) any litigation costs (including reasonable and documented fees and expenses of counsel for the Company, or any of its Subsidiaries or their respective Affiliates) incurred by the Company or any of its Subsidiaries or their respective Affiliates in connection with any of the matters referenced in this subsection (G).  As used herein, "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. For the avoidance of doubt, any reference to Subsidiary herein shall be deemed to include (i) the U.S. and Canadian based Subsidiaries, which are Cambridge Strategic Management Group, Inc., TWG Consulting, Inc., RVA Consulting LLC, TMNG Marketing LLC, TMNG Technologies, Inc., TMNG.com, Inc. and TMNG Canada Limited (collectively, the "Company's North America Subsidiaries"), and (ii) the foreign based Subsidiaries, which are TMNG Europe Limited, Cartesian Limited, Cambridge Adventis Limited, Farncombe France Limited Liability, Farncombe Technology Limited and Farncombe Engineering Services Limited (collectively, the "Company's European Subsidiaries").
(b) The copies of the Certificate of Incorporation and Bylaws of the Company, and similar organizational documents of each of its Subsidiaries, which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, all documents and other information posted in the online data room established by the Company prior to the date hereof shall be deemed to have been made available to Parent and Merger Sub.
(c) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2015 of their

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respective shareholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies) through the date hereof.
5.2 Capitalization.
(a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.005 per share, and 2,000,000 shares of Preferred Stock of the Company, par value $0.001 per share.  As of the close of business on March 21, 2018 (the "Capitalization Date"), there were (i) 9,447,069 shares of Company Common Stock outstanding, and (ii) no shares of Company Preferred Stock outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock were reserved or to be made available for issuance, except as set forth in Section 5.2(a) of the Company Disclosure Schedule.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company's stock plans and arrangements set forth in Section 5.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the "Company Stock Plans"), (iii) pursuant to the Rights Plan and shares of the Company capital stock reserved for issuance under the Rights Plan, or (iv) pursuant to the Investment Agreement, dated February 25, 2014, by and between the Company and Elutions, Inc., Amendment No. 1 to Investment Agreement, dated May 8, 2014, by and between the Company and Elutions, Inc., Secured Loan Note Deed dated March 18, 2014, issued by Cartesian Limited to Elutions Capital Ventures S.à r.l. ("Elutions Note"), the Amended and Restated Common Stock Purchase Warrant (Commercial Incentive) dated March 18, 2014, between The Management Network Group, Inc. and Elutions, Inc., the Amended and Restated Common Stock Purchase Warrant (Tracking) dated March 18, 2014, between The Management Network Group, Inc. and Elutions, Inc., the Registration Rights Agreement dated March 18, 2014 between The Management Network Group, Inc. and Elutions, Inc., the Guaranty dated March 18, 2014 issued by The Management Network Group, Inc. in favor of Elutions Capital Ventures S.à r.l. ("Elutions Note Guaranty"), and the Security Agreement dated March 18, 2014 between The Management Network Group, Inc. and Elutions Capital Ventures S.à r.l. (the agreements references in this clause (iv), collectively, the ("Elutions Agreements")), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock.  Section 5.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option or subject to award for Company Restricted Shares granted under the Company Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Company Option.  Since the Capitalization Date, the Company has not (A) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other

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than upon the exercise of Company Options granted prior to such date or Company Restricted Shares granted prior to such date and vesting after such date and, in each case, disclosed in this Section 5.2(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans, or (B) issued or awarded any Company Options, Company Restricted Shares or other equity-based awards under the Company Stock Plans.
(b) There are no Subsidiaries that are not directly or indirectly wholly owned by the Company. Neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries).  Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company's Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), other than Permitted Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.  There are no restrictions on the Company with respect to voting the stock of any Subsidiary of the Company.
5.3 Authority; No Violation.
(a) The Company and each of its Subsidiaries has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote (as hereinafter defined), to consummate the transactions contemplated hereby and thereby.  The Board of Directors of the Company (the "Company Board") at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) approved the execution and delivery of this Agreement, and (iv) subject to Section 8.5, recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the "Company Recommendation"), and directed that such matter be submitted for consideration by the Company's shareholders at the Company Shareholder Meeting.  None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement.  Except for the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote (the "Company Required Vote"), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company,

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enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally (the "Bankruptcy and Equity Exceptions").
(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby, including the Offer and the Merger will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
5.4 Consents and Approvals.  No consent, approval, clearance, waiver, Permit or order of or from, filings or registrations with or notices to (any of the foregoing being a "Consent"), any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a "Governmental Entity") or with any Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, including the Offer and the Merger, except for (a) the filing with the Securities and Exchange Commission (the "SEC") of the (i) Schedule 14D-9, (ii) if required to complete the Merger, the Proxy Statement (as hereinafter defined), and (iii) an amendment to the Company's Registration Statement on Form 8-A with respect to the Rights Agreement Amendment, as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (b) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (c) other consents or approvals of, or filings or registrations with, Governmental Entities or third parties which are set forth on Section 5.4 of the Company Disclosure Schedule.
5.5 SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2016 (collectively, the "Company SEC Reports").  None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934,

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as amended, and the rules and regulations of the SEC promulgated thereunder (the "Exchange Act").  Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the "Securities Act") and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing).  None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review.  None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.
5.6 Financial Statements.
(a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom).  The Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of

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the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  These disclosures were made in writing by management to the Company's auditors and audit committee and a copy has previously been made available to Parent.  The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(c) From January 1, 2017 to the date of this Agreement, (i) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company (as defined below), any director, officer, auditor, accountant or representative of the Company or any of the Subsidiaries of the Company has received any written complaint, allegation, assertion or claim that the Company or any of the Subsidiaries of the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Subsidiaries of the Company, taken as a whole, (ii) no attorney representing the Company or any Subsidiary of the Company has made a report to the Company's chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC's Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of the Company, involves management or other employees who have a significant role in the Company's internal control over financial reporting.
5.7 Broker's Fees.  Except for the Company's engagement of Armory Securities, LLC, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors on behalf of the Company or any of the Company's Subsidiaries, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.
5.8 Absence of Certain Changes or Events.
(a) Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, since January 1, 2017, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
(b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule or as contemplated by this Agreement or permitted under Section 7.2, since January 1, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

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5.9 Legal Proceedings.
(a) Except as set forth in Section 5.9(a)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company (as defined below), threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.  "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company listed in Section 5.9(a)(2) of the Company Disclosure Schedule, in each case after reasonable inquiry.
(b) As of the date of this Agreement, except as set forth in Section 5.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.
5.10 Taxes.
(a) (i) Each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes (as hereinafter defined) shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.
(b) Since January 1, 2017, neither the Company nor any of its Subsidiaries (i) has been a member of an "affiliated group" (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (ii) has had any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law.
(c) Since January 1, 2017, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

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(e) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.
(f) Neither the Company nor any of its Subsidiaries has "participated" in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4.
(g) As used herein, "Taxes" shall mean all taxes, levies or other assessments imposed by any United States federal, state, local or non-U.S. taxing authority, including, without limitation, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
(h) As used herein, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
5.11 Employees; Compensation Arrangements; Benefit Plans.
(a) Employees. Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate listing of all employees employed by Company as of the date indicated and (ii) shows each such employee's present position, and annual salary or wages. Except with respect to the Compensation Arrangements (defined below), or otherwise disclosed, the employment of each of the employees is terminable by Company at will (or otherwise in accordance with general principles of employment termination laws in the applicable jurisdiction). All payment of salaries, wages and other compensation to employees is current, except (x) to the extent of accrued expenses in the ordinary course of business.
(b) Compensation Arrangements. Section 4.11(b) of the Company Disclosure Schedule contains a list of all compensation arrangements, whether written or unwritten, specifically negotiated between Company and any employee or former employee, which is currently in effect and which provides (i) a guaranteed term of employment or (ii) other benefits, including, but not limited to, negotiated severance terms, change in control, perquisites or bonus other than generally available to other similarly situated employees. Except as described in Section 4.11(b) of the Company Disclosure Schedule, Company has no written or oral contracts of employment with any employee other than employment agreements terminable at will in accordance with subsection (a) above. Company has furnished or made available to Parent and Merger Sub true and complete copies of all Compensation Arrangements listed in Section 4.11(b) of the Company Disclosure Schedule. Each Compensation Arrangement has been operated and maintained in material compliance with its terms.
(c) Company Benefit Plans. As used herein, "Company Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) to which any ERISA Affiliate contributes or has

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contributed or which any of Company sponsors or maintains (or has sponsored or maintained), or pursuant to which Company has any liability and which provides benefits to any employee, director or consultant of Company, and which are generally available to employees. Section 5.11(c) of the Company Disclosure Schedule contains a list of all Company Benefit Plans. Company has furnished or made available to Parent and Merger Sub true and complete copies of all Company Benefit Plans (including related insurance policies, service provider agreements, amendments, reports, summary plan descriptions, IRS determination letters, opinion letters, financial statements, and trust, funding and insurance agreements) and all employee handbooks, employee rules and regulations, if any. Each Company Benefit Plan has been operated and maintained in material compliance with its terms and with the requirements prescribed by all applicable legal requirements (including ERISA and the Code).
(d) Qualified Plans. With respect to each Company Benefit Plan, (i) such Company Benefit Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter and no Company Benefit Plan amendment that is not the subject of a favorable determination letter would affect the validity of such Company Benefit Plan's letter; (ii) no material liability to the Pension Benefit Guaranty Corporation has been or is expected by Company to be incurred with respect to any Company Benefit Plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no prohibited transaction, within the definition of Section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Company to any liability.
5.12 Compliance with Applicable Law.
(a) The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and, have complied with, and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity (collectively, "Laws") relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any Subsidiary of the Company is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Subsidiaries of the Company or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of any applicable stock exchange (including the NASDAQ Stock Market and the OTCQB Market), including, without limitation, those related to corporate governance, except, in each case, for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.13 Certain Contracts.
(a) Section 5.13(a) of the Company Disclosure Schedule lists all material agreements to which the Company or any Affiliate of the Company is a party, and which (i) are required to operate the business of the Company in the manner currently operated by Company, or (ii) cannot be terminated without penalty, premium or other termination fees ("Company Contracts"). Company delivered or made available true and accurate copies of each Company Contact to Parent and Merger Sub prior to execution of this Agreement.
(b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, except as enforceability may be limited by the Bankruptcy and Equity Exceptions or as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.
5.14 Undisclosed Liabilities; Off Balance Sheet Arrangements.
(a) Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the "Company Balance Sheet"), (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement, as long as such liability would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, or (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.
(b) Except as described in the Company SEC Reports filed as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other

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hand); or (ii) any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
5.15 Anti-Takeover Provisions.  No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any of the transactions contemplated by this Agreement.
5.16 Company Information.  The information relating to the Company and its Subsidiaries made available to Parent and/or to be provided by the Company for inclusion in the Offer Documents and the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Schedule 14D-9 and the Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.
5.17 Title to Property.
(a) Real Property.  Except as disclosed in Section 5.17(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (the "Owned Real Property").  All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in substantially good condition and repair, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  The Company or a Subsidiary of the Company has good fee simple title to all material Owned Real Property specified in Section 5.17(a)(ii) of the Company Disclosure Schedule.  Except for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Subsidiary of the Company) any right to the use or occupancy of such Owned Real Property or any part thereof.  Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property.
(b) Personal Property.  The Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.  With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease which default would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.
(c) Leased Property.  Except as disclosed in Sections 5.8 and 5.9 of the Company Disclosure Schedule, all leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (the "Leased Real Property") are valid and binding in accordance with their

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respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Leased Real Property.
(d) Permitted Liens. As used herein, "Permitted Liens" means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 5.17(d) of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, or (vi) mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business.
5.18 Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect.  Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 5.18 of the Company Disclosure Schedule, all premiums and other payments due under any such policy have been paid.
5.19 Environmental Liability.  Neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, during or prior to the period of (a) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries' participation in the management of any property, or (c) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no

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releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect.  To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Notwithstanding any other provision of this Agreement to the contrary (including Section 5.12), the representations and warranties of the Company in this Section 5.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.
5.20 Intellectual Property.  The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, "Intellectual Property Rights") as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 5.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.
5.21 Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  As of the date of this Agreement, there is no written labor or employment-related

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charge, complaint or claim of any sort against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
5.22 Transactions with Affiliates.  Except as previously disclosed in the Company SEC Reports, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Subsidiaries of the Company, on the one hand, and any Affiliate of the Company (other than the Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
5.23 Opinion of Financial Advisor.  The Company has received an opinion of Armory Securities LLC, financial advisor to the Company, to the effect that subject to the terms and qualifications contained therein, as of the date of such opinion, the the Offer Price and the Merger Consideration payable to the holders of Company Common Stock under this Agreement is fair, from a financial point of view, to such holders of the Company Common Stock.  A written copy of such opinion will be furnished, for informational purposes, to Parent as promptly as practicable following the receipt thereof by the Company.  It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.
5.24 Rights Agreement.  The Board of Directors of the Company has approved the execution of the Rights Agreement Amendment such that the Rights issued pursuant to the terms of the Rights Agreement are inapplicable to this Agreement and the transactions contemplated hereby.  The Rights Agreement, as so amended, has not been further amended or modified.  A copy of the Rights Agreement Amendment has been previously made available to Parent.
5.25 Accounts Receivable.  The accounts receivable reflected on the Company financial statements and the accounts receivable arising after the date of the Company Balance Sheet (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Company financial statements or, with respect to accounts receivable arising after the date of the Company Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
5.26 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 5, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company's Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its affiliates, officers, directors, employees, agents or other representatives.  Except for the representations and warranties contained in this Section 5, Parent and Merger Sub acknowledge that neither Company nor any representative of Company makes any other express or implied

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representation or warranty with respect to the Company, the Company's Subsidiaries, this Agreement or the transactions contemplated by this Agreement, or with respect to any other information provided or made available to the Parent, the Merger Sub or their representatives in connection with this Agreement or the transactions contemplated by this Agreement.
6.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule of Parent and Merger Sub delivered to the Company concurrently herewith (the "Parent Disclosure Schedule") (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates; provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as hereinafter defined)), Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof, as follows:
6.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. As used in this Agreement, a "Parent Material Adverse Effect" means (i) a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) a material adverse effect on Parent's or Merger Sub's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on the Parent or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of Parent or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company or Parent in connection with the transactions contemplated hereby, (B) any failure by Parent to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (D) changes generally affecting the industries in which Parent or its

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Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (E) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.
6.2 Authority; No Violation.
(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except where the failure to have such power or authority would not reasonably be expected to result in a Parent Material Adverse Effect.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, have been duly and validly approved by the Board of Directors of Parent ("Parent Board") and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.
(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Offer and the Merger will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 6.3 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.

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6.3 Consents and Approvals.  Except as set forth in Section 6.3 of the Parent Disclosure Schedule, no Consents of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Offer and the Merger, except for (i) the filing with the SEC of the Offer Documents and if required to complete the Merger, the Proxy Statement (as hereinafter defined) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger and related certificates with the Delaware Secretary pursuant to the DGCL, and (iii) Consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
6.4 Broker's Fees.  Except as set forth in Section 6.4 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective officers or directors on behalf of the Parent or any of the Parent's Subsidiaries, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.
6.5 Parent Information.  The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Schedule 14 D-9, Proxy Statement, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
6.6 No Business Activities by Merger Sub.  All of the outstanding capital stock of Merger Sub is owned by Parent.  Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.
6.7 Ownership of Company Common Stock; No Other Agreements.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Offer and the Merger.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.
6.8 Acknowledgement of Parent.  Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries.  In entering into this Agreement, Parent has

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relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.
6.9 No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Section 6, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to the Parent, Parent's Subsidiaries, Merger Sub or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their respective affiliates, officers, directors, employees, agents or other representatives.  Except for the representations and warranties expressly contained in this Section 6, the Company acknowledges that neither Parent nor Merger Sub or any representative of Parent makes any other express or implied representation or warranty with respect to Company, this Agreement or the transactions contemplated by this Agreement, or with respect to any other information provided or made available to the Company or its representatives in connection with this Agreement or the transactions contemplated by this Agreement.
7.	COVENANTS RELATING TO CONDUCT OF BUSINESS
7.1 Conduct of Business of the Company Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (a) conduct its business in the ordinary course consistent with past practices and (b) maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.
7.2 Company Forbearances.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a) (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock,

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(iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of Company Options or vesting of Company Restricted Shares outstanding as of the date hereof or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except pursuant to the exercise of Company Options or vesting of Company Restricted Shares or vesting or settlement of awards under the Company Stock Plans outstanding as of the date hereof), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, in each case, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(a) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);
(b) sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets pursuant to the current factoring relationship between the Company, Cambridge Strategic Management Group, Inc. and RVA Consulting LLC with RTS Financial Service, Inc. and Cartesian Limited's factoring relationship with RBS Invoice Finance Limited of Smith House in the ordinary course of business consistent with past practice or (iv) as required by any agreement in effect on the date hereof and as set forth on Section 7.2(b) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);
(c) make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 7.2(c) of the Company Disclosure Schedule, or (ii) as otherwise permitted by this Section 7.2(c);
(d) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract, a Company Benefit Plan or a lease with respect to the Owned Real Property or Leased Real Property, except that the  Company may (i) vacate its office space at Two Financial Center, Boston and (ii) enter into a short term lease for alternative space with a fixed term of not more than 6 months;

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(e) (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(e) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), or (iii) amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;
(f) amend its Certificate of Incorporation, bylaws or similar governing documents or similar organizational documents;
(g) enter into any new material line of business outside of its existing business;
(h) repurchase, prepay or incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, in each case, except as required by any agreement in effect on the date hereof and as set forth on Section 7.2(h) of the Company Disclosure Schedule (true and correct copies of which have been delivered to Parent prior to the date of this Agreement);
(i) make or change any material Tax election or settle or compromise any Tax liability of the Company or any of its Subsidiaries;
(j) make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;
(k) effect or permit, with respect to the Company and any Subsidiary of the Company, a "plant closing" or "mass layoff", as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;
(l) except as permitted pursuant to Section 8.7, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 9.1 not being satisfied;
(m) institute, settle, or compromise any legal action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any legal action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business; or

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(n) agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 7.2.
7.3 Parent Forbearances.  Except as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):
(a) (i) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Offer or the Merger or any of the other Transactions, including withdrawing or modifying, in a manner adverse to the Company, the approval by the Parent Board of this Agreement, the Offer or the Merger;
(b) without limiting the generality of Section 7.2(b), acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Offer or the Merger or any of the other transactions contemplated hereby, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or any of the transactions contemplated by this Agreement or (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or
(c) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.3.
8.	ADDITIONAL AGREEMENTS
8.1 Proxy Statement.  In the event that a Company Shareholder Meeting is required in order to obtain the Company Required Vote and complete the Merger, as soon as reasonably practicable following the Offer Acceptance Time or the Expiration Time, as the case may be, the Company shall prepare and file the Proxy Statement of the Company (the "Proxy Statement") with the SEC. Parent, Merger Sub, and the Company will reasonably cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the Company's shareholders and at the

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time of the Company Shareholder Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall, as soon as reasonably practicable, notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendments to the Proxy Statement or for additional information.
8.2 Access to Information.
(a) Upon reasonable prior notice and subject to applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, lenders, agents and representatives (collectively "Representatives") of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. At the request of Parent, the Company shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by the Company prior to the date hereof.  Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the opinion of legal counsel, (i) violate or prejudice the rights of its customers or employees, (ii) jeopardize the attorney-client privilege of the institution in possession or control of such information, (iii) contravene, violate or breach any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (iv) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.
(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure Agreement, dated November 28, 2017, between Parent's affiliate, Blackstreet Capital Holdings, LLC and the Company (the "Confidentiality Agreement").  The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 8.2(a), and neither Parent nor Merger Sub may rely  on the accuracy of any such information, in each case other than as expressly set forth in the Company's representations and warranties contained in Section 5.

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8.3 Company Shareholder Meeting. In the event that a Company Shareholder Meeting is required in order to consummate the Merger, following the clearance of the Proxy Statement by the SEC and subject to the other provisions of this Agreement, the Company shall, as soon as reasonably practicable thereafter, (a) mail the Proxy Statement to the Company's shareholders and (b) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby and thereby, including the Merger.  Subject to Section 8.5, (i) the Company Board shall recommend a vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger and (ii) the Proxy Statement shall include the Company Recommendation.  Subject to Section 8.7, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger.  Notwithstanding any other provision hereof, the Company may postpone or adjourn the Company Shareholder Meeting: (A) with the consent of Parent; (B) for the absence of a quorum; or (C) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's shareholders prior to the Company Shareholder Meeting.
8.4 Further Actions.
(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) taking, or causing to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 9 hereof, to consummate the transactions contemplated by this Agreement; and (ii) promptly preparing, filing and providing to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, Consents, registrations, authorizations and exemptions of or from all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, Consents, registrations, authorizations and exemptions of all such third parties and Governmental Entities. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, shareholders and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary

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contained in this Agreement, if at any time after the purchase of Shares pursuant to the Offer by Merger Sub, the number of actually outstanding Shares owned by Merger Sub, together with any outstanding Shares owned by Parent and Parent's other affiliates, shall collectively represent at least 90% of the actually outstanding Shares, then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without holding a Company Shareholder Meeting.
(b) Nothing in this Section 8.4 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 8.5 or are required to take under applicable law.
8.5 Employees; Employee Benefit Plans.
(a) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the "Continuing Employees") full credit for purposes of determining eligibility and vesting (but not for purposes of any benefit accruals) under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (other than any defined benefit or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the "Parent Plans") for such Continuing Employees' service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its Subsidiaries or otherwise not subject to a limitation by the Company and its Subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time.
(b) The provisions of this Section 8.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 8.5) under or by reason of any provision of this Agreement. Nothing contained in this Section 8.5 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 8.5 (a) and Section 8.5(b), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

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8.6 Indemnification; Directors' and Officers' Insurance.
(a) From the Effective Time and for a period of six (6) years thereafter, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the "Indemnified Parties") (in such Person's capacity as such and not as shareholders of the Company or any of its Subsidiaries) to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses (as defined below) incurred in investigating, preparing to defend or investigate, defending, settling serving as a witness with respect to or otherwise participating in (including on appeal) any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses; provided, that the Surviving Company will not be liable for any settlement effected without the Surviving Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party.  Notwithstanding the foregoing, an Indemnified Party shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to Parent and Parent and the Surviving Company shall cooperate in the defense thereof; provided, that Parent shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby.  The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement by the Company Board  and the Company's shareholders and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and shall inure to the benefit of such individual's heirs, executors and personal and legal representatives.  In connection with any determination as to whether the Indemnified Parties are

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entitled to the benefits of this Section 8.6, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled.  As used in this Section 8.6(a), (A) the term "Claim" means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, or any other matter for which indemnification is permitted pursuant to Section 145 of the DGCL, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term "Expenses" means reasonable, out of pocket attorneys' fees and all other costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, settling, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 8.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.
(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of and advancement of expenses to such Indemnified Party.
(c) Without limiting any of the obligations under paragraph (a) of this Section 8.6, Parent agrees that all rights to indemnification and advancement of expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.
(d) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent's ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 8.6.
(e) As of the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company to, obtain and fully pay the premium for "discovery periods," "extended reporting periods," or other such periods however they may be named of no less than six years in duration commencing at the Effective Time ("Run-Off

39

Period") that shall provide coverage otherwise available under the Company's existing primary and excess directors and officers liability insurance policies and the Company's existing primary and excess fiduciary liability insurance policies for claims made during the Run-Off Period based on actual or alleged wrongful acts occurring prior to the Run-Off Period.
(f) The provisions of this Section 8.6 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  The obligations of Parent or the Surviving Company under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 8.6 without the consent of such affected Indemnified Party.  Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 8.6.  Parent and the Surviving Company, jointly and severally, shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 8.6.
8.7 No Solicitation.
(a) During the period beginning on the date of this Agreement and continuing until the earlier of the Offer Acceptance Time, the Effective Time and the termination of this Agreement in accordance with Section 10.1, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries' other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person that would otherwise be prohibited by this Section 8.7(a).  Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person to the effect that, subject to the provisions of this Section 8.7, the Company is ending all discussions and negotiations with such Person with respect to any Alternative Proposal, effective on and from date of this Agreement, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries.  Subject to the provisions of this Section 8.7, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the Offer Acceptance Time, the Effective Time and the Termination Date, the Company and its Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit (including by way of furnishing non-public information), initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal, (ii) furnish to any Person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiaries (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any Person, except to notify such Person as to the existence and content of the provisions of this Section 8.7, or (iv) grant any waiver, amendment or release under any standstill or

40

confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a Person to communicate an Alternative Proposal to Company Board), or anti-takeover laws.
(b) Notwithstanding anything to the contrary set forth in this Section 8.7 or elsewhere in this Agreement, until this Agreement shall have been approved by the Company Required Vote, the Company may, directly or indirectly through one or more Affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiaries to, a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied with its non-solicitation obligations under Section 8.7(a)); provided, however, that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives (which requirement may be satisfied by posting such information in the online data room established by the Company prior to the date hereof); and provided further that, prior to initiating any such action, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and provided further that prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 8.7) or negotiations with, such Person(s), (i) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (ii) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s).  In addition to the obligations of the Company and the Subsidiaries of the Company set forth in clause (ii) of this Section 8.7(b), the Company shall promptly notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal.  The Company agrees that neither the Company nor any of the Company's Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.
(c) Except as provided by Section 8.7(d), at any time after the execution of this Agreement, the Company Board shall not:
(i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent and Merger Sub (a "Company Recommendation Change");
(ii) approve or recommend any Alternative Proposal; or
(iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement

41

or other similar agreement (an "Alternative Acquisition Agreement") relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 8.7(b)) or authorize, approve or publicly recommend an Alternative Proposal or any agreement, understanding or arrangement relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 8.7(b)).
(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the this Agreement shall have been approved by the Company Required Vote the Company is then in receipt of a bona fide written Alternative Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or in connection with a Fiduciary Change, the Company Board may (i) effect a Company Recommendation Change, and/or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company, any Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 10.1(c)(ii) to enter into or consummate an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, however, that in such event under this clause (ii), the Company concurrently terminates this Agreement pursuant to Section 10.1(c)(ii) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), then the Company Board may effect a Company Recommendation Change, if and only if:
(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Alternative Proposal constitutes a Superior Proposal, or in the case of a Fiduciary Change that failure to effect a Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company; and
(ii) if the Company Board makes a Company Recommendation Change in connection with a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 10.1(c)(ii), including the payment of the Termination Fee in accordance with Section 10.2; provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least three (3) days' notice thereof, attaching the Alternative Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case the three-day period referred to herein shall be 48 hours, and (B) if, within such three-day period(or where applicable, 48-hour period), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company's Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company's notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Subsidiary of the Company has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any

42

Alternative Acquisition Agreement entered into prior to the expiration of such three-day period (or where applicable 48-hour period) to include a provision permitting such termination).
(e) The Company shall keep Parent reasonably informed regarding the matters contemplated by this Section 8.7 (including any Alternative Proposals).  Without limiting the generality of foregoing, (i) the Company shall promptly notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in the Company's intentions as previously notified, and (ii) the Company agrees that it will promptly notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the Company's intentions as previously notified.  The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.
(f) The Company Board may not make a Company Recommendation Change in connection with a Fiduciary Change unless: (i) the Company provides Parent with written information describing such Fiduciary Change in reasonable detail as soon as reasonably practicable after becoming aware of it; (ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Fiduciary Change; (iii) the Company notifies Parent in writing at least four (4) Business Days before making a Company Recommendation Change with respect to such Fiduciary Change of its intention to do so and specifies the reasons therefor; and (iv) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable law.
(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors' exercise of their fiduciary obligations to the Company's shareholders under applicable law or would constitute a violation of applicable law; provided, however, that any Company Recommendation Change must comply with this Section. It is understood and agreed that, for purposes of this Agreement (including Section 10), a factually accurate public statement by the

43

Company that describes the Company's receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Company Board, shall not constitute a Company Recommendation Change or an approval or recommendation with respect to any Alternative Proposal.
(h) Neither Parent nor Merger Sub, nor any of their respective Affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any Alternative Proposal involving the Company.
(i) As used in this Agreement:
(i) "Acceptable Confidentiality Agreement" shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not be required to restrict a Person from communicating an Alternative Proposal to the Company Board) or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.
(ii) "Alternative Proposal" shall mean any proposal, indication or offer, including any proposal, indication or offer from or to the Company's shareholders, made by any Person or group (as defined under Rule 13d-5(b) of the Exchange Act) other than Parent or its Subsidiaries and/or Affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (A) transaction or series of transactions (involving any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction with respect to the Company and/or any Subsidiary or Subsidiaries of the Company or the issuance or acquisition of shares of Company Common Stock or other equity securities of the Company whose business or businesses constitute twenty percent (20%) (in number or voting power) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (B) acquisition, license or purchase of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company's revenues or earnings on a consolidated basis are attributable or (C) acquisition of beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13d-5(b) of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) (in number or voting power) or greater economic or voting interest in the Company.
(iii) "Superior Proposal" shall mean any bona fide Alternative Proposal (except that references to "twenty percent (20%) or more" in the definition thereof will be deemed to be references to "fifty percent (50%) or more") made by any Person that is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the

44

financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement that Parent and Merger Sub propose to make in accordance with Section 8.7(d)(ii), are more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by this Agreement.
(iv) "Fiduciary Change" means the Company Board, prior to the Company Required Vote, determines it is obligated to make a Company Recommendation Change because such a change is advisable to comply with its fiduciary duties to shareholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29, 2005).
8.8 Standstill.  Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) commence a tender offer or exchange offer.
8.9 Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
8.10 Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the OTCQB Market to cause the delisting of the Company Common Stock from the OTCQB Market as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock at the completion of the Merger.
8.11	Working Capital Loan.
(a) Upon signing of this Agreement, Parent (or its designee) shall make and fund a secured loan to the Company of One Million Dollars ($1,000,000) to be used for working capital of the Company or its Subsidiaries (the "Working Capital Loan").
(b) Amounts funded under the Working Capital Loan shall bear interest at an annual rate of ten percent (10%) and shall be secured by a lien on all assets of the Company (including all direct and indirect equity interests owned by the Company) and all assets of each Subsidiary of the Company, subordinate only to Permitted Encumbrances (as defined in the Security Agreement as defined below) and the Debenture (as defined below).  The Working Capital Loan shall be subject to the other terms and conditions reflected in the Term Loan Note for Working Capital ("Working Capital Note"), the Security Agreement covering the Working Capital Note (the "Security Agreement") and the Debenture covering the Working Capital Note

45

(the "Debenture"), each of which are dated the date of this Agreement and are attached hereto as Exhibits A, B and C, respectively.
8.12 Assumption of Elutions Note and Cooperation.  Parent agrees to assume the obligation to pay any principal and accrued interest on the Elutions Note that is directed to be paid in an order of a court of competent jurisdiction rendered in a final, non-appealable judgment prior to the Offer Acceptance Time.  The Company agrees not to consent to a judgment, or to enter into a settlement, regarding payment of the Elutions Note, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company and Parent agree to reasonably cooperate in the defense of any litigation related to the Elutions Note or its payment.  Parent shall have the right (i) to designate counsel for the Company to defend any litigation related to the Elutions Note, subject to the Company's approval (which shall not be unreasonably withheld), and (ii) to consult with such counsel and the Company on such defense.
9.	CONDITIONS PRECEDENT
9.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Offer Acceptance Time.  The Offer Acceptance Time shall have occurred, it being expressly acknowledged and agreed, that neither party shall be obligated to proceed with the Merger if the Offer Acceptance Time does not occur prior to the termination of this Agreement in accordance with Section 10.
(b) Company Shareholder Approval.  This Agreement shall have been approved by the Company Required Vote.
(c) No Injunctions or Restraints; Illegality.  No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity or other Person that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger.
(d) Statutes.  No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.
10.	TERMINATION AND AMENDMENT
10.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the earlier of the Offer Acceptance Time or the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the shareholders of the Company, and whether before or after the shareholders of the Company have approved this Agreement at the Company Shareholder Meeting, as follows (the date of any such termination, the "Termination Date"):

46

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines;
(b) by either Parent or the Company:
(i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(ii) if the Effective Time shall not have occurred on or before July 31, 2018; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;
(iii) at any time after the Initial Expiration Time, if the Offer Acceptance Time has not occurred by such date; or
(iv) if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger;
(c) by the Company:
(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate; provided, however, that for purposes of this Section 10.1(c)(i)(A), no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of such section, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect, or (B) there has been a material breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to Parent and Merger Sub; or
(ii) under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 8.7 and provided the Termination Fee referenced in Section 10.2 shall have been paid by the Company to Parent.
(d) by Parent:
(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect; provided, however, that for purposes of this Section 10.1(d)(i)(A), no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of such section, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect, or (B) there has been a material breach

47

on the part of the Company of any of its covenants or agreements herein, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) business days after notice to the Company; or
(ii) if (A) the Company Board shall have failed to include the Company Recommendation in the Schedule 14 D-9 or the Proxy Statement or shall have effected a Company Recommendation Change, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement, Alternative Proposal or any Superior Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Alternative Proposal or a Superior Proposal, (C) the Company shall have failed to call the Company Shareholder Meeting in accordance with Section 8.3 or shall have failed to deliver the Proxy Statement in accordance with Section 8.1 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 8.1, or (D) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.
10.2  Effect of Termination.
(a) Notwithstanding any provision of this Agreement to the contrary, if this Agreement is validly terminated pursuant to Section 10.1(b)(i), Section 10.1(b)(ii), Section 10.1(b)(iv), Section 10.1(c)(ii) or Section 10.1(d), then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee.  "Termination Fee" shall mean an amount equal to $400,000. Such payment shall be made, concurrently with the termination of this Agreement by the Company pursuant to Section 10.1(b) or Section 10.1(c)(ii) or within two (2) business days after termination of this Agreement by Parent pursuant to Section 10.1(b) and Section 10.1(d)(ii).  For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.
(b) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 10.2, Parent's and Merger Sub's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.2, and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 10.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on

48

the amount of any unpaid fee or obligation at the publicly announced prime rate of the Wall Street Journal in effect from time to time from the date such fee or obligation was required to be paid.
(c) The parties acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  The parties acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitute liquidated damages and are not a penalty.
(d) There shall be deducted from any payments made pursuant to this Section 10.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.
(e) The party seeking to terminate this Agreement pursuant to Section 10.1 (other than Section 10.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 11.5, specifying the provision or provisions hereof pursuant to which such termination is effected.  Except as otherwise provided in this Section 10, any valid termination of this Agreement pursuant to Section 10.1 (other than Section 10.1(a)) shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i)  Sections 8.2(b), 10.2, 11.4 and 11.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.
11.	GENERAL PROVISIONS
11.1 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company's shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
11.2 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein;  provided, however, that, after receipt of the Company Required Vote, there may not be any extension or

49

waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
11.3 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
11.4 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
11.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronically transmitted by facsimile (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Parent, Merger Sub or, following the Closing, the Surviving Company, to:
Cartesian Holdings, LLC
c/o Blackstreet Capital Holdings, LLC
5425 Wisconsin Ave, Suite 701
Chevy Chase, MD 20815
Attn:  Murry N. Gunty
Telephone: (240) 223-1333
 Fax: (240) 223-1331
E-mail: mgunty@blackstreethold.com
with a copy to:
Manatt, Phelps & Phillips, LLP
1050 Connecticut Avenue, N.W., Suite 600
Washington, DC 20036
Attn: Alan Noskow
Telephone: (202) 585-6525
 Fax: (202) 637-1595
E-mail: anoskow@manatt.com
(b) if to the Company, to:
Cartesian, Inc.
7300 College Boulevard, Suite 302

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Overland Park, Kansas 66210
Attention: _____________
Facsimile: _____________
with a copy to:
Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attention: John A. Granda
Facsimile: (816) 412-1159
11.6 Interpretation; Construction.  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  Unless the context otherwise requires, "or" is not exclusive. Whenever the word "made available" is used in this Agreement, it shall be deemed to be followed by the words "in the online data room established by the Company or in emails to representatives of Parent or Merger Sub from Aaron Copeland or Matt Cusick, of Armory Securities (financial adviser to the Company) and attachments thereto." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.  This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.  All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.
11.7 Counterparts; Delivery.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement.  Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 11.5 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 11.5 hereof.  In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.  No Party shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through

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the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
11.8 Entire Agreement.  This Agreement (together with the agreements, documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.
11.9 Specific Performance.  The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 11.9 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
11.10 Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law).  Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Delaware or of the United States of America, in each case located in the County of New Castle, Delaware, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court.  Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum.  Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court.  Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

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11.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.
11.12 Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
11.13 Publicity.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the OTCQB Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.
11.14 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except for (a) the provisions of Section 8.5 and Section 8.6 at the Effective Time, (b) the right of the Company's shareholders to receive the Merger Consideration at the Effective Time as required by this Agreement, (c) the right of the holders of Company Options to receive the Merger Consideration at the Effective Time, and (d) the rights of the Company's

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shareholders to pursue claims for damages and other relief, including equitable relief, for Parent's or Merger Sub's willful breach of this Agreement (provided, that the rights granted pursuant to this clause shall be enforceable on behalf of the shareholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[Remainder of Page Left Blank Intentionally]
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

CARTESIAN, INC.

By:	/s/ Donald J. Tringali
Name Donald J. Tringali
Title Executive Chairman

CARTESIAN HOLDINGS, LLC

By:	/s/ Murry N. Gunty
Name Murry N. Gunty
Title Chief Executive Officer

CARTESIAN HOLDINGS, INC.

By:	/s/ Murry N. Gunty
Name Murry N. Gunty
Title President

[Signature Page to Agreement and Plan of Merger]

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ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached (the "Agreement").
(1) Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for purchase, or, subject to the rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received), represent one more than 50% of the sum of (i) the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options) (such condition, the "Minimum Condition").
(2) In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 ( c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for purchase) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:
(a) the Agreement shall have been terminated in accordance with its terms;
(b) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits, or issued a final and nonappealable order, or taken any other action, that is in effect and permanently restrains, enjoins or otherwise prohibits, in each case, the consummation of the Offer, the Merger or the other transactions contemplated by the Agreement;
(c) (i)  other than representations set forth in clauses (ii), (iii) and (iv) below, the representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the representation and warranty of the Company set forth in Section 5.8 (Absence of Certain Changes or Events) shall not have been true and correct of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 5.2 (Capitalization) and Section 5.3 (Authority; No Violation) shall not have been true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except for de minimis inaccuracies; and (iv) the representations and warranties set forth in Section 5.1 (Corporation Organization) and Section 5.7 (Broker's Fees) shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date);
(d) the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the Expiration Date;
(e) the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)( c) and (2)( d) have been satisfied as of immediately prior to the Expiration Date; or
(f) since the date of the Agreement, there shall have occurred and be continuing any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company's sole discretion, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger

Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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Company Disclosure Schedule
The Company Disclosure Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Cartesian, Inc. hereby undertakes to furnish supplemental copies of the Company Disclosure Schedule upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any portion of the omitted Company Disclosure Schedule.

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EXHIBIT A

TERM LOAN NOTE FOR WORKING CAPITAL

$1,000,000.00	March 21, 2018

This Term Loan Note for Working Capital of Borrower (this "Working Capital Note") is being issued pursuant to Section 8.11(a) of that certain Agreement and Plan of Merger, among Borrower, Cartesian Holdings, LLC and Cartesian Holdings, Inc., dated the date hereof (the "Merger Agreement").  Initially capitalized terms shall have the meanings ascribed to them in the Merger Agreement unless otherwise defined in this Working Capital Note.
FOR VALUE RECEIVED, the undersigned, CARTESIAN, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of Auto Cash Financing, Inc., a Delaware corporation ("Lender," which term shall include any subsequent holder or transferee of this Working Capital Note), at Lender's office c/o Blackstreet Capital Holdings, LLC, 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815, in lawful money of the United States, on the dates hereinafter provided, the principal sum of up to ONE MILLION AND NO/100 DOLLARS AND NO CENTS ($1,000,000.00) or, if less, the aggregate unpaid amount of all advances of Lender made to Borrower, together with interest on the principal amount outstanding hereunder from time to time, from the date hereof to and including the date such principal sum is paid in full, at the Applicable Annual Rate.  Advances under this Working Capital Note shall be made as specified in Section 8.11(a) of the Merger Agreement.  As used herein, the term "Applicable Annual Rate" shall mean a rate per annum equal to ten percent (10%).  Such principal and interest shall be due and payable as follows:
(i) Principal.  Unless sooner accelerated pursuant to the terms hereof, the entire outstanding principal amount of this Working Capital Note (together with any and all other amounts then owing pursuant to or in connection with this Working Capital Note, including, without limitation, all accrued and unpaid interest) shall be due and payable in full on the earlier of (a) the Closing Date, (b) the date the Merger Agreement is terminated in accordance with its terms, or (c) September 30, 2018 (the "Maturity Date").
(ii) Interest.  In addition to the payment of principal set forth above, interest on this Working Capital Note shall be due and payable in arrears on the first day of each calendar month beginning May 1, 2018.  Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.
Amounts borrowed under this Working Capital Note, once repaid, may not be re-borrowed.
If Borrower shall fail to pay any principal of or interest on this Working Capital Note when due, such unpaid amount shall bear interest, payable on demand, at the Applicable Annual Rate plus five percent (5%) per annum. In addition, for each calendar month that Borrower fails to pay any principal of or interest on this Working Capital Note after September 30, 2018, Borrower shall issue to Lender warrants to purchase shares of Common Stock of the Company, at an exercise price of $0.01 per share, with the number of such shares being equal to one percent
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(1%) of the fully diluted Common Stock of the Company as of the date of such determination; provided, however, that the aggregate warrants issuable by Borrower to Lender hereunder shall in no event exceed ten percent (10%).
The payment and performance of any and all obligations under this Working Capital Note are secured by a perfected security interest in the Collateral (as defined in the Security Agreement and the Debenture, as applicable), subject to the Permitted Encumbrances (as defined in the Security Agreement) and the limitations set forth in Section 3(d) of the Security Agreement.
Notwithstanding anything to the contrary contained herein, in no event shall the total of all charges payable under this Working Capital Note, which are or could be held to be in the nature of interest, exceed the maximum rate permitted to be charged under applicable law.  Should the Lender receive any payment which is or would be in excess of that permitted to be charged under any such applicable usury law, such payment shall have been, and shall be deemed to have been, made in error and shall automatically be applied to reduce the principal balance outstanding on this Working Capital Note or refunded if such principal has already been paid in full.
If any payment of this Working Capital Note becomes due and payable on a Saturday, Sunday, or business holiday in the State of Delaware, the maturity thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the rate herein specified during such extension.
Except as otherwise provided in this Working Capital Note, this Working Capital Note may be prepaid in whole at any time or from time to time in part, with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty.
All payments hereunder shall be applied first to the payment of interest accrued and unpaid, then to the repayment of principal outstanding and unpaid.
If (i) Borrower fails to pay any of its obligations under this Working Capital Note when due hereunder and such failure is not cured within three (3) business days thereafter; (ii) Borrower shall (a) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (b) commence any case, proceeding, or other action seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or (c) make a general assignment for the benefit of its creditors; (iii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (ii) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged, or unbonded for a period of ninety (90) days; (iv) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been
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vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (v) the failure of the Offer Acceptance Time to occur prior to the termination of the Merger Agreement in accordance with Section 10 thereof;
then, upon two (2) days' notice of such occurrence by Lender to Borrower, Lender hereof may declare the outstanding unpaid principal balance and all accrued and unpaid interest hereof immediately due and payable and Borrower shall, subject to the restrictions and limitations contained herein, immediately pay to Lender all such amounts, with interest accrued but unpaid thereon to the date of payment in full at the applicable rate provided herein.
Notwithstanding anything to the contrary herein, in the event of any termination of the Merger Agreement arising from the failure of the Offer Acceptance Time to occur by the Initial Expiration Time, Borrower (i) shall not be required to pay the outstanding unpaid principal balance and all accrued and unpaid interest hereof until the earlier of (a) 120 days following termination of the Merger Agreement and (b) September 30, 2018, and (ii) agrees to pay to Lender an extension fee in cash equal the sum of $250,000 and all out-of-pocket fees and expenses (including reasonable and customary fees, expenses and disbursements of counsel for Lender and Lender's representative) incurred by Lender and its representatives including, but not limited to, Blackstreet Capital Holdings, LLC in connection with the preparation, negotiation, and administration of the Merger Agreement (collectively, the "Extension Fee"); provided, however, that if a Termination Fee has been paid under the Merger Agreement to Parent, or a Person designated in writing by Parent, such payment shall offset the Extension Fee on a dollar for dollar basis.
Without limiting the foregoing paragraph, Borrower agrees to pay all out-of-pocket fees and expenses incurred by Lender and its representatives including, but not limited to, Blackstreet Capital Holdings, LLC (including reasonable and customary fees, expenses and disbursements of counsel for Lender and Lender's representative) for all collection of this Working Capital Note, court costs, and reasonable attorney fees and disbursements (whether or not litigation is commenced) that may be incurred in connection with the collection or enforcement of this Working Capital Note.
Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Working Capital Note, and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, whether suit be brought or not.  No alteration, amendment or waiver of any provision of this Working Capital Note made by agreement of Lender and any other person or party shall constitute a waiver of any other term hereof, or otherwise release or discharge the liability of Borrower under this Working Capital Note.  This Working Capital Note may not be changed or terminated orally.
Time is of the essence as to all dates set forth herein.
This Working Capital Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.
[SIGNATURE FOLLOWS ON NEXT PAGE]
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In witness hereof, this Working Capital Note has been executed and delivered as of the 21st day of March, 2018 and effective as of the date first written above.

CARTESIAN, INC.

By:
Name
Title

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EXHIBIT B

SECURITY AGREEMENT
THIS SECURITY AGREEMENT (this "Security Agreement"), effective as of March 21, 2018 (the "Effective Date"), by and among Cartesian, Inc., a Delaware corporation ("Borrower"), each of Borrower's Subsidiaries identified on the signature pages hereof (together with Borrower, individually and collectively "Grantor") and Auto Cash Financing, Inc., a Delaware corporation (the "Secured Party").
W I T N E S S E T H:
WHEREAS, this Security Agreement is being entered into pursuant to Section 8.11 of that certain Agreement and Plan of Merger, among Borrower, Cartesian Holdings, LLC and Cartesian Holdings, Inc., dated the date hereof (the "Merger Agreement"), which provides that Secured Party shall extend a term loan financing to Borrower and, in connection therewith, Borrower and Secured Party have executed and delivered that certain Term Loan Note, to be used for working capital, from Borrower to Secured Party, effective as of March 21, 2018, in the stated principal amount of One Million Dollars and No Cents ($1,000,000.00) (as the same may be amended, restated, modified, increased or extended from time to time, the "Working Capital Note");
WHEREAS, in order to induce Secured Party to extend such term loan financings to Borrower and enter into the Working Capital Note, Grantor has agreed to grant to Secured Party a continuing security interest in and lien upon the Collateral (as hereinafter defined) to secure the Obligations (as defined in Annex A attached hereto and incorporated herein by reference);
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINED TERMS.
(a) All capitalized terms used but not otherwise defined herein have the meanings given to them as set forth in Annex A hereto.  All other terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code enacted and in effect in the State of Delaware (the "UCC") to the extent the same are used or defined therein.
(b) "Uniform Commercial Code jurisdiction" means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2017-2018 Edition Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

2. GRANT OF LIEN.
(a) To secure the prompt and complete payment, performance and observance of all of the Obligations, Grantor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party, subject to the Permitted Encumbrances, a continuing security interest in and lien upon all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of Grantor (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, Grantor, and regardless of where located (all of which being hereinafter collectively referred to as the "Collateral"), including but not limited to the following:
(i)                all Accounts;
(ii)               all Chattel Paper;
(iii)              all Documents;
(iv)              all Intellectual Property;
(v)               all General Intangibles (including payment intangibles and Software);
(vi)              all Goods (including Inventory, Equipment and Fixtures);
(vii)             all Instruments;
(viii)            all Investment Property;
(ix)               all Deposit Accounts, of Grantor, including all depository accounts and all other bank accounts and all deposits therein;
(x)                all money, cash or cash equivalents of Grantor;
(xi)               all Supporting Obligations and Letter-of-Credit Rights of Grantor;
(xii)              all commercial tort claims; and
(xiii)             to the extent not otherwise included, all Proceeds, tort claims, insurance claims and all other rights to payment not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.
(b) In addition, to secure the prompt and complete payment, performance and observance of the Obligations and in order to induce Secured Party as aforesaid, Grantor hereby grants to Secured Party a right of set-off against the property of Grantor held by Secured Party, consisting of property described above in Section 2(a) now or hereafter in

2

the possession or custody of or in transit to Secured Party, for any purpose, including safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power.
(c) Notwithstanding anything to the contrary herein, in no event shall "Collateral" be deemed to include any assets pledged by Cartesian, Inc. to Elutions Capital Ventures S.a. r.l  pursuant to that certain Security Agreement, by and between Cartesian, Inc.(fka The Management Network Group, Inc.) and Elutions Capital Ventures S.a. r.l, dated March 17, 2014.
3. SECURED PARTY'S RIGHTS; LIMITATIONS ON SECURED PARTY'S OBLIGATIONS.
(a) It is expressly agreed by Grantor that, anything herein to the contrary notwithstanding, Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Secured Party shall have no obligation or liability under any contract or license by reason of or arising out of this Security Agreement or the granting herein of a lien thereon or the receipt by Secured Party of any payment relating to any contract or license pursuant hereto.  No Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by such Secured Party or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to such Secured Party or to which such Secured Party may be entitled at any time or times.
(b) Subject to Section 3(d), Secured Party may at any time after an Event of Default has occurred and is continuing without prior notice to Grantor, notify Account Debtors and other Persons obligated on the Collateral that Secured Party has a security interest therein, and that payments shall be made directly to Secured Party.  Upon the request of Secured Party, and so long as an Event of Default exists, Grantor shall so notify Account Debtors and other Persons obligated on Collateral.  Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral and so long as any Event of Default exists, Grantor shall not give any contrary instructions to such Account Debtor or other Person without Secured Party's prior written consent.
(c) So long as an Event of Default exists, Secured Party may at any time in such Secured Party's own name, in the name of a nominee of Secured Party or in the name of Grantor communicate (by mail, telephone, facsimile or otherwise) with Account Debtors, parties to contracts and obligors in respect of Instruments to verify with such Persons, to such Secured Party's satisfaction, the existence, amount terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper and/or payment intangibles.

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4. REPRESENTATIONS AND WARRANTIES.  Grantor represents and warrants that:
(a) Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a lien hereunder free and clear of any and all liens other than Permitted Encumbrances.
(b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by Grantor in favor of Secured Party pursuant to this Security Agreement, and (ii) in connection with any other Permitted Encumbrances.
(c) This Security Agreement is effective to create a valid and continuing lien on and, upon the filing of appropriate financing statements in the filing jurisdictions listed on Schedule I hereto, a perfected lien in favor of Secured Party on the Collateral with respect to which a lien may be perfected by filing pursuant to the UCC.  Such lien is prior to all other liens, except Permitted Encumbrances, and is enforceable as such as against any and all creditors of Grantor (other than Secured Party and lessees of Inventory in the ordinary course of business).  All action by Grantor necessary or desirable to protect and perfect such lien on each item of the Collateral has been duly taken.
(d) So long as an Event of Default exists, Grantor will take all actions necessary or reasonably desirable to protect and perfect the lien of Secured Party on all Instruments, Letter of Credit Rights and Chattel Paper (including the delivery of all originals thereof to Secured Party and the legending of all Chattel Paper as required hereunder).  The lien of Secured Party on all Instruments, Letter of Credit Rights and Chattel Paper of Grantor is prior to all other liens, except Permitted Encumbrances, and is enforceable as such against any and all creditors of Grantor.
(e) Grantor's name as it appears in official filings in the state of its incorporation or organization, as applicable, the type of entity of Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued, Grantor's state of organization or incorporation, the location of Grantor's chief executive office, principal place of business, offices, all warehouses and premises where Collateral is stored or located, and the locations of its books and records concerning the Collateral are set forth on Schedule II hereto.  Each Grantor has only one state of incorporation or organization.
(f) With respect to Accounts  (i) in the case of accounts as defined in the UCC, they represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of Grantor's business and are not evidenced by a judgment, Instrument or Chattel Paper; (ii) to Grantor's Knowledge, there are no setoffs, claims or disputes existing or asserted with respect to Accounts existing on the Effective Date and Grantor has not made any agreement with any Account Debtor for any

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extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by Grantor in the ordinary course of its business for prompt payment and disclosed to Secured Party; (iii) to Grantor's Knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on Grantor's books and records and any invoices and statements delivered to Secured Party with respect thereto; (iv) Grantor has not received any notice of proceedings or actions which are threatened or pending against any Account Debtor which might result in any adverse change in such Account Debtor's financial condition; and (v) to Grantor's Knowledge, no Account Debtor with respect to any Accounts existing on the Effective Date is unable generally to pay its debts as they become due.  Further with respect to the Accounts (x) the amounts shown on such records and all invoices and statements which may be delivered to Secured Party with respect thereto are actually and absolutely owing to Grantor as indicated thereon and are not in any way contingent; and (y) to Grantor's Knowledge, all Account Debtors have the capacity to contract.
(g) With respect to any Inventory owned by Grantor, (i) such Inventory is located at one of Grantor's locations set forth on Schedule II hereto, except for Inventory in transit in the ordinary course of business, (ii) no Inventory is now, or shall at any time or times hereafter be (except as otherwise permitted under Section 5(g)), stored at any other location without Secured Party's prior consent, and if Secured Party gives such consent, Grantor will concurrently therewith obtain, if requested by Secured Party, customary agreements or waivers from any bailee, landlord or mortgagee, (iii) Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any lien or security interest or document whatsoever except for the lien granted to Secured Party and except for Permitted Encumbrances, (iv) such Inventory is of good and merchantable quality, free from any material defects, (v) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition, and (vi) the completion of manufacture, sale or other disposition of such Inventory by Secured Party following an Event of Default (for so long as such Event of Default is continuing) shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which Grantor is a party or to which such property is subject.
(h) This Security Agreement is effective to create a valid and continuing lien on and perfected security interests in favor of Secured Party in Grantor's Intellectual Property and such perfected security interests are enforceable as such as against any and all creditors of Grantor.  Upon filing of this Security Agreement with the United States Copyright Office and the United States Patent and Trademark Office and the filing of appropriate financing statements listed on Schedule I hereto, all action necessary or desirable to protect and perfect Secured Party's lien on Grantor's Intellectual Property shall have been duly taken.

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5. COVENANTS.  Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Termination Date:
(a) Further Assurances; Pledge of Instruments; Chattel Paper.
(i)         At any time and from time to time, upon the written request of Secured Party and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Secured Party may deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including (A) using commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Secured Party of any license or contract held by Grantor and to enforce the security interests granted hereunder; and (B) filing any financing or continuation statements under the UCC with respect to the liens granted hereunder or under any other agreement relating to the Working Capital Note or this Security Agreement as to those jurisdictions that are not Uniform Commercial Code jurisdictions.
(ii)        Unless Secured Party shall otherwise consent in writing (which consent may be revoked), Grantor shall deliver to Secured Party all Collateral consisting of negotiable Documents, certificated securities, Chattel Paper and Instruments (in each case, accompanied by stock powers, unit powers, allonges or other instruments of transfer executed in blank) promptly after Grantor receives the same.
(iii)       From and after the occurrence of an Event of Default (for so long as such Event of Default is continuing) and upon the request of Secured Party, Grantor shall obtain or use its commercially reasonable best efforts to obtain collateral assignments of leases and/or waivers or subordinations of liens from landlords and mortgagees, and Grantor shall in all instances obtain signed acknowledgements of Secured Party's liens from bailees having possession of Grantor's Goods that they hold for the benefit of Secured Party.
(iv)       From and after the occurrence of an Event of Default (for so long as such Event of Default is continuing) and upon the request of Secured Party, Grantor shall obtain authenticated agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Grantor, which agreement shall grant to Secured Party "control" over such financial assets or commodities for purposes of Section 9.106 of the UCC.
(v)        From and after the occurrence of an Event of Default (for so long as such Event of Default is continuing) and upon the request of Secured Party, Grantor shall obtain a blocked account, lockbox or similar agreement with each bank or financial institution holding a Deposit Account for Grantor, which

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agreement shall grant to Secured Party "control" over such Deposit Account and the monies contained therein for purposes of Section 9.104 of the UCC.
(vi)       If Grantor is or becomes the beneficiary of a letter of credit, Grantor shall promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify Secured Party thereof and enter into a tri‑party agreement with Secured Party and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to Secured Party, all in form and substance reasonably satisfactory to Secured Party.
(vii)      Grantor shall take all steps necessary to grant Secured Party control of all electronic chattel paper in accordance with the UCC and all "transferable records" as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.
(viii)     Grantor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  Grantor agrees to furnish any such information to Secured Party promptly upon request.  Grantor also ratifies its authorization for Secured Party to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
(ix)       Grantor shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify Secured Party of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Secured Party, Grantor shall enter into a supplement to this Security Agreement, granting to Secured Party a lien in such commercial tort claim.
(b) Maintenance of Records.  Grantor shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Grantor shall mark its books and records pertaining to the Collateral to evidence this Security Agreement and the liens granted hereby.

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(c) Covenants Regarding Intellectual Property Collateral.
(i)         Grantor shall notify Secured Party immediately if it knows or has reason to know that any application or registration relating to any material Intellectual Property (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding Grantor's ownership of any material Intellectual Property, its right to register the same, or to keep and maintain the same.
(ii)        In no event shall Grantor, either directly or through any agent, employee, licensee or designee, file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Secured Party prior written notice thereof, and, upon request of Secured Party, Grantor shall execute and deliver any and all Security Agreements as Secured Party may request to evidence Secured Party's lien on such Intellectual Property, and the General Intangibles of Grantor relating thereto or represented thereby.
(iii)       Grantor shall take all actions necessary or requested by either Secured Party to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of any Intellectual Property (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings, unless Grantor shall determine that such Intellectual Property is not material to the conduct of its business.
(iv)       In the event that any Intellectual Property Collateral is infringed upon, or misappropriated or diluted by a third party, Grantor shall comply with Section 5(a)(ix) of this Security Agreement.  Grantor shall, unless it shall reasonably determine that such Intellectual Property Collateral is not material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as Secured Party shall deem appropriate under the circumstances to protect such Intellectual Property Collateral.
(d) Indemnification.  In any suit, proceeding or action brought by Secured Party relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, Grantor will save, indemnify and keep Secured Party harmless from and against all expense (including reasonable attorneys' fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time

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owing to, or in favor of, such obligor or its successors from Grantor, except in the case of Secured Party, to the extent such expense, loss, or damage is attributable to the gross negligence or willful misconduct of Secured Party as finally determined by a court of competent jurisdiction.  All such obligations of Grantor shall be and remain enforceable against and only against Grantor and shall not be enforceable against Secured Party.
(e) Compliance with Terms of Accounts, etc.  In all material respects, Grantor will perform and comply with all obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral.
(f) Limitation on Liens on Collateral.  Grantor will not create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any lien on the Collateral except Permitted Encumbrances or liens that would otherwise be subordinate to the liens of Secured Party hereunder and to which Secured Party has provided prior written consent (such consent not to be unreasonably withheld), and will defend the right, title and interest of Secured Party in and to any of Grantor's rights under the Collateral against the claims and demands of all Persons whomsoever.
(g) Limitations on Disposition.  Grantor will not sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, in each case except for (i) the sale, lease or licensing of Inventory or Intellectual Property in the ordinary course of business, (ii) the disposition of obsolete goods in the ordinary course of business, (iii) the sale or transfer of all or substantially all of the assets of any Grantor as part of any asset sale, consolidation, conversion, exchange, merger, or similar transaction, or (iv) as otherwise contemplated by the factoring arrangements referenced in the definition of Permitted Encumbrance (or any replacement factoring arrangements).
(h) Further Identification of Collateral.  Grantor will, if so requested by Secured Party, furnish to Secured Party, as often as Secured Party reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in such reasonable detail as Secured Party may specify.
(i) Notices.  Grantor will advise Secured Party promptly, in reasonable detail, (i) of any lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a material adverse effect on the aggregate value of the Collateral or on the liens created hereunder or under the Working Capital Note.
(j) Reincorporation.  Grantor shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without giving Secured Party reasonable prior written notice thereof.
(k) Terminations; Amendments Not Authorized.  Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement

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with respect to any financing statement without the prior written consent of Secured Party and agrees that it will not do so without the prior written consent of Secured Party, subject to Grantor's rights under Section 9-509(d)(2) of the UCC.
6. SECURED PARTY'S APPOINTMENT AS ATTORNEY-IN-FACT.  On the Effective Date, Grantor shall execute and deliver to Secured Party a power of attorney (the "Power of Attorney") substantially in the form attached hereto as Exhibit A.  The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Termination Date.  The powers conferred on Secured Party under the Power of Attorney are solely to protect Secured Party's interests in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers.  Secured Party agrees that (a) except for the powers granted in clause (h) of the Power of Attorney, Secured Party shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, and (b) Secured Party shall account for any moneys received by Secured Party in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney provided that Secured Party shall have no duty as to any Collateral, and Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.  NONE OF SECURED PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
7. REMEDIES; RIGHTS UPON DEFAULT.
(a) In addition to all other rights and remedies granted to it under this Security Agreement, the Working Capital Note and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, Secured Party may exercise all rights and remedies of a secured party under the UCC.  Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving Grantor or any other Person notice and opportunity for a hearing on Secured Party's claim or action, and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future

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delivery without assumption of any credit risk.  Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases.  Such sales may be adjourned and continued from time to time with or without notice.  Secured Party shall have the right to conduct such sales on Grantor's premises or elsewhere and shall have the right to use Grantor's premises without charge for such time or times as Secured Party deems necessary or advisable.
If any Event of Default shall have occurred and be continuing, Grantor further agrees, at Secured Party's request, to assemble the Collateral and make it available to Secured Party at a place or places designated by Secured Party which are reasonably convenient to Secured Party and Grantor, whether at Grantor's premises or elsewhere.  Until Secured Party is able to effect a sale, lease, or other disposition of Collateral, Secured Party shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Secured Party.  Secured Party shall not have any obligation to Grantor to maintain or preserve the rights of Grantor as against third parties with respect to Collateral while Collateral is in the possession of Secured Party.  Secured Party may, if it so elects at any time an Event of Default exists, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Secured Party's remedies with respect to such appointment without prior notice or hearing as to such appointment.  Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations then due under the Working Capital Note, and only after so paying over such net proceeds, and after the payment by Secured Party of any other amount required by any provision of law, need Secured Party account for the surplus, if any, to Grantor.  To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Secured Party as finally determined by a court of competent jurisdiction.  Grantor agrees that ten (10) days prior notice by Secured Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters.  Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys' fees and other expenses incurred by Secured Party to collect such deficiency.
(b) Except as otherwise specifically provided herein, Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
(c) To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Grantor acknowledges and agrees that it is not commercially unreasonable for Secured Party (i) to fail to incur expenses reasonably deemed significant by Secured Party to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods

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or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral.  Grantor acknowledges that the purpose of this Section 7(c) is to provide non-exhaustive indications of what actions or omissions by Secured Party would not be commercially unreasonable in the Secured Party's exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7(c).  Without limitation upon the foregoing, nothing contained in this Section 7(c) shall be construed to grant any rights to Grantor or to impose any duties on Secured Party that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7(c).
(d) Secured Party shall not be required to make any demand upon, or pursue or exhaust any of its rights or remedies against, Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof.  Secured Party shall not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its rights hereunder or under the Working Capital Note shall be cumulative.  To the extent it may lawfully do so, Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.

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8. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY.  For the purpose of enabling Secured Party to exercise rights and remedies under Section 7 hereof (including, without limiting the terms of Section 7 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Secured Party shall be lawfully entitled to exercise such rights and remedies, Grantor hereby grants to Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  For the avoidance of doubt, it is agreed that Secured Party's shall have the rights specified in this Section 8 only if an Event of Default exists.
9. LIMITATION ON SECURED PARTY'S DUTY IN RESPECT OF COLLATERAL.  Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.  Secured Party shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.
10. REINSTATEMENT.  This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
11. NOTICES.  Except as otherwise provided herein, all notices or demands by Grantor or Secured Party to the other relating to this Security Agreement, the Working Capital Note or any other agreements executed in connection herewith, shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Grantor or Secured Party, as applicable, may designate to each other in accordance herewith), to Grantor or Secured Party, as the case may be, at its address set forth below:

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If to Grantor:	c/o CARTESIAN, INC. 7300 College Boulevard, Suite 302 Overland Park, Kansas 66210 Attn: __________
If to Secured Party:	AUTO CASH FINANCING, INC. c/o Blackstreet Capital Holdings, LLC 5425 Wisconsin Avenue, Suite 701 Chevy Chase, Maryland 20815 Attn: Murry N. Gunty
12. SEVERABILITY.  Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.  This Security Agreement is to be read, construed and applied together with the Working Capital Note and any other agreements executed in connection therewith, which, taken together, set forth the complete understanding and agreement of Secured Party and Grantor with respect to the matters referred to herein and therein.
13. NO WAIVER; CUMULATIVE REMEDIES.  Secured Party shall not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Secured Party and then only to the extent therein set forth.  A waiver by Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Secured Party would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Secured Party and Grantor.
14. LIMITATION BY LAW.  All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
15. TERMINATION OF THIS SECURITY AGREEMENT.  Subject to Section 10 hereof, this Security Agreement shall terminate upon the Termination Date.

14

16. SUCCESSORS AND ASSIGNS.  This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor (including any debtor-in-possession on behalf of Grantor) and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns.  No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to Secured Party hereunder.   Grantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement.
17. COUNTERPARTS.  This Security Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement.  The Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by Secured Party, electronic means, all of which shall be equally valid.
18. GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, EXCLUDING THAT BODY OF LAW RELATED TO CONFLICTS OF LAWS.  BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, GRANTOR AND EACH SECURED PARTY SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE COURT OR FEDERAL COURT HAVING JURISDICTION OVER DELAWARE IN ANY SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.  EACH OF GRANTOR AND SECURED PARTY HEREBY EXPRESSLY AND IRREVOCABLY (A) SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION, OR PROCEEDING, HEREBY WAIVING PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, (B) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION SUCH PARTY MAY HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, (C) HEREBY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION, OR PROCEEDING, AND (D) FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT OR TRIBUNAL WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
19. WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GRANTOR AND SECURED PARTY HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, THE WORKING CAPITAL NOTE OR ANY DOCUMENTS ENTERED INTO IN

15

CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.
20. SECTION TITLES.  The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
21. NO STRICT CONSTRUCTION.  The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

16

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the ____ day of March, 2018 and to be effective as of the Effective Date.
GRANTOR:

CARTESIAN, INC.

By:
Name
Title

SUBSIDIARIES:

CAMBRIDGE STRATEGIC MANAGEMENT
GROUP, INC.

By:
Name
Title

TWG CONSULTING, INC.

By:
Name
Title

17

RVA CONSULTING LLC

By:
Name
Title

TMNG MARKETING LLC

By:
Name
Title

TMNG TECHNOLOGIES, INC.

By:
Name
Title

TMNG.COM, INC.

By:
Name
Title

SECURED PARTY:

AUTO CASH FINANCING, INC.

By:
Name: David A. Hartman
Title: President

SCHEDULE I
to
SECURITY AGREEMENT

FILING JURISDICTIONS
Secretary of State of Delaware

Secretary of State of Kansas

Secretary of State of New Jersey

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  Cartesian, Inc.
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): corporation
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 3089462
IV.	State or Incorporation or Organization of Grantor: Delaware
V.	Chief Executive Office and principal place of business of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VI.	Corporate Offices of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  Cambridge Strategic Management Group, Inc.
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): corporation
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 3480907
IV.	State or Incorporation or Organization of Grantor: Delaware
V.	Chief Executive Office and principal place of business of Grantor: Two Financial Center, 60 South St., Suite 820, Boston, MA 02111
VI.	Corporate Offices of Grantor: Two Financial Center, 60 South St., Suite 820, Boston, MA 02111
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  TWG Consulting, Inc.
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): corporation
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 2017150
IV.	State or Incorporation or Organization of Grantor: Kansas
V.	Chief Executive Office and principal place of business of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VI.	Corporate Offices of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  RVA Consulting LLC
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): limited liability company
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 0600175253
IV.	State or Incorporation or Organization of Grantor: New Jersey
V.	Chief Executive Office and principal place of business of Grantor: 400 Atrium Drive, 1st Floor, Somerset, NJ 08873
VI.	Corporate Offices of Grantor: 400 Atrium Drive, 1st Floor, Somerset, NJ 08873
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  TMNG Marketing LLC
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): limited liability company
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 4376786
IV.	State or Incorporation or Organization of Grantor: Kansas
V.	Chief Executive Office and principal place of business of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VI.	Corporate Offices of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  TMNG Technologies, Inc.
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): corporation
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 3429729
IV.	State or Incorporation or Organization of Grantor: Delaware
V.	Chief Executive Office and principal place of business of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VI.	Corporate Offices of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

SCHEDULE II
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING GRANTOR'S COLLATERAL
I. Grantor's official name:  TMNG.com, Inc.
II.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company): corporation
III.	Organizational identification number issued by Grantor's state of incorporation or organization or a statement that no such number has been issued: 3054296
IV.	State or Incorporation or Organization of Grantor: Delaware
V.	Chief Executive Office and principal place of business of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VI.	Corporate Offices of Grantor: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210
VII.	Warehouses: None
VIII.	Other Premises at which Collateral is Stored or Located: None
IX.	Locations of Records Concerning Collateral: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210

EXHIBIT A

Power of Attorney1

This Power of Attorney is executed and delivered by [_______________] ("Grantor"), to AUTO CASH FINANCING, INC., a Delaware corporation ("Attorney"), for the benefit of Attorney pursuant to that certain Security Agreement, effective as of March 21, 2018, (the "Effective Date") by and between Grantor, Attorney and the other grantor parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement").  No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocable waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney.  The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Grantor without Attorney's written consent, but shall automatically expire without further action on any person's part on the Termination Date.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as Grantor's true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time in Attorney's discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Security Agreement and, without limiting the generality of the foregoing, Grantor hereby grants to Attorney the power and right, on behalf of Grantor, without notice to or assent by Grantor, and at any time, to do the following:  (a) change the mailing address of Grantor, open a post office box on behalf of Grantor, open mail for Grantor, and ask, demand, collect, give acquittances and receipts for, take possession of, endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any property of Grantor; (b) effect any repairs to any asset of Grantor, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, liens, security interests, or other encumbrances levied or placed on or threatened against Grantor or its property; (d) defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that Grantor is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to

1 Note to Draft: To be executed by each Grantor.

Grantor whenever payable and to enforce any other right in respect of Grantor's property; (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney's request, the following reports:  (1) a reconciliation of all accounts, (2) an aging of all accounts, (3) trial balances, (4) test verifications of such accounts as Attorney may request, and (5) the results of each physical verification of inventory; (g) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts and other matters relating thereto; (h) to file such financing statements with respect to the Security Agreement, with or without Grantor's signature, or to file a photocopy of the Security Agreement in substitution for a financing statement, as Secured Party may deem appropriate and to execute in Grantor's name such financing statements and amendments thereto and continuation statements which may require Grantor's signature; and (i) execute, in connection with any sale provided for in the Security Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to otherwise direct such sale or resale, all as though Attorney were the absolute owner of the property of Grantor for all purposes, and to do, at Attorney's option and Grantor's expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon Grantor's property or assets and Attorney's liens thereon, all as fully and effectively as Grantor might do.  Grantor hereby ratifies, to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof.
Notwithstanding anything herein to the contrary, and in accordance with Section 6 of the Security Agreement, Attorney shall not exercise any power or right under this Power of Attorney (except for the powers granted in clause (h) above) unless an Event of Default, as referred to in the Security Agreement, shall have occurred and is continuing.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor this ___ day of [______], 2018 and to be effective as of the Effective Date.

[__________________________]

By:
Name
Title

NOTARY PUBLIC CERTIFICATE
On this ____ day of [______], 2018, [___________] who is personally known to me appeared before me in his capacity as the [___________] of [___________], a [___________]  ("Grantor"), and executed on behalf of Grantor the Power of Attorney in favor of AUTO CASH FINANCING, INC., a Delaware corporation, to which this Certificate is attached.

Notary Public

My commission expires:

ANNEX A
"Account" means any "account" as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Grantor.
"Business Day" means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of Delaware.
"Deposit Account" means the account number(s) on attachment A of this Annex A.
"Event of Default" means a default hereunder or under this Working Capital Note, upon the occurrence of which Secured Party may declare, among other things, the outstanding unpaid principal balance of the Working Capital Note immediately due and payable.
"Grantor's Knowledge" and similar references to a Grantor's knowledge shall have the same meaning as "Knowledge of the Company" as defined in the Merger Agreement.
"Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names, copyrights, source code, design rights, outbound license agreements for the use of Grantor's copyrights, patents and trademarks, in each case, used in or necessary for the conduct of the business of Grantor as currently conducted that are material to the financial condition, business or operations of Grantor, and any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement.
"Inventory" means all "inventory" as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Grantor's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
"Investment Property" means all "investment property" as defined in the UCC in effect on the date hereof, provided, that in no event shall "Investment Property" be deemed to include more than 66% of the outstanding equity interests of any non-U.S. subsidiary.
"Permitted Encumbrances" shall mean (a) liens existing on the date hereof or arising under this Agreement and the Working Capital Note or otherwise in favor of Secured Party; (b) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Grantor maintains adequate reserves on its books, provided that no notice of any such lien has been filed or recorded under the Internal Revenue Code of 1986, as amended; (c) liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than liens imposed by ERISA); or (d) liens in favor of other financial institutions arising in connection with Grantor's deposit and/or securities accounts held at such institutions (such as bankers' liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business), provided that such financial institution has a perfected security interest in the amounts held in such deposit and/or securities accounts and such financial institution has consented in writing to such accounts; or (e) security interests granted by Borrower, Cambridge Strategic Management Group, Inc. and RVA Consulting LLC in favor of RTS Financial Service, Inc. under the Amended and Restated Factoring Agreement dated May 23, 2016.
"Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, limited liability company, governmental authority (whether a national, federal, state, provincial, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.
"Obligations" means any and all indebtedness and obligations now or hereafter owing by Grantor to Secured Party arising pursuant to the terms of the Working Capital Note or the Security Agreement.
"Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such person. For the avoidance of doubt, with respect to Borrower, any reference to Subsidiary herein shall be deemed to include the Borrower's U.S. based Subsidiaries, which are Cambridge Strategic Management Group, Inc., TWG Consulting, Inc., RVA Consulting LLC, TMNG Marketing LLC, TMNG Technologies, Inc., and TMNG.com, Inc.
"Termination Date" means the date on which the Obligations are paid in full.

ATTACHMENT A
to Annex A

Deposit Account Numbers

1.  Bank Name:
Bank Address:

Account Number(s):

EXHIBIT C

DATED	2018
THE ENTITIES LISTED IN Schedule 10 (as Chargors) and AUTO CASH FINANCING, INC. (as Lender)
DEBENTURE

5 Fleet Place, London EC4M 7RD
Tel: +44 (0)20 7203 5000 • Fax: +44 (0)20 7203 0200 • DX: 19 London/Chancery Lane
www.charlesrussellspeechlys.com

CONTENTS

1 DEFINITIONS	1
2 CONSTRUCTION	8
3 UNDERTAKING TO PAY	10
4 SECURITY	10
5 NEGATIVE UNDERTAKINGS	14
6 GENERAL REPRESENTATIONS AND WARRANTIES	14
7 REAL PROPERTY	15
8 INVESTMENTS	17
9 CHATTELS	20
10 ACCOUNTS	21
11 MONETARY CLAIMS	21
12 CONTRACTS	22
13 INSURANCES	23
14 INTELLECTUAL PROPERTY	24
15 THE LAND REGISTRY	26
16 NOTICES OF ASSIGNMENT AND CHARGE	26
17 POWERS, PROTECTION AND DISCRETIONS OF THE LENDER	28
18 ENFORCEMENT OF SECURITY	28
19 RECEIVER	31
20 POWERS OF RECEIVER	32
21 APPLICATION OF PROCEEDS	36
22 PROTECTION OF PURCHASERS	37
23 LIABILITY OF LENDER AND RECEIVER	38
24 POWER OF ATTORNEY	39
25 DELEGATION AND DISCRETION	39
26 EFFECTIVENESS OF SECURITY	40
27 PRIOR SECURITY INTERESTS	42
28 SUBSEQUENT SECURITY INTERESTS	42
29 SUSPENSE ACCOUNT	42
30 RELEASE OF SECURITY	43
31 SET-OFF	43
32 FINANCIAL COLLATERAL	43
33 CURRENCY	44
34 PAYMENTS TO BE MADE WITHOUT DEDUCTION	44
35 CERTIFICATES AND DETERMINATIONS	45
36 ASSIGNMENT AND TRANSFER	45

THIS DEED is dated 2018
 BETWEEN:
(1)	THE ENTITIES LISTED IN SCHEDULE 10 (each a "Chargor" and collectively the "Chargors");
and
(2)
AUTO CASH FINANCING, INC. incorporated and registered in Delaware, United States of America and c/o Blackstreet Capital Holdings, LLC, 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815 (the "Lender").

BACKGROUND:
Each Chargor enters into this Deed in connection with the Loan Note Instrument (as defined below).
IT IS AGREED as follows:
1	DEFINITIONS
In this Deed:
Account Bank	each bank, financial institution or other person with whom an Account is maintained;
Accounts
the account(s) the details of which are specified in Parts 1 and 2 of Schedule 2 (Account Details) and all other accounts held with any Account Bank at any time owned or operated by a Chargor as renumbered or redesignated from time to time, each replacement account or sub-account relating to any of them, all money from time to time standing to the credit of those accounts and all interest accruing in relation to them and the debt or debts represented thereby;

Administrator	any administrator appointed in respect of any Chargor whether by the Lender, a court or otherwise;
Agreement for Lease	means an agreement to grant an Occupational Lease for all or part of any Real Property;
Assigned Contracts	each of the contracts described in Schedule 3 (Contracts);
Authorisation	means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
Blocked Account(s)
the account(s) the details of which are specified in Part 1 of Schedule 2 (Account Details) and all other Accounts in respect of which a Chargor has granted an assignment pursuant to Clause 4.6 (Accounts);

Borrowed Money	means any Indebtedness of a Chargor for or in respect of:

(a) borrowing or raising money, including any premium and any capitalised interest on that money;
(b) any bond, note, loan stock, debenture, commercial paper or similar instrument;
(c) any acceptance credit facility or dematerialised equivalent or bill-discounting, note purchase or documentary credit facilities;
(d) monies raised by selling, assigning or discounting receivables or other financial assets on terms that recourse may be had to a Chargor in the event of non-payment of such receivables or financial assets when due;
(e) any deferred payments for assets or services acquired, other than trade credit that is given in the ordinary course of trade and which does not involve any deferred payment of any amount for more than 60 days;
(f) any rental or hire charges under any finance leases (whether for land, machinery, equipment or otherwise);
(g) any counter-indemnity obligation in respect of any guarantee, bond, standby letter of credit or other instrument issued by a third party in connection with a Chargor's performance of a contract;
(h) any other transaction that has the commercial effect of borrowing (including any forward sale or purchase agreement and any liabilities which are not shown as borrowed money on a Chargor's balance sheet because they are contingent, conditional or otherwise);
(i) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and
(j) any guarantee, counter-indemnity or other assurance against financial loss that a Chargor has given for any Indebtedness of the type referred to in paragraphs (a) to (i) of this definition incurred by any person;

Borrower	means Cartesian, Inc., a corporation incorporated in Delaware, United States of America;
Business Day	means any day other than a Saturday, Sunday or any other day which is a legal holiday in London, England and Delaware, United States of America;
Chattels
all plant, machinery, vehicles, tools, computers, equipment, furniture and other chattels (excluding any for the time being forming part of a Chargor's stock in trade or work in progress) and any renewals or replacements of them together with the benefit of all warranties, guarantees, maintenance contracts, consents and licences relating to them;

Contracts
all present and future contracts and agreements entered into by a Chargor (including, but not limited to, the Assigned Contracts) and all guarantees, warranties and indemnities issued in relation to any Contract and any other contract designated in writing as a "Contract" by the Lender;

Delegate	means any delegate, agent, attorney or co-trustee appointed by the Lender and/or any Receiver (as appropriate);
Discharge Date	the date on which the Lender confirms in writing to each Chargor that all the Secured Liabilities have been irrevocably discharged in full and no further Secured Liabilities are capable of arising;
Dividends	all dividends and distributions of any kind, interest and any other income received or receivable by a Chargor in relation to any of the Shares;
Event of Default
[means each of the following events:
(a) [an Event of Default (as defined in the Loan Note Instrument];
(b) a failure by a Chargor to pay any sum payable by it under this Deed when due;
(c) a failure by a Chargor (other than a failure to pay) to comply with any provision of this Deed;
(d) any representation, warranty or statement made, repeated or deemed made by a Chargor in, or pursuant to, this Deed is (or proves to have been) incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made;
(e) a Chargor suspends or ceases to carry on (or

threatens to suspend or cease to carry on) all or a material part of its business;
(f) any Borrowed Money is not paid when due or within any originally applicable grace period;
(g) any Borrowed Money becomes due, or capable or being declared due and payable, prior to its stated maturity by reason of an event of default (howsoever described);
(h) any commitment for any Borrowed Money is cancelled or suspended by a creditor of a Chargor by reason of an event of default (howsoever described);
(i) any creditor of a Chargor becomes entitled to declare any Borrowed Money due and payable prior to its stated maturity by reason of an event of default (howsoever described);
(j) a Chargor stops or suspends payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due;
(k) a Chargor commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties);
(l) a moratorium is declared in respect of any Indebtedness of a Chargor;
(m) any action, proceedings, procedure or step is taken in relation to:
(i) the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of a Chargor;
(ii) the composition, compromise, assignment or arrangement with any creditor of a Chargor; or
(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of a Chargor or any of its assets;

(n) the value of a Chargor's assets is less than its liabilities (taking into account contingent and prospective liabilities);
(o) any event occurs in relation to a Chargor that is analogous to those set out in sub-paragraphs (b) to (n) (inclusive) above in any jurisdiction;
(p) control of a Chargor's goods is taken or a distress, attachment, execution, expropriation, sequestration or other analogous legal process in any jurisdiction is levied, enforced or sued out on, or against, the assets of a Chargor;
(q) any Security Interest on or over the assets of a Chargor becomes enforceable; or
(r) all or any part of any Finance Document becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect or it becomes unlawful for any party to a Finance Document (other than the Lender) to perform any obligation under a Finance Document;

Finance Document	means the Loan Note Instrument, this Deed and any other document designated as such in writing by the Lender from time to time;
Indebtedness	any obligation to pay or repay money, present or future, whether actual or contingent, sole or joint and any guarantee or indemnity of any of those obligations;
Insolvency Act	the Insolvency Act 1986;
Intellectual Property

(a) all present and future patents, trademarks, service marks, designs, business and trade names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered; and

(b) the benefit of all applications, licences and rights to use the assets listed in paragraph (a) above;
Investments	the Shares and Dividends;
Lease	means:

Documents	(a) an Agreement for Lease; (b) an Occupational Lease; or (c) any other document designated as such by the Lender in writing;
Legal Mortgage
 a charge by way of legal mortgage granted by a Chargor in favour of the Lender and in the form of Schedule 5 (Form of Legal Mortgage) in respect of all or any part of the Real Property acquired by a Chargor after the date of this Deed;

Loan Note Instrument	means the term loan note instrument dated on or around the date of this Deed granted by the Borrower in favour of the Lender;
LPA	the Law of Property Act 1925;
Monetary Claims
 all book and other debts and monetary claims of any nature and however arising at any time owing to a Chargor or in which it has an interest and all proceeds of those debts and claims together with the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to the same;

Mortgaged Property	any freehold, leasehold or immovable property specified in Schedule 1 (Mortgaged Property) and any freehold, leasehold or immovable property specified in the schedule to any Legal Mortgage;
Obligor	means the Borrower and each of the Chargors;
Occupational Lease
 means any lease or licence or other right of occupation or right to receive rent to which any Real Property may at any time be subject and includes any guarantee of a tenant's obligations under the same;

Party	a party to this Deed;
Permitted Security	means the security listed in Schedule 12;
Planning Legislation
 any legislation regulating the development or use of land or the erection and demolition of buildings and other structures on such land and all orders, regulations and permissions made, issued or granted under such legislation;

Policies
(a) each of the insurance policies described in Schedule 4 (Insurance Policies);

(b) each other insurance policy taken out at any time by or on behalf of a Chargor or in respect of which it has an interest or a right to claim; and
(c) any other insurance policy designated as a "Policy" by the Lender;
Real Property
(a) the Mortgaged Property;
(b) any other freehold, leasehold or immovable property in which a Chargor has an interest (including, for the avoidance of doubt, an option to purchase any property); and

(c) any buildings, erections, fixtures, fittings (including trade fittings and machinery) and fixed plant and machinery from time to time situated on or forming part of the property listed in paragraphs (a) above and (b) above and includes all Related Rights;

Receiver	a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets;
Regulations	the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226);
Related Rights	as regards any Security Asset, all present and future:

(a) money and proceeds of any nature paid or payable in relation to that Security Asset, including sale proceeds and money paid by way of damages, award or judgment made in connection with that Security Asset;

(b) all rights and interests of any nature attaching to, deriving from or exercisable as a result of a Chargor's interest in or ownership or operation of that Security Asset; and
(c) all rights to make a demand or claim;
Relevant Currency	in relation to each of the Secured Liabilities, the currency in which it is from time to time denominated;
Rental Income
means the aggregate of all amounts paid or payable to or for the account of any Chargor in connection with the letting, licence or grant of other rights of use or occupation of any part of any Real Property;

Secured Liabilities	all present and future monies, obligations and liabilities (whether actual or contingent and whether owed jointly or severally as principal or surety or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document or otherwise together with all interest accruing in respect of any such monies, obligations and liabilities;
Secured Party	means the Lender, a Receiver or Delegate;
Security Interest	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;
Security Assets	all of the rights, interests and assets which from time to time are, or are expressed to be, subject to the Security Interest created by or pursuant to this Deed;
Shares

(a) all shares, stocks, debentures, bonds, any form of loan capital, warrants, coupons, interests in collective investment schemes and all other securities and investments of any kind whatsoever (whether in certificated or uncertificated form) owned by a Chargor or in which it has an interest from time to time including (without limitation) the shares listed in Schedule 11;

(b) shares, stocks, debentures, bonds, any form of loan capital, warrants, coupons, securities, investments, money or other assets arising by way of conversion, exchange, substitution, rights issue, redemption, bonus, preference, option or otherwise in relation to any of the assets referred to in paragraph (a) above;

(c) rights to subscribe for, purchase or otherwise acquire any of the assets referred to in paragraph (a) above through options, warrants or otherwise; and
Tax
means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

2	CONSTRUCTION
2.1	Unless a contrary indication appears, a reference in this Deed to:
2.1.1
this Deed, a "Finance Document" or any other agreement or instrument is a reference to this Deed or that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

2.1.2
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

2.1.3
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

2.1.4	"Security Asset", "Accounts", "Chattels", "Contracts", "Intellectual Property", "Investments", "Lease Document", "Monetary Claims", "Policies" and "Real Property" includes:
(a)	any part of that asset;
(b)	any present and future assets of that type; and
(c)	all Related Rights relating to assets of that type;
2.1.5	"Secured Liabilities" is deemed to include a reference to any part of them;
2.1.6
the "Lender", a "Chargor", or any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Lender, any person for the time being appointed as Lender in accordance with the Finance Documents;

2.1.7	a provision of law is a reference to that provision as amended or re-enacted;
2.1.8	the singular is deemed to include the plural and vice versa; and
2.1.9	a time of day is a reference to London time.
2.2	The term "Lender" includes any subsidiary or group company or assignee of the Lender granting or continuing to grant facilities or accommodation to a Chargor.
2.3	"Receivers" are references to receivers of whatsoever nature including, without limitation, receivers, managers and administrative receivers.
2.4	"Administrators" are references to administrators appointed under the Insolvency Act and include administrators appointed under the out of court procedure under the Insolvency Act.
2.5	Clause and Schedule headings are for ease of reference only.
2.6	An Event of Default is "continuing" if it has not been waived.
2.7	Any undertaking given by a Chargor under this Deed remains in force until the Discharge Date and is given for the benefit of the Lender.
2.8
The terms of the other Finance Documents and of any agreement, instrument or side letters between any parties to the Finance Documents in relation to any Finance Document (as the case may be) are incorporated into this Deed to the extent required to ensure that any purported disposition or any agreement for the disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

2.9	The absence of or incomplete details of any Security Asset in any Schedule does not affect the validity or enforceability of any Security Interest under this Deed.
2.10
Clauses 4.2 (Land) to 4.11 (Miscellaneous) shall be construed as creating a separate and distinct mortgage or fixed charge over each relevant asset within any particular class of assets defined under this Deed and the failure to create an effective mortgage or fixed charge (whether arising out of this Deed or any act or omission by any Party) on any one asset shall not affect the nature of any mortgage or fixed charge imposed on any other asset whether within that same class of assets or not.

2.11	It is intended that this Deed takes effect as a deed notwithstanding the fact that a Party may only execute this Deed under hand.
2.12
If the Lender considers that an amount paid to it under any Finance Document or in relation to any Secured Liability is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Deed.

3	UNDERTAKING TO PAY
Each Chargor covenants with the Lender, on demand, to pay, discharge and satisfy all the Secured Liabilities when due and to indemnify the Secured Parties against any losses, costs, charges, expenses and liabilities arising from any breach or failure to pay, discharge and satisfy the Secured Liabilities in accordance with their respective terms.
4	SECURITY
4.1	Nature of the Security
4.1.1	All the Security Interest created under this Deed:
(a)	is created in favour of the Lender;
(b)
is a continuing security for the payment, discharge and performance of all the Secured Liabilities except for any Secured Liabilities which, if secured by this Deed, would cause such Security Interest to be unlawful or prohibited by any applicable law; and

(c)	is granted with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
4.1.2
If a Chargor assigns its rights under an agreement (or charges those rights by way of first fixed charge) under this Deed and that assignment or charge breaches a term of that agreement because a third party's consent has not been obtained:

(a)	that Chargor shall notify the Lender promptly;
(b)
until the consent is obtained, this Deed will secure all amounts of any nature which that Chargor may now or in future receive under or in connection with that agreement but rights under the agreement itself shall not be secured under this Deed.  Upon receipt of the relevant consent, the relevant rights under the agreement shall stand assigned or charged as the case may be, to the Lender under this Deed; and

(c)
unless the Lender otherwise requires, that Chargor shall use all reasonable endeavours to obtain the consent of the relevant party to rights under that agreement being secured in accordance with this Deed.

4.1.3	Each Chargor shall promptly supply the Lender with a copy of any consent obtained by it.
4.2	Land
Each Chargor charges:
4.2.1
by way of a first legal mortgage, all the Mortgaged Property owned by it and all rights under any licence or other agreement or document which gives each Chargor a right to occupy or use the Mortgaged Property owned by it; and

4.2.2
(to the extent that they are not the subject of a mortgage under paragraph 4.2.1 above) by way of first fixed charge, all the Real Property owned by it and all rights under any licence or other agreement or document which gives each Chargor a right to occupy or use Real Property owned by it.

4.3	Chattels
Each Chargor charges by way of a first fixed charge all the Chattels owned by it and its interest in any Chattels in its possession.
4.4	Rental Income
4.4.1
Each Chargor assigns absolutely, by way of security, subject to reassignment by the Lender in accordance with Clause 30 (Release of security), all its rights in respect of the Lease Documents and the Rental Income provided that if any of those rights are not effectively assigned by this Clause 4.4, this assignment shall instead operate as an assignment of all sums, of any nature, which each Chargor may derive from those rights.

4.4.2	To the extent that they are not effectively assigned under paragraph 4.4.1 above, each Chargor charges by way of first fixed charge all of its rights described in paragraph 4.4.1 above.
4.5	Investments
Each Chargor charges by way of a first fixed charge all the Shares and Dividends.
4.6	Accounts
4.6.1	Each Chargor assigns absolutely, by way of security, subject to reassignment by the Lender in accordance with Clause 30 (Release of Security), all its rights in respect of the Accounts.
4.6.2	To the extent that they are not effectively assigned under paragraph 4.6.1 above, each Chargor charges by way of first fixed charge all of its rights and interest in and to the Accounts.
4.7	Monetary Claims
Each Chargor charges by way of a first fixed charge all the Monetary Claims.

4.8	Contracts
4.8.1	Each Chargor assigns absolutely, by way of security, subject to reassignment by the Lender in accordance with Clause 30 (Release of Security), all its rights in respect of:
(a)	the Contracts;
(b)	any letter of credit issued in its favour; and
(c)	any bill of exchange or other negotiable instrument held by it.
4.8.2
To the extent that any Contract is not capable of assignment without infringing any provision of such Contract but is capable of being charged, the relevant Chargor charges by way of fixed charge all of its rights and interest in such Contract.

4.8.3
To the extent that any contract is not capable of assignment or charge without infringing any provision of such Contract, the relevant Chargor charges by way of fixed charge the proceeds of any Related Rights in respect of such Contract.

4.9	Insurances
4.9.1
Each Chargor assigns absolutely, by way of security, subject to reassignment by the Lender in accordance with Clause 30 (Release of Security), all amounts payable to it under or in connection with the Policies and all of its rights in connection with those amounts.

4.9.2
To the extent that they are not effectively assigned under paragraph 4.9.1 above, each Chargor charges by way of a first fixed charge the relevant amounts and rights described in paragraph 4.9.1 above.

4.10	Intellectual Property
Each Chargor charges by way of first fixed charge all its rights in its Intellectual Property.
4.11	Miscellaneous
Each Chargor charges by way of first fixed charge:
4.11.1	any beneficial interest, claim or entitlement it has in any pension fund;
4.11.2	any and all Related Rights;
4.11.3	all rights to recover any Taxes on any supplies made to it relating to any Security Asset and any sums so recovered;
4.11.4	its goodwill and uncalled capital; and
4.11.5
the benefit of any Authorisation (statutory or otherwise) held in connection with its use of any Security Asset and the right to recover and receive compensation or any other sum payable in relation to any Authorisation.

4.12	Floating charge
4.12.1
Each Chargor charges by way of a first floating charge all of its assets whatsoever and wheresoever not at any time otherwise effectively mortgaged, charged or assigned by way of mortgage, fixed charge or assignment under this Clause 4.

4.12.2
Paragraph 14 of Schedule B1 to the Insolvency Act applies to the floating charge created pursuant to paragraph 4.12.1 which is a "qualifying floating charge" for the purpose of paragraph 14(1) of Schedule B1 of the Insolvency Act.

4.13	Crystallisation
4.13.1
The Lender may at any time by notice in writing to either Chargor (as applicable) convert any floating charge created by that Chargor pursuant to Clause 4.12 (Floating charge) above into a fixed charge with immediate effect as regards any property or assets specified in the notice if:

(a)	the Security Interest constituted by this Deed has become enforceable in accordance with Clause 18 (Enforcement of Security); or
(b)	the Lender considers any Security Asset to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or otherwise to be in jeopardy; or
(c)	the Lender reasonably considers that it is necessary in order to protect the priority of its Security Interest.
4.13.2
Notwithstanding paragraph 4.13.1 above and without prejudice to any rule of law which may have a similar effect, the floating charge created by Clause 4.12 (Floating charge) will automatically and immediately (without notice) convert into a fixed charge over all of each Chargor's assets if:

(a)	except for the Permitted Security, any Chargor creates or attempts to create any Security Interest over any of the Security Assets;
(b)	any person levies or attempts to levy any distress, execution or other process against any of the Security Assets;
(c)
a receiver or administrator is appointed in respect of any Chargor or a person entitled to appoint an administrator in respect of any Chargor gives notice of its intention to do so or files a notice of appointment with a court; or

(d)
any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, winding up, dissolution or re-organisation of any Chargor other than a winding up petition which is stayed within 14 days of commencement.

4.13.3	Notwithstanding any other provision of this Deed, the floating charge created by Clause 4.12 (Floating charge) may not be converted into a fixed charge solely by reason of:
(a)	the obtaining of a moratorium; or
(b)	anything done with a view to obtaining a moratorium,

as a preliminary to a creditors voluntary arrangement by an eligible company (as determined under Schedule A1 of the Insolvency Act) under the Insolvency Act.
5	NEGATIVE UNDERTAKINGS
5.1	Negative Pledge
Save for the Permitted Security, no Chargor shall create or permit to subsist any Security Interest over any Security Asset.
5.2	Disposals
No Chargor shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, transfer, lease or otherwise dispose or purport or agree to dispose of any of the Security Assets.
6	GENERAL REPRESENTATIONS AND WARRANTIES
The representations and warranties set out in this clause are made by each Chargor to the Lender on the dates set out in clause 6.14.
6.1	Each Chargor has been duly incorporated and registered as a company with limited liability under the laws of England and Wales and validly exists under the laws of England and Wales.
6.2	Subject to the Permitted Security, each Chargor is the sole, absolute, legal and beneficial owner of the Security Assets.
6.3	Subject to the Permitted Security, no person save for it has any right or interest of any sort whatsoever in or to the Security Assets.
6.4	No Chargor is aware of any adverse claim by any person in respect of the Security Assets or any interest in them.
6.5	There are no covenants, agreements, reservations, conditions, interests, rights or other matters whatsoever that materially and adversely affect the Security Assets.
6.6	There is no breach of any law or regulation which materially and adversely affects the Security Assets.
6.7	The obligations expressed to be assumed by each Chargor in this Deed are legal, valid, binding and enforceable obligations.
6.8	The entry into and performance of each Chargor's obligations and liabilities under this Deed will not:
6.8.1	contravene any law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;
6.8.2
conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other Authorisation to which it is subject or by which it or any of its property is bound; or

6.8.3	contravene or conflict with any provision of its constitutional documents.

6.9	Each Chargor has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, this Deed and the transactions contemplated by this Deed.
6.10
All Authorisations required to enable each Chargor lawfully to enter into, exercise its rights and comply with its obligations in this Deed have been obtained or effected and are in full force and effect.

6.11
No material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or threatened against a Chargor (including but not limited to any winding-up proceedings or other insolvency procedure).

6.12
Subject to the Permitted Security, the Security Interest constituted by this Deed constitutes a first priority security interest of the type described over the assets referred to in this Deed and the Security Assets are not subject to any prior or pari passu Security.

6.13	Save for the Permitted Security, no Chargor has created or purported to create nor permitted to subsist any Security Interest (other than in favour of the Lender) on or over any Security Asset.
6.14
The representations and warranties set out in this Deed are made on the date of this Deed and each representation and warranty is deemed to be repeated by each Chargor on each day until the Discharge Date by reference to the circumstances existing at the time of repetition.

7	REAL PROPERTY
7.1	Acquisitions
7.1.1	If any Chargor acquires any freehold, leasehold or commonhold property after the date of this Deed it shall:
(a)	notify the Lender immediately;
(b)	immediately on request by the Lender and at the cost of the Chargors, execute and deliver to the Lender a Legal Mortgage in favour of the Lender (as trustee for the Secured Parties) of that property;
(c)	deposit with the Lender all deeds and documents of title and all local land charges, land charge and Land Registry search certificates and similar documents received by it or on its behalf;
(d)	if the title to that freehold, leasehold or commonhold property is registered at the Land Registry or required to be so registered, give the Land Registry written notice of the Legal Mortgage; and
(e)	if applicable, ensure that details of the Legal Mortgage are correctly noted in the Register of Title against that title at the Land Registry.
7.2
If the consent of the landlord in whom the reversion of a lease is vested is required for a Chargor to execute a Legal Mortgage over it, that Chargor will not be required to perform that obligation unless and until it has obtained the landlord's consent.  The relevant Chargor shall immediately request the relevant landlord's consent and shall use all reasonable endeavours to obtain that consent within 7 Business Days of making the request.

7.3	Notices
Each Chargor shall:
7.3.1
promptly give to the Lender full particulars with respect to (and, if requested by the Lender, a copy of) any notice, order, directive, designation, resolution or proposal which applies to any of its Real Property or to the area in which it is situate and which is issued:

(a)	by any planning authority or other public body or authority under or by virtue of any Planning Legislation;
(b)	pursuant to any law or regulation relating to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants;
(c)	pursuant to section 146 of the LPA; or
(d)	pursuant to some other power conferred by law;
7.3.2
without delay and its own cost, make such objections or representations (or join with the Lender in making such objections or representations) against or in respect of any such notice, order, directive, designation, resolution or proposal as the Lender may direct; and

7.3.3	take all steps necessary to comply with each such notice, order, directive, designation, resolution or proposal.
7.4	Deposit of title deeds
Each Chargor shall immediately deposit with the Lender all deeds and documents of title relating to its Real Property and all local land charges, land charge and Land Registry certificates and similar documents received by it or on its behalf.
7.5	Compliance
Each Chargor shall comply with:
7.5.1	all laws for the time being in force; and
7.5.2	all notices, orders, directives, licences, consents and assurances given or made under any law or regulation by any person, in each case, insofar as the same relate to its Real Property or the occupation and use of its Real Property.
7.6	Investigation of title
Each Chargor shall grant the Lender or its lawyers on request all facilities within the power of each Chargor to enable the Lender or its lawyers (at the expense of the Chargors) to:
7.6.1	carry out investigations of title in relation to its Real Property; and
7.6.2	make such enquiries in relation to any part of its Real Property as a prudent mortgagee might carry out.

7.7	Compensation payments
Subject to the rights and claims of any person having prior rights to such compensation, all monies payable to a Chargor by way of compensation, whether under Section 25 of the Law of Property Act 1969 or under the Landlord and Tenant Acts 1927 to 1954 or otherwise, shall be paid to the Lender (who shall be entitled to give good receipt for such monies) and applied in accordance with Clause 21.1 (Order of application) as though they were the proceeds of the enforcement of the Security Interest constituted by this Deed, and any monies that may be received by a Chargor shall, pending such payment, be held on trust for the Lender.
7.8	Power to remedy
If any Chargor fails to comply with any of the undertakings contained in this Clause 7, each Chargor shall allow the Lender or its agents and contractors:
7.8.1	to enter any part of its Real Property;
7.8.2	to comply with or object to any notice served on that Chargor in respect of its Real Property; and
7.8.3	to take any action as the Lender may consider necessary to prevent or remedy the relevant breach or to comply with or object to any such notice.
The Chargors shall immediately on request by the Lender pay the documented costs and expenses of the Lender and its agents and contractors incurred in connection with any action taken under this sub-clause.
8	INVESTMENTS
8.1	Deposit of title documents
Each Chargor undertakes to deposit with the Lender or the Lender's nominee:
8.1.1	on or before execution of this Deed, all share certificates or other documents of title relating to the Shares;
8.1.2	immediately upon its acquisition of any Investment, all share certificates and other documents of title or evidence of ownership relating to that Investment;
8.1.3
promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Investments, all share certificates and other documents of title or evidence of ownership relating to each of such items; and

8.1.4
together with stock transfer forms (or other appropriate transfer instruments) signed by the relevant Chargor (or its nominee, where appropriate) as transferor but with details of the transferee, date and consideration left blank, on the basis that the Lender may hold all those certificates, forms and documents until the discharge date so that the Lender may, at any time after the Security Interest created by this Deed has become enforceable in accordance with its terms and without notice to the relevant Chargor, complete and present those stock transfer forms and any other documents to the issuers of the Security Assets for registration.

8.2	Completion of transfers
The Lender is entitled at any time after an Event of Default has occurred to complete the stock transfer forms (or other transfer instruments) on behalf of the relevant Chargor in favour of the Lender or its nominee, using the power of attorney contained in Clause 24 (Power of attorney) or otherwise.
8.3	Voting and Dividends
8.3.1	Voting and other rights prior to an Event of Default
Prior to the occurrence of an Event of Default:
(a)	subject to paragraph 8.3.2 below, each Chargor is entitled to exercise or direct the exercise of the voting and other rights attached to any Investment as it sees fit provided that:
(i)	it does so for a purpose not inconsistent with its obligations under any Finance Document; and
(ii)	the exercise or failure to exercise those rights does not have an material adverse effect on the value of the Investments and does not otherwise prejudice the Lender's interests under this Deed; and
(b)	each Chargor is entitled to receive and retain all Dividends.
8.3.2	Voting and other rights following an Event of Default
After an Event of Default has occurred:
(a)
the Lender will be entitled to exercise or direct the exercise (or refrain from exercising or refrain from directing the exercise) of the voting and other rights attached to any Investment as it sees fit in its absolute discretion;

(b)
each Chargor shall comply, or procure compliance with, any directions of the Lender in relation to the exercise of those rights and shall promptly execute and deliver to the Lender all forms of proxy as the Lender may require in connection with the exercise of those rights; and

(c)
all Dividends shall be paid or transferred to the Lender (or to its order) and any Dividends received by any Chargor shall be held by that Chargor on trust for the Lender and immediately paid by it to the Lender or to any nominee designated by the Lender.  The Lender will be entitled to apply those Dividends in such manner as it sees fit.

8.3.3	At any time:
(a)
the Lender may, in its absolute discretion, and without any consent or authority from the Chargors (but providing each Chargor with notice of any such election) elect to give up the right to exercise (or refrain from exercising) all voting rights in respect of the Investments conferred or to be conferred on the Lender pursuant to paragraph 8.3.2(a) above, provided that the Chargors shall compensate or otherwise make the Lender good in respect of any loss or shortfall it may suffer good as a consequence of such election;

(b)
once a notice has been issued by the Lender under paragraph 8.3.3(a) above, on and from the date of such notice, the Lender shall cease to have the rights to exercise or refrain from exercising voting rights in respect of the Investments conferred or to be conferred on it pursuant to paragraph 8.3.2(a) above or any other provision of this Deed and all such rights shall be exercisable by the relevant Chargor.  The relevant Chargor shall be entitled on and from the date of such notice to exercise all voting rights in respect of the Investments subject only to the proviso contained in paragraph 8.3.1(a) above.

8.4	Limited obligations of the Lender
At any time when any Investments are registered in the name of the Lender or its nominee, the Lender shall have no duty:
8.4.1	to make any payment or to ensure that any dividends, distributions, interest or other monies payable in respect of those Investments are duly and promptly paid or received by it or its nominee;
8.4.2	to verify that the amounts referred to in Clause 8.4.1 are the correct amounts paid or received;
8.4.3
to take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus rights, preference, option, warrant or otherwise on, or in respect of, or in substitution for, those Investments;

8.4.4	to perform any obligation of a Chargor in relation to those Investments; or
8.4.5	to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed.
8.5	Nominee shareholders
If any Investment is not held in a Chargor's name (other than as a result of the operation of this Deed) the relevant Chargor shall procure the prompt delivery to the Lender of an irrevocable power of attorney, expressed to be given by way of security and executed as a deed, by the person in whose name that Investment is held.  That power of attorney shall appoint the Lender and every Receiver as the attorney of the holder in relation to that Investment and shall be in a form approved by the Lender.
8.6	Acquisition of Shares
No Chargor shall:
8.6.1	acquire or enter into any agreement to acquire, any Shares; or
8.6.2	permit the declaration of or payment of any Dividend.
8.7	Circulars
Each Chargor shall within 3 Business Days of receipt deliver to the Lender a copy of every circular, notice, report set of documents received by it or its nominee in connection with the Investments.

8.8	Calls
Each Chargor shall pay all calls and other payments due in relation to the Investments.  If any Chargor fails to do so, the Lender may pay those calls or other payments on that Chargor's behalf and the Chargors shall immediately on demand reimburse the Lender for any such payment.
8.9	Alteration to rights
No Chargor shall vary or agree to any variation in voting rights attaching to the Shares and shall not cause or permit any of the Shares to be consolidated, sub-divided or converted.
8.10	Other obligations in respect of Shares
8.10.1
Each Chargor shall comply with all requests for information relating to any Shares which is within its actual or imputed knowledge and with which it is required to comply by its articles of association or by any law (including sections 793 and 820 to 825 of the Companies Act 2006).

8.10.2	Each Chargor shall promptly supply a copy to the Lender of any information referred to in Clause 8.10.1.
8.10.3	Each Chargor shall comply with all other conditions and obligations assumed by it in respect of any Share.
9	CHATTELS
9.1	Maintenance
Each Chargor shall:
9.1.1	keep all its Chattels in good repair, working order and condition;
9.1.2	give the Lender such information concerning the location, condition, use and operation of its Chattels as the Lender may reasonably require;
9.1.3
permit any persons designated by the Lender to inspect and examine the Chattels and the records relating to the Chattels at all reasonable times provided prior notice is given to the relevant Chargor; and

9.1.4	not permit any Chattels to be:
(a)	used or handled other than by properly qualified and trained persons; or
(b)	overloaded or used for any purpose for which it is not designed or reasonably suitable.
9.2	Notice of Charge
Each Chargor shall take any action which the Lender may reasonably require to evidence the interest of the Lender in its Chattels; this includes a fixed nameplate on its Chattels in a prominent position stating that:
9.2.1	the Chattel is charged in favour of the Lender; and
9.2.2	the Chattel must not be disposed of without the prior consent of the Lender.

10	ACCOUNTS
10.1	Undertakings
10.1.1	Each Chargor shall:
(a)	not open or maintain any account other than the Accounts;
(b)
except as regards any account maintained with the Lender, deliver to the Lender details of each Account maintained by it promptly upon any redesignation or change in account details affecting any Account;

(c)	promptly upon request by the Lender, supply it with copies of all mandate letters, bank statements and other agreements relating to the Accounts; and
(d)	not permit or agree to any variation of the terms and conditions relating to any Account or close any Accounts without the prior written consent of the Lender.
10.2	Operation of the Blocked Accounts
No Chargor may, at any time, withdraw or transfer any sums from a Blocked Account.
10.3	Operation of the Accounts other than the Blocked Accounts
10.3.1
Prior to the occurrence of an Event of Default that is continuing each Chargor shall, in the case of any Account that is not a Blocked Account, be entitled to withdraw or transfer any sum standing to the credit of such Account.

10.3.2	After the occurrence of an Event of Default that is continuing, no Chargor shall be entitled to make any withdrawals or transfers from any Account without the Lender's prior written consent.
10.4	Time deposits
Without prejudice to any right of set off any Secured Party may have under any other Finance Document or otherwise, if the balance of any Account constitutes a time deposit then, subject to any contrary instructions from the Lender, that time deposit shall be successively redeposited for such periods and on such terms as may from time to time be agreed between the Lender and each Chargor in writing (failing which agreement, for such periods and on such terms as the Lender may in its discretion decide).
11	MONETARY CLAIMS
11.1	Collecting Monetary Claims
Each Chargor shall promptly get in and realise all Monetary Claims and immediately pay the proceeds of such Monetary Claims into a Blocked Account or to such account as the Lender may otherwise direct in writing and pending that payment will hold those proceeds on trust for the Lender.

11.2	Dealing with Monetary Claims
No Chargor shall, without the prior written consent of the Lender, assign, factor, discount, release, waive, compound or otherwise deal with any of the Monetary Claims or vary any term relating to a Monetary Claim.
11.3	Assignment
Each Chargor shall, at the Lender's request, execute a legal assignment of its Monetary Claims in favour of the Lender on such terms as the Lender may require and will sign and deliver written notice of that assignment, in a form acceptable to the Lender, to each debtor which owes or may owe a Monetary Claim and will use all reasonable endeavours to procure that the notice is duly acknowledged by the debtors concerned in accordance with the terms of that assignment and that, following the date of such notice, each such debtor pays such Monetary Claims to the Lender in accordance with the terms of the notice.
12	CONTRACTS
12.1	Contracts - representations and warranties
Each Chargor represents and warrants to the Lender on each day up to the Discharge Date, that:
12.1.1	each Contract to which it is a party is in full force and effect and constitutes its legal, valid, binding and enforceable obligations;
12.1.2
its execution and performance of the Contracts to which it is a party does not conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding on it or constitute a default or termination event (however described) under any such agreement or instrument;

12.1.3	it is not in default, nor, so far as it is aware, is any counterparty to a Contract in default, under the Contracts to which it is a party;
12.1.4	all payments due to it from any party under the Contracts to which it is a party can be made without withholding or deduction on account of Tax;
12.1.5	all payments to it by any other party to any of the Contracts to which it is a party are not subject to any right of set off or similar right; and
12.1.6	there is no prohibition on assignment in the Contracts to which it is a party.
12.2	Undertaking
12.2.1	No Chargor shall without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed):
(a)
amend, supplement or waive or agree to the amendment, supplement or waiver of any term of any Contract to which it is a party or terminate such Contract or allow such Contract to lapse (other than where a Contract expires in accordance with its terms and not by reason of default) and shall not do or permit anything to be done which may impair the enforceability of any term of any such Contract; or

(b)	take any action which might jeopardise the existence or enforceability of any Contract to which it is a party.
12.2.2	Each Chargor shall:
(a)	promptly perform all its obligations under each Contract to which it is a party;
(b)	diligently enforce its rights under each Contract to which it is a party;
(c)
inform the Lender immediately if it serves any notice of default, or commences any legal proceeding, or receives any notice of default or of the initiation of any legal proceeding in relation to any Contract to which it is a party; and

(d)
supply the Lender with (i) a copy of each Contract to which it is a party, certified as being true and correct by a director of it and (ii) any other information and copies of any other documents relating to each Contracts to which it is a party which the Lender, or any Receiver, requests.

12.3	Obligations
Notwithstanding the operation of Clause 4.8 (Contracts), each Chargor is and shall remain liable under any Contract to which it is a party to perform all its obligations under that Contract and no Secured Party shall be, or be deemed to be, under any obligation or liability under or in connection with such Contract by reason of this Deed or the exercise by any Secured Party of any rights, powers or remedies under this Deed.
13	INSURANCES
13.1	Insurances - representations and warranties
Each Chargor represents and warrants to the Lender on each day up to the Discharge Date that:
13.1.1
each Policy is in full force and effect and on risk, all premiums payable in relation to the Policies have been paid when due and payable, there are no grounds on which any Policy may be declared void or voidable in whole or in part; and

13.1.2	its entry into the Policies does not conflict with any law or regulation applicable to it, its constitutional documents or any agreement or instrument binding on it.
13.2	Preservation and enforcement of rights
Each Chargor shall:
13.2.1
maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.  All such insurances must be maintained with a reputable independent insurance company or underwriter;

13.2.2
perform all its obligations, pay all premiums and other monies payable and diligently enforce all its rights under the Policies and take all action necessary to keep the Policies in full force and effect and otherwise preserve its rights under the Policies (including by way of legal or arbitration proceedings);

13.2.3
inform the Lender immediately if it commences any legal proceeding, or receives notice of the initiation of any legal proceeding, in relation to any Policy or if it becomes aware of any Policy becoming void or voidable in whole or in part;

13.2.4	supply the Lender with:
(a)	a copy of each Policy and of each certificate of insurance and cover note relating to each Policy, certified as being true and correct copies by a director of the relevant Chargor; and
(b)	any other information and copies of any other documents relating to the Policies which the Lender, or any Receiver, requests; and
13.2.5
if required by the Lender following the occurrence of an Event of Default use its best efforts to cause each insurance policy or policies relating to the Security Assets other than any Policy which has been the subject of a notice of assignment pursuant to Clause 16.4 (Insurance) to contain (in form and substance reasonably satisfactory to the Lender) an endorsement naming the Lender as sole loss payee in respect of all claims.

13.3	Amendments and waivers
No Chargor shall, without the Lender's prior written consent (such consent not to be unreasonably withheld or delayed), amend, supplement or waive or agree to the amendment, supplement or waiver of any material term of any Policy or terminate any Policy or allow any Policy to lapse (other than where a Policy expires in accordance with its terms and not by reason of default).
13.4	Default interest
If any Chargor defaults in complying with Clause 13.2 (Preservation and enforcement of rights), any Secured Party may effect or renew any such insurance on such terms, in such name(s) and in such amounts as it reasonably considers appropriate, and all monies expended by the Secured Parties in doing so shall be reimbursed by the Chargors to the relevant Secured Parties on demand and shall carry interest from the date of payment by the Secured Parties until reimbursed as the rate of fifteen per cent. per annum.
13.5	Insurance proceeds held on trust
All monies received under any Policies relating to the Security Assets shall (subject to the rights and claims of any person having prior rights to such monies), be deposited into such account notified to the Chargors to the Lender.
14	INTELLECTUAL PROPERTY
14.1	Intellectual Property - representations and warranties
Each Chargor represents and warrants to the Lender on each date up until the Discharge Date that it:
14.1.1
is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all of the Intellectual Property which is required by it in order to carry on its business as it is being conducted and has taken all formal and procedural actions

(including but not limited to payment of fees) required to maintain such Intellectual Property; and
14.1.2	does not, in carrying on its business, infringe any Intellectual Property of any third party in any material respect.

14.2	Intellectual Property – positive undertakings
Each Chargor shall:
14.2.1	do all such acts and things as are necessary or desirable to preserve and maintain the existence and validity of its Intellectual Property;
14.2.2
use all reasonable endeavours to prevent any theft, loss, destructions, infringement, unauthorised access, copying and use of its Intellectual Property and immediately after becoming aware of any such action, inform the Lender of such action and (at its own cost and without prejudice to any other steps it may consider appropriate in the circumstances) take such steps as the Lender may from time to time direct; and

14.2.3
make registrations and pay all registration fees and taxes necessary to maintain its Intellectual Property in full force and effect and record its interest in that Intellectual Property and produce to the Lender on demand receipts or other evidence that the same have been paid.

14.3	Intellectual Property – negative undertakings
No Chargor shall:
14.3.1	abandon, cancel or allow any of its Intellectual Property to become void, lapse or to become vulnerable to attack, whether for non-use or otherwise;
14.3.2
apply to amend the specification or drawing of any of the letters patent or registered trade or service marks forming part of its Intellectual Property or enter any conditions, restrictions or disclaimers in relation to any of its registered Intellectual Property; or

14.3.3
use or permit its Intellectual Property to be used in a way, or take any step or omit to take any step in respect of its Intellectual Property, which may materially and adversely affect the existence or value of the Intellectual Property or impair its right to use such property; and

14.3.4	discontinue the use of the Intellectual Property.
14.4	Preservation/protection
Each Chargor must promptly, if requested to do so by the Lender, sign or procure the signature of, and comply with all instructions of the Lender in respect of, any document required to make entries in any public register of Intellectual Property (including the United Kingdom Trade Marks Register) which either record the existence of this Deed or the restrictions imposed by this Deed.

15	THE LAND REGISTRY
15.1	Each Chargor consents to an application being made to the Land Registry to enter the following restriction on the Register of Title relating to any Real Property registered at the Land Registry:
"No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction is to be registered without a written consent signed by the proprietor for the time being of the charge dated [          ] in favour of Auto Cash Financing, Inc.   referred to in the charges register or [conveyancer] or [specify appropriate details]".
15.2
Each Chargor consents to an application being made to the Land Registry for a notice in the following terms to be entered on the Register of Title relating to any Real Property registered at the Land Registry:

"The lender under a loan note instrument dated [          ] is under an obligation (subject to the terms of that loan note instrument) to make further advances and the debenture referred to in the charges register dated [          ] in favour of Auto Cash Financing, Inc.   secures those further advances."
15.3
No Chargor shall allow any person other than itself to be registered under the Land Registration Act 2002 as proprietor of any of the Real Property and will not, as regards any Real Property, create or permit to arise any overriding interest within the meaning of the Land Registration Act 2002 or the Land Registration Rules 2003 and more particularly set out in Schedule 1 or Schedule 3 of the Land Registration Act 2002.

15.4	No Chargor shall permit any person to become entitled to any proprietary right or interest which might affect the value of any Real Property.
15.5
Each Chargor shall promptly make all applications to and filings with the Land Registry which are necessary or desirable under the Land Registration Rules 2003 to protect the Security Interest created by or pursuant to this Deed.

15.6
Each Chargor authorises the Lender and/or any solicitors or other agent acting on behalf of the Lender to complete, execute and deliver on the relevant Chargor's behalf (but at the cost of the Chargors) to the Land Registry any form, document or other information requested by the Land Registry with regard to the applications referred to in this Clause 15.

16	NOTICES OF ASSIGNMENT AND CHARGE
16.1	Rental Income
16.1.1
Each Chargor shall upon execution of this Deed (or, if later, the date on which a lease is designated as an Occupational Lease) give notice substantially in the form of Part 1 of Schedule 6 (Form of Notice to Tenant) addressed to each tenant to such Occupational Lease confirming that the relevant Chargor has assigned all its right, title and interest in the Rental Income and other monies payable under that Occupational Lease.

16.1.2
The relevant Chargor shall use reasonable endeavours to procure that the recipient of each such notice acknowledges that notice in substantially the form specified in Part 2 of Schedule 6 (Form of Acknowledgement from Tenant) within 7 Business Days of that notice being given.

16.2	Accounts
16.2.1	Each Chargor shall serve a notice of charge in the form of Part 1 of Schedule 7 (Form of Notice to Account Bank) on each Account Bank with whom a Blocked Account is held immediately:
(a)	upon execution of this Deed; and
(b)	upon opening any Blocked Account after the date of this Deed.
16.2.2
Each Chargor shall serve a notice of charge in the form of Part 3 of Schedule 7 (Form of Notice to Account Bank) on each Account Bank with whom an Account (other than a Blocked Account) is held immediately:

(a)	upon execution of this Deed; and
(b)	upon opening any Account (other than a Blocked Account) after the date of this Deed.
16.2.3
Each Chargor shall use reasonable endeavours to procure that each Account Bank acknowledges any notice by signing and returning to the Lender a letter of acknowledgement substantially in the form of Part 2 of Schedule 7 (Form of Acknowledgement from Account Bank) or Part 4 of Schedule 7 (Form of Acknowledgement from Account Bank – other than a Blocked Account) (as appropriate) within 7  Business Days of the date of such notice.  Any instructions contained in a notice of charge sent by a Chargor pursuant to this Clause may not be revoked or amended without the Lender's prior written consent.

16.3	Contracts
16.3.1
Each Chargor shall immediately upon execution of this Deed (or, if later, the date upon a document being designated as a Contract for the purposes of this Deed) serve a notice, substantially in the form of Part 1 of Schedule 8 (Form of Notice to Counterparty), on each counterparty to each such Contract to which it is a party.

16.3.2
Each Chargor shall use reasonable endeavours to procure that each such counterparty acknowledges that notice by signing and returning to the Lender a notice substantially in the form of Part 2 of Schedule 8 (Form of Acknowledgement from Counterparty) within 7 Business Days of the date of this Deed or, if later, the date of the relevant Contract.  Any instructions contained in a notice sent to a counterparty pursuant to this Clause may not be revoked or amended without the Lender's prior written consent.

16.4	Insurance
16.4.1
Each Chargor shall immediately upon execution of this Deed (or, if later, the date on which an insurance policy is designated as a "Policy" for the purposes of this Deed) serve a notice, substantially in the form of Part 1 of Schedule 9 (Form of Notice and Acknowledgement for Insurer), on each other party to each Policy.

16.4.2
Each Chargor shall use reasonable endeavours to procure that each such party acknowledges that notice by signing and returning to the Lender a letter of undertaking substantially in the form of Part 2 of Schedule 9 (Form of Acknowledgement from Insurer) within 7 Business Days of the date of this Deed or, if later, the date of entry into the relevant Policy.  Any instructions contained in any notice sent by a Chargor pursuant to this Clause may not be revoked or amended without the Lender's prior written consent.

17	POWERS, PROTECTION AND DISCRETIONS OF THE LENDER
17.1	Rights and powers etc
All the rights, powers, authorities and discretions which are expressly or impliedly conferred by this Deed on a Receiver may, after the Security Interest constituted by this Deed has become enforceable, be exercised by the Lender in respect of the Security Assets whether or not a Receiver has been or is later appointed.
17.2	Protections
All the protections and immunities which this Deed provides for a Receiver shall be available to the Lender when the Lender is exercising the rights, powers, authorities and discretions conferred on the Lender by this Deed.
17.3	Curing of breaches and covenants
If any Chargor fails to comply with any provision of this Deed, then each Chargor shall allow and hereby authorises the Lender or its nominee to do all such acts and things and take such action on behalf of any Chargor as may be necessary to secure compliance with that provision without becoming liable as a mortgagee in possession.
17.4	Indemnity
Each Chargor shall indemnify the Lender against all losses, costs, charges and expenses incurred by the Lender as a result of the failure by any Chargor to comply with any provision of this Deed and in connection with the exercise by the Lender or its nominee of their respective rights contained in Clause 17.3 (Curing of breaches and covenants).
17.5	Expenses so incurred
All monies expended and all costs incurred by the Lender or its nominee in carrying out any of their respective powers and discretions referred to in Clause 17.3 (Curing of breaches and covenants) shall be considered to have been properly incurred by the Lender or its nominee, shall be secured by this Security Interest and shall be payable on demand by the Chargors to the Lender.
18	ENFORCEMENT OF SECURITY
18.1	Timing
The Security Interest created by this Deed will be immediately enforceable at any time after the occurrence of:
18.1.1	an Event of Default which is continuing; or
18.1.2	a request being made by a Chargor to the Lender that it exercise any of its powers under this Deed.

18.2	Enforcement
After the Security Interest constituted by this Deed has become enforceable, the Lender may, without notice to the Chargors or prior authorisation from any court, in its absolute discretion:
18.2.1	enforce all or any part of that Security Interest (at any time and in any manner it sees fit);
18.2.2	appoint a Receiver to all or any part of the Security Assets;
18.2.3	appoint one or more persons as an Administrator of any Chargor in accordance with Schedule B1 of the Insolvency Act;
18.2.4
take possession of and hold or dispose of all or any part of the Security Assets including, without limitation, all of the powers conferred on a mortgagee under the LPA (as varied or extended by this Deed) or any of the powers conferred on a holder of a qualifying floating charge holder (as defined in the Insolvency Act);

18.2.5	secure and perfect its title to all or any part of a Security Asset and / or transfer any asset into the name of its nominee;
18.2.6	exercise in relation to any Security Asset all the powers, authorities and things which it would be capable of exercising if it were the absolute legal and beneficial owner of that Security Asset;
18.2.7
whether or not it has appointed a Receiver, exercise all or any of the rights, powers, authorisations and discretions conferred by the LPA (as varied and extended by this Deed) on mortgagees, by this Deed on any Receiver, or conferred by the Insolvency Act or any other law on mortgagees and Receivers;

18.2.8	subject to paragraph 4.13.3, by written notice to the Chargors convert the floating charge created by Clause 4.12 (Floating Charge) into a fixed charge as regards any assets specified in that notice;
18.2.9
exercise the statutory power of sale and any other powers conferred by section 101 of the LPA and the statutory powers of leasing as amended and varied in the forgoing clauses and all other statutory powers in respect of the whole or any part of the Security Assets;

18.2.10	exercise all its rights, powers and remedies as assignee of the Accounts or any contracts and/or agreements and, in particular, the right to:
(a)	demand and receive any interest or other monies payable in respect of any credit balance on any Account or any relevant contract or agreement; and
(b)
withdraw sums standing to the credit of any Account (or, by notice to the bank with whom such Account is maintained, block the withdrawal of any such sums) and otherwise exercise all rights in relation to the Accounts as the relevant Chargor may exercise (or, but for this Deed) might exercise; and

(c)	apply, transfer or set-off any or all of the balances from time to time standing to the credit of the Accounts in or towards the payment or other satisfaction of all or part of the Secured Liabilities then due but unpaid in accordance with Clause 21.1 (Order of application).
18.3	Statutory powers
18.3.1	For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed.
18.3.2
The statutory power of sale or other right of disposal conferred on the Lender and on any Receiver by this Deed shall operate as a variation and extension of the statutory power of sale under section 101 of the LPA and such power shall arise (and the Secured Liabilities shall be deemed due and payable for that purpose) on execution of this Deed.

18.3.3
The statutory powers of leasing may be exercised by the Lender at any time on or after the Security Interest constituted by this Deed has become enforceable and such powers are extended by this Deed so as to authorise the Lender to make any lease or agreements for lease, accept surrenders of leases and grant options on such terms as the Lender may think fit and without the need to comply with any restrictions imposed by law (including, but not limited to, under section 99 or section 100 of the LPA).

18.3.4
For the purposes of sections 99 and 100 of the LPA, the expression "Mortgagor" will include any incumbrancer deriving title under a Chargor and neither sub-section (18) of section 99 nor sub-section (12) of section 100 of the LPA will apply.

18.3.5
No Chargor shall have, at any time up until the Discharge Date, the power pursuant to section 99 of the LPA to make any Lease in respect of any Real Property without the prior written consent of the Lender.

18.3.6	The restrictions contained in section 93 and section 103 of the LPA shall not apply to the Security Interest constituted by this Deed.
18.3.7	Each Receiver and the Lender is entitled to all the rights, powers and privileges and immunities conferred by the LPA and the Insolvency Act on mortgagees and Receivers.
18.3.8
Neither the Lender nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

18.4	Access on enforcement
18.4.1
At any time after the Security Interest constituted by this Deed has become enforceable, each Chargor will allow any of the Secured Parties, without further notice or demand, immediately to exercise all its rights, powers and remedies in particular (and without limitation) to take possession of any Security Asset and for that purpose to enter on any premises where a Security Asset is situated (or where any Secured Party reasonably believes a Security Asset to be situated) without incurring any liability to any Chargor for, or by any reason of, that entry.

18.4.2	At all times, each Chargor must use its best endeavours to allow any Secured Party access to any premises for the purpose of Clause 18.4.1 (obtaining any necessary consents or permits of other persons) and ensure that its employees and officers do the same.

19	RECEIVER
19.1	Appointment of Receiver
19.1.1	After the Security Interest constituted by this Deed has become enforceable the Lender may without prior notice, appoint:
(a)	any one or more persons to be a Receiver of all or any part of the Security Assets; or
(b)	two or more Receivers of separate parts of the Security Assets; or
(c)	appoint another person(s) as an additional Receiver(s).
19.1.2	Any appointment under paragraph 19.1.1 above may be by deed, under seal or in writing under its hand.
19.1.3	Any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the LPA) does not apply to this Deed.
19.1.4
At any time, if so requested by a Chargor, without further notice, the Lender may appoint a Receiver to all or any part of the Security Assets as if the Lender had become entitled under the LPA to exercise the power of sale conferred under the LPA.

19.2	Statutory powers of appointment
The powers of appointment of a Receiver pursuant to Clause 19.1 (Appointment of Receiver) above shall be in addition to all statutory and other powers of appointment of the Lender under the LPA (as extended by this Deed), the Insolvency Act or otherwise and such powers shall remain exercisable from time to time by the Lender in respect of any part of the Security Assets and shall be exercisable without the restrictions contained in sections 103 and 109 of the LPA or otherwise.
19.3	Removal
The Lender may from time to time by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver who has been removed for any reason.
19.4	Remuneration
The Lender may from time to time fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) and (8) of the LPA) will not apply.  Any remuneration of any Receiver will form part of the Secured Liabilities.
19.5	Agent of the Chargors
19.5.1
A Receiver will be deemed to be the agent of the Chargors for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the LPA.  Each Chargor is solely responsible for the remuneration, expenses, contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

19.5.2	No Secured Party will incur any liability (either to the Chargors or to any other person) by reason of the appointment of a Receiver or for any other reason.
19.5.3	No Receiver shall at any time act as agent for any other Secured Party.
20	POWERS OF RECEIVER
20.1	Statutory powers
20.1.1	A Receiver (subject to any restrictions in the instrument appointing him but notwithstanding any winding up or dissolution of any Chargor) has (to the extent permitted by law):
(a)
all of the rights, powers, remedies and discretions of an administrative receiver under Schedule 1 of the Insolvency Act, as if such Schedule and all relevant definitions set out in the Insolvency Act were set out in this Deed; and

(b)
otherwise, all the rights, powers, remedies and discretions conferred on a mortgagor, a mortgagee in possession and on a Receiver (or a receiver and manager) appointed under the LPA or the Insolvency Act.

20.1.2
If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually (and to the exclusion of any other Receiver) or together with any other person appointed or substituted as a Receiver.

20.2	Additional powers
In addition to those powers, rights and discretions set out in paragraphs 20.1.1(a) and 20.1.1(b) above, a Receiver shall have the following rights, powers and discretions:
20.2.1	Possession
A Receiver may take immediate possession of, get in and collect the Security Assets or any part thereof.
20.2.2	Carry on business
A Receiver may carry on, manage or concur in carrying on or managing the whole or any part of the business of any Chargor as he in his discretion may think fit.
20.2.3	Protection of assets
A Receiver may:
(a)	manage, insure, repair, decorate, maintain, alter, improve, develop, construct, modify, refurbish, renew or add to the Security Assets or concur in so doing;

(b)	commence, continue or complete any new works, unfinished work, building operations, construction, reconstruction, maintenance, furnishing, finishing or fitting-out on any Real Property; and
(c)	apply for and maintain any planning permissions, building regulations, approvals and any other permissions, consents or licences, in each case as he in his discretion may think fit.
20.2.4	Employees
(a)	A Receiver may appoint and discharge managers, directors and secretaries for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by any Chargor.
20.2.5	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)
The consideration for the sale of any Security Asset may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which the Receiver thinks fit.

(c)	Fixtures, other than landlord's fixtures, may be severed and sold separately from the property containing them without the consent of any Chargor.
20.2.6	Let, hire or lease
A Receiver may:
(a)	let, hire or lease (with or without premium) and accept surrenders of leases or tenancies or concur in so doing;
(b)	grant rights, options or easements over and otherwise deal with or dispose of and exercise all rights, powers and discretions incidental to, the ownership of the Security Assets; and
(c)	exchange or concur in exchanging the Security Assets,
in each such case in such manner and generally on such terms as he may in discretion think fit, with all the powers of an absolute beneficial owner. The Receiver may exercise any such power by effecting such transaction in the name or on behalf of any Chargor or otherwise.
20.2.7	Registration
A Receiver may use any Chargor's name to effect any registration or election for tax or other purposes.

20.2.8	Insurances
A Receiver may effect, review or vary insurances.
20.2.9	Borrowing
A Receiver may for the purposes of exercising any of the powers, authorities or discretions conferred on him by or pursuant to this Deed or of defraying any costs (including, without limitation, his remuneration) which are incurred by him in the exercise of such powers, authorities or discretions or for any other purpose, raise and borrow money or incur any other liability either unsecured or secured on the Security Assets, either in priority to the Security Interest created by this Deed or otherwise, and generally on such terms as he in his discretion may think fit. No person lending such money is to be concerned to enquire as to the propriety or purpose of the exercise of such power or as to the application of money so raised or borrowed.
20.2.10	Advance credit
A Receiver may advance credit, in the ordinary course of any Chargor's business, to any person.
20.2.11	Make calls
A Receiver may make, or require the directors of any Chargor to make such calls upon the shareholders of that Chargor in respect of any uncalled capital of that Chargor as the Receiver in his discretion may require and enforce payment of any call so made by action (in the name of that Chargor or the Receiver as the Receiver in his discretion may think fit) or otherwise.
20.2.12	Compromise, legal action and mediation
A Receiver may:
(a)
settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset;

(b)	bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit; and
(c)	refer to mediation any question in relation to any Security Asset that he thinks fit.
20.2.13	Subsidiaries
A Receiver may:
(a)	promote the formation of any subsidiary of any Chargor with a view to such subsidiary purchasing, leasing, licensing or otherwise acquiring an interest in the Security Assets;
(b)	arrange for the purchase, lease, licence or acquisition of an interest in the Security Assets by any such subsidiary for any valuable consideration,

including, without limitation, cash, shares, debentures, loan stock, convertible loan stock or other securities, profits or a sum calculated by reference to profits, turnover, royalties, licence  fees or otherwise, whether or not secured on the undertaking or assets of such subsidiary and whether or not such consideration is payable or receivable in a lump sum or at any time or any number of times by instalments spread over such period, as the Receiver in his discretion may think fit; and

(c)	arrange for such subsidiary to trade or cease to trade as the Receiver in his discretion may think fit.
20.2.14	Receipts
A Receiver may give valid receipts for all monies and execute all assurances and things which he in his discretion may think proper or desirable for realising the Security Assets.
20.2.15	Environment
A Receiver may conduct and complete all investigations studies, sampling and testing and all remedial, removal and other actions, whether required under Environmental Law or by the Lender or otherwise and comply with all lawful orders and directives relating to Environmental Law.
20.2.16	Mediation
A Receiver may refer to mediation any question in relation to any Security Asset that he thinks fit.
20.2.17	Delegation
A Receiver may delegate his power in accordance with this Deed.
20.2.18	Lending
A Receiver may lend money or advance credit to any customer of any Chargor.
20.2.19	Other powers
A Receiver may:
(a)
do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers, remedies or discretions conferred on the Lender or any Receiver under or by virtue of this Deed or by law;

(b)
exercise every power which the Receiver in its absolute discretion considers desirable for maintaining or enhancing the value of the Security Assets or in connection with the enforcement of the Security Interest created by this Deed or the realisation of any Security Asset;

(c)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute legal and beneficial owner of that Security Asset;

(d)	do any other acts and things it lawfully may do as agent for any Chargor; and
(e)	use the name of any Chargor for any of the purposes set out in this Clause 20.
20.3	Powers to be additional
The powers conferred by this Deed in relation to the Security Assets on the Receiver shall be in addition to, and not in substitution for, the powers conferred on receivers under the LPA and the Insolvency Act.
20.4	Powers to be exercisable by the Lender
20.4.1	The Lender may exercise all powers granted by the Receiver by this Deed whether as attorney of any Chargor or otherwise.
20.4.2
The powers of the Receiver set out above are in addition to, and without prejudice to, all statutory and other powers of the Lender as provided in Clause 18.3 (Statutory powers) or otherwise and so that, inter alia, such powers are and remain exercisable by the Lender in respect of that part of the Security Assets in respect of which no appointment of a Receiver by the Lender is from time to time subsisting.

20.5	Conflict
If and to the extent that there is any ambiguity or conflict between:
20.5.1	the powers conferred on the Receiver by the Act and those powers listed in Schedule 1 of the Insolvency Act; and
20.5.2	the powers conferred by this Clause 20,
the powers conferred by this Clause 20 shall prevail.
21	APPLICATION OF PROCEEDS
21.1	Order of application
Subject to Clause 21.2 (Prospective liabilities), all amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of the security constituted by this Deed (for the purposes of this Clause 21, the "Recoveries") shall be held by the Lender on trust to apply them at any time as the Lender (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 21), in the following order:
21.1.1	in discharging any sums owing to the Lender, any Receiver or any Delegate;
21.1.2
in payment of all costs and expenses incurred by any Secured Party in connection with any realisation or enforcement of the security constituted by this Deed taken in accordance with the terms of this Deed;

21.1.3	in payment to the Lender for application in accordance with the Loan Note Instrument; and
21.1.4	the balance (if any) will be applied as required by law.

21.2	Prospective liabilities
Following enforcement of the security constituted by this Deed, the Lender may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) for later application under Clause 21.1 (Order of application) in respect of:
21.2.1	any sum to the Lender, any Receiver or any Delegate;
21.2.2	any part of the Secured Liabilities; and
21.2.3	any sum that the Lender reasonably considers, in each case, might become due or owing at any time in the future.
21.3	Investment of proceeds
Prior to the application of the proceeds of the Recoveries in accordance with Clause 21.1 (Order of application) the Lender may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Lender with such financial institution (including itself) and for so long as the Lender shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Lender's discretion in accordance with the provisions of this Clause 21.3.
21.4	Currency Conversion
21.4.1
For the purpose of, or pending the discharge of, any of the Secured Liabilities the Lender may convert any monies received or recovered by the Lender from one currency to another, at a market rate of exchange.

21.4.2	The obligations of each Chargor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
21.5	Permitted Deductions
The Lender shall be entitled, in its discretion:
21.5.1
to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed; and

21.5.2
to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Lender under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed).

22	PROTECTION OF PURCHASERS
22.1	No purchaser or other person dealing with any Secured Party shall be bound to enquire:
22.1.1	whether the Secured Liabilities have become due and/or payable;

22.1.2	whether any event has happened upon which any of the powers conferred by this Deed may have arisen or be exercisable or is being properly exercised;
22.1.3	whether any money remains due under the Finance Documents; or
22.1.4	how any money paid to that Secured Party is to be applied.
22.2
No purchaser dealing with any Secured Party or the Security Interest constituted by this Deed is to be concerned to enquire whether any power exercised or purported to be exercised by the Secured Parties has become exercisable, or as to the propriety or regularity of any sale by, or other dealing with the Secured Parties. Any such sale or dealing is deemed to be within the powers conferred by this Deed and to be valid and effective accordingly. All the protection to purchasers contained in section 104 and section 107 of the LPA and section 42(3) of the Insolvency Act apply to any purchaser.

22.3
The receipt of any Secured Party shall be conclusive discharge to any purchaser and, in making any sale or disposal of any of the Security Assets or making any acquisition, any Secured Party may do for such consideration, in such manner and on such terms as it thinks fit.

23	LIABILITY OF LENDER AND RECEIVER
23.1	Liability
Neither the Lender, any Receiver nor any of their respective Delegates and sub-delegates, (whether as mortgagee in possession or otherwise) shall either by reason of:
23.1.1	taking possession of or realising all or any part of the Security Assets; or
23.1.2	taking any action permitted by this Deed,
be liable to any Chargor or any other person for any costs, losses or liabilities relating to any of the Security Assets or for any act, default, omission or misconduct of the Lender, any Receiver or their respective Delegates and sub-delegates in relation to the Security Assets or otherwise.
23.2	Exoneration
Neither the Lender, any Receiver nor any of their respective Delegates and sub delegates shall have any duty:
23.2.1	to perform any Chargor's obligations or exercise any rights in relation to any Security Asset;
23.2.2	to ensure that any Related Rights are made available and to ensure that the correct amount has been received in relation to any Related Right;
23.2.3	to take up any offer in relation to any Security Asset;
23.2.4	to investigate, appraise or report on the status, propriety or validity of the acts of the Receiver or Lender;
23.2.5	to give any notification to anyone in relation to any Security Asset; or
23.2.6	to take any action to enforce any other person's obligations as regards any Security Asset.

23.3	Protection of the Receiver
The Receiver shall be entitled to all the rights, powers, privileges and immunities which the LPA confers on mortgagees and receivers duly appointed under the LPA.
24	POWER OF ATTORNEY
24.1
Each Chargor, by way of security for the performance of its obligations under this Deed, irrevocably and severally appoints the Lender, each Receiver and each of their respective Delegates and sub-delegates to be its attorney (with full power of substitution and delegation) and in its name, on its behalf and as its act and deed to:

24.1.1	execute, deliver and perfect a Legal Mortgage over any Real Property not already the subject of a registrable Legal Mortgage;
24.1.2	execute, deliver and perfect all other documents, deeds and agreements and do all such things which the attorney may consider to be required or desirable for:
(a)
carrying out any obligation imposed on any Chargor by this Deed or any agreement binding on any Chargor to which the Lender is a party (including, but not limited to, the execution and delivery of any charges, assignments or other security and any transfers of the Security Assets and perfecting and/or releasing the Security Interest created or intended to be created in respect of the Security Assets); and

(b)
enabling the Lender and any Receiver to exercise any of the rights, powers and authorities conferred on them pursuant to this Deed or by law (including, after the Security Interest constituted by this Deed has become enforceable as provided in this Deed, the exercise of any right of a legal or beneficial owner of the Security Assets or any part of the Security Assets);

24.1.3	each Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers under this Deed; and
24.1.4
each Chargor covenants (for the purpose of the irrevocable nature of the power of attorney granted in this Clause 24) with each Receiver appointed pursuant to this Deed, to join in and concur with the exercise by such Receiver of any powers of such Receiver to act on behalf of any Chargor.

25	DELEGATION AND DISCRETION
25.1	Delegation
25.1.1
The Lender and/or any Receiver may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are conferred and are exercisable by it under this Deed to any person or persons on such terms and conditions as it sees fit.

25.1.2
No such delegation pursuant to this Clause 25 shall preclude either the subsequent exercise of such power, authority or discretion by the Lender or a Receiver itself or any subsequent delegation or revocation of such power, authority or discretion.

25.1.3	Neither the Lender nor any Receiver will have any liability to any Chargor or any other person for any loss or liability arising from any act, default, omission or misconduct by any Delegate.
25.2	Discretion
Any right or power which may be exercised or any determination which may be made under this Deed by the Lender or any Receiver may be exercised by it in its absolute and unfettered discretion, without any obligation to give reasons.
26	EFFECTIVENESS OF SECURITY
26.1	Continuing Security
The Security Interest constituted by this Deed shall remain in full force and effect as continuing security for the Secured Liabilities until the Discharge Date and shall not be released before then by any intermediate payment, discharge or satisfaction of all or any of the Secured Liabilities or for any other reason.
26.2	Cumulative rights
The Security Interest created by or pursuant to this Deed and the rights, powers and remedies of the Lender under this Deed shall be cumulative and shall be in addition to and independent of every other Security Interest, guarantee, right, power or remedy which the Lender may at any time have in connection with the Secured Liabilities, including the rights, powers and remedies provided by law, and accordingly, the Lender shall not be obliged before exercising any such rights, powers or remedies:
26.2.1	to make any demand of, or take any action or obtain any judgment in any court against, any Chargor;
26.2.2	to make or file any claim or proof in winding-up or dissolution of any Chargor; or
26.2.3	to enforce or seek to enforce any other Security Interest held by it in respect of the Secured Liabilities.
26.3	No merger of Security
No prior Security Interest held by the Lender (whether in its capacity as trustee or otherwise) or any other Secured Party over the whole or any other part of the Security Assets shall merge with the Security Interest constituted by this Deed.
26.4	No prejudice
The Security Interest created by or pursuant to this Deed shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to any Chargor or any other person, or the Lender or by any variation of the terms of the trust upon which the Lender holds the Security Interest created by or pursuant to this Deed or by any other thing which might otherwise prejudice that Security Interest.
26.5	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any

Finance Document on the part of the Lender shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
26.6	Partial invalidity
26.6.1
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

26.6.2
If any part of the Security Interest created or intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the Security Interest constituted under this Deed.

26.7	Tacking
26.7.1
For the purposes of section 94(1)(c) of the LPA and section 49(3) of the Land Registration Act 2002, the Lender confirms on behalf of the Secured Parties that the Secured Parties will comply with their obligations to make further advances under the Loan Note Instrument subject to the terms of the Finance Documents.

26.7.2
Each Chargor consents to an application being made to the Land Registry to enter the obligation to make further advances on the charges register of any registered land forming part of the Real Property.

26.8	Further assurance
26.8.1	Each Chargor shall promptly, at its own cost, enter into, execute and complete a Legal Mortgage over any Real Property in England and Wales not already the subject of a registrable Legal Mortgage.
26.8.2	Each Chargor shall promptly, at its own cost, do whatever the Lender reasonably requires:
(a)	to create, perfect and/or protect the Security Interest created or intended be created by this Deed;
(b)	to create, perfect and/or protect the priority of the Security Interest created or intended be created by this Deed;
(c)	to facilitate the exercise of any rights, powers and remedies vested in the Lender or any Receiver (or their respective Delegates) by this Deed and/or by the law; and/or
(d)	to facilitate the realisation of the Security Assets.
26.8.3
In order to satisfy its obligations under paragraphs 26.8.1 and 26.8.2 above, each Chargor shall immediately, upon the request of the Lender, execute any transfer, conveyance, mortgage, charge, assignment or assurance over all or any of the assets intended to constitute the Security Assets (whether in favour of the Lender or its nominee or otherwise) and make any registration or notarisation and give any notice, instructions, order or direction in respect of the Security Assets.

27	PRIOR SECURITY INTERESTS
27.1
In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security Interest against any of the Security Assets or in case of exercise by the Lender or any Receiver of any power of sale under this Deed, the Lender may redeem such prior Security Interest or procure the transfer of such Security Interest to itself.

27.2
The Lender may settle and agree the accounts of the holder of the prior Security Interest and any accounts so settled and agreed will (in the absence of manifest error) be conclusive and binding on the Chargors.

27.3
All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargors to the Lender on demand together with accrued interest on such sums as well as before judgement at the rate of fifteen per cent. per annum from the time or respective times of the same having been paid or incurred until payment of such sums (as well as after as before judgment).

28	SUBSEQUENT SECURITY INTERESTS
If the Lender receives, or is deemed to be affected by, notice whether actual or constructive of any subsequent Security Asset or other interest affecting the Security Assets, it may open a new account for the relevant Chargor in its books.  If the Lender does not open a new account, it shall nevertheless be treated as if it had done so at the time it received or was deemed to be affected by such notice.  Unless the Lender gives express written notice to the contrary to the Chargors, all payments made by the relevant Chargor to the Lender will, as from that time, be treated as having been credited to a new account of the relevant Chargor and not as having been applied in reduction of the Secured Liabilities.
29	SUSPENSE ACCOUNT
29.1	Contingencies
If the Security Interest constituted by this Deed, is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Lender (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account in which event, Clause 29.2 (Suspense account) shall apply to such proceeds.
29.2	Suspense account
All monies received, recovered or realised by the Lender under this Deed (including the proceeds of any conversion of currency) may in the absolute discretion of the Lender be credited to any interest bearing suspense or impersonal account(s) maintained with a bank, building society or financial institution (including itself) for so long as it may think fit (the interest being credited to the relevant account) pending their application from time to time at the Lender's absolute discretion, in or towards the discharge of any of the Secured Liabilities.

30	RELEASE OF SECURITY
30.1
Upon the occurrence of the Discharge Date and subject always to Clause 30.2, the Lender shall, at the request and cost of the Chargors, release and cancel the Security Interest constituted by this Deed and procure the reassignment to the relevant Chargor of the property and assets assigned to the Lender pursuant to this Deed, in each case without recourse to, or any representation or warranty by, Lender or any of its Delegates.

30.2
Following any discharge of any Chargor made by the Lender, in reliance on any payment or security, the Lender may retain the Security Interest constituted by this Deed (and all documents of title or other documents necessary to protect such Security Interest) until the expiry of the maximum period within which such payment or security can be avoided, reduced or invalidated for any reason. If the person other than the relevant Chargor making such payment or giving such security goes into liquidation or administration or equivalent proceedings in any foreign jurisdiction within that period the Lender may retain the Security Interest constituted by this Deed for as long as it sees fit.

31	SET-OFF
The Lender may set off any matured obligation due from any Chargor under this Deed (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Chargor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
32	FINANCIAL COLLATERAL
32.1
To the extent that any of the Security Assets constitute "financial collateral" and this Deed constitutes a "security financial collateral arrangement" (as those terms are defined in the Regulations), the Lender shall, upon the Security Interest created by this Deed becoming enforceable pursuant to Clause 18.2 and to the extent permitted by the Regulations, have the right to appropriate all or any part of the Security Assets in or towards the discharge of the Secured Liabilities without obtaining any court authorisation and in such order as the Lender may in its absolute discretion determine.

32.2	The Parties agree that the value of any Security Asset appropriated in accordance with sub-clause 32.1 above shall be:
32.2.1
in the case of cash denominated in the currency of denomination of the Secured Liabilities, the amount of such cash plus any accrued but unposted interest attributable to such cash on the date of appropriation;

32.2.2
in the case of any other cash, the amount of the currency of denomination of the Secured Liabilities that the Lender could purchase with the amount of such cash (plus any accrued but unposted interest attributable to such cash) on the date of appropriation in accordance with its usual practice; or

32.2.3
in the case of Shares, the price of those Shares at the time the right of appropriation is exercised as listed on any recognised market index, independent valuation or as determined by such other method as the Lender may select.

32.3	The Parties agree that the method of valuation provided for in this Clause 32 (Financial collateral) is commercially reasonable for the purposes of the Regulations.
33	CURRENCY
33.1	Relevant Currency
Each Chargor is obliged under this Deed to discharge the Secured Liabilities in the Relevant Currency.
33.2	Receipt in wrong currency
If at any time the Lender receives a payment (including by set-off) referable to any of the Secured Liabilities from any source in a currency other than the Relevant Currency, then that payment will take effect as a payment to the Lender of the amount in the Relevant Currency which the Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.
33.3	Currency indemnity
33.3.1
If any sum due from a Chargor under this Deed (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which the Sum is payable into another currency (the "Second Currency") for the purposes of:

(a)	making or filing a claim against any Chargor; or
(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, each Chargor shall, as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of receipt of that Sum.
33.3.2	Each Chargor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other that in which it is expressed to be payable.
34	PAYMENTS TO BE MADE WITHOUT DEDUCTION
34.1	No deductions
All sums payable by each Chargor under this Deed shall be paid in the Relevant Currency in immediately available funds and shall be paid to the credit of such account as the Lender may designate.  All such payments shall be made in full without set-off of any sum owing by the Lender to any Chargor or counterclaim and free and clear of any deductions of or withholding for or on account of any Tax or for any other reason, except to the extent that any such deduction or withholding is required by law.

34.2	Grossing-up
If at any time any Chargor is required by law to make any deduction or withholding from any payment due from that Chargor to the Lender, that Chargor shall simultaneously pay to the Lender whatever additional amount is necessary to ensure that the Lender receives a net sum equal to the payment it would have received had no deduction or withholding been made.
35	CERTIFICATES AND DETERMINATIONS
A certificate or determination by the Lender or a Receiver of a rate or an amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
36	ASSIGNMENT AND TRANSFER
36.1	Chargors consent to assignment/transfer by Lender
Each Chargor consents to the assignment and/or transfer by the Lender of any one or more of its rights and/or obligations under this Deed. The Lender may, without consulting with or obtaining consent from any Chargor at any time charge, assign or otherwise create Security Interest in or over its rights, benefits and interests under this Deed to secure any obligations of any Secured Party.
36.2	No assignment/transfer by Chargors
No Chargor may assign or transfer any one or more of its rights and/or obligations under this Deed.
36.3	Confidentiality
The Lender shall be entitled to disclose any information concerning any Chargor and this Deed as it considers appropriate to:
36.3.1	any person permitted in accordance with the Loan Note Instrument;
36.3.2	any person proposing to take an assignment and/or transfer from the Lender;
36.3.3	any person proposing to enter into contractual relations with the Lender with respect to this Deed; and
36.3.4	any person to whom information may be required to be disclosed by an applicable law.
37	INDEMNITY TO THE LENDER
37.1	Each Chargor shall promptly indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
37.1.1	any failure by any Chargor to comply with its obligations under Clause 38 (Costs and expenses);
37.1.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
37.1.3	the taking, holding, perfection, preservation, protection or enforcement of the Security Interest constituted under this Deed;

37.1.4	the exercise of any of the rights, powers, discretions and remedies vested in the Lender, each Receiver and their Delegate and sub-delegates by this Deed or by law;
37.1.5	any default by any Chargor in the performance of any of the obligations expressed to be assumed by it in this Deed;
37.1.6	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
37.1.7
acting as Lender, Receiver or Delegate under this Deed or which otherwise relates to any of the Security Assets (otherwise, in each case, than by reason of the relevant Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

38	COSTS AND EXPENSES
38.1	Transaction expenses
Each Chargor shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution, and perfection of this Deed, any other documents referred to in this Deed and the Security Interest constituted by this Deed.
38.2	Amendment costs
If any Chargor requests an amendment, waiver or consent in connection with this Deed, each Chargor shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Secured Parties in responding to, evaluating, negotiating or complying with that request or requirement.
38.3	Enforcement and preservation costs
Each Chargor shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under this Deed and any proceedings instituted by or against any Secured Party as a consequence of taking or holding the Security Interest constituted by this Deed or enforcing these rights.
39	MISCELLANEOUS
39.1	Variations
No variation of the terms of this Deed shall be valid unless such variation is in writing and signed by each Chargor and the Lender.
39.2	Third party rights
Other than any Secured Party a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.
39.3	Perpetuity period
The trusts created by this Deed have a perpetuity period of 125 years.

39.4	Counterparts
This Deed may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
39.5	Joint and several liability
The Chargors shall be jointly and severally liable for their obligations under this Deed.
40	NOTICES
40.1	Communications in writing
Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.
40.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is:
40.2.1	in the case of the Lender, that identified by its name below; and
40.2.2	in the case of each Chargor, that identified by its name below, or any substitute address fax number or department or officer as any Chargor may notify to the Lender (or the Lender may notify to the Chargors, if a change is made by the Lender) by not less than five Business Days' notice.
40.3	Delivery
40.3.1	Any communication or document made or delivered by the Lender to any Chargor under or in connection with this Deed shall only be effective:
(a)	if by way of fax, when received in legible form; or
(b)
if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the relevant party at that address, and, in the case of the Lender, if a particular department or officer is specified as part of its address details provided under Clause 40.2 (Addresses), if addressed to that department or officer.
40.3.2
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer certified in Clause 40.2 (Addresses) (or any substitute department or officer as the Lender will specify for this purpose).

40.3.3
Any communication or document which becomes effective, in accordance with paragraphs 40.3.1 and 40.3.2 above after 5.00pm in the place of receipt shall be deemed to only become effective on the following day.

40.4	English language
40.4.1	Any notice given under or in connection with this Deed must be in English.
40.4.2	All other documents provided under or in connection with this Deed must be:
(a)	in English; or
(b)
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

41	GOVERNING LAW AND JURISDICTION
41.1	Governing law
This Deed and any non-contractual obligation arising out of or in connection with it are governed by English law.
41.2	Jurisdiction of English courts
41.2.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute").

41.2.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
41.2.3
This Clause 41.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Deed is executed as a deed by each Chargor and is signed for and on behalf of the Lender and is delivered and takes effect on the date at the beginning of this Deed.

EXECUTION PAGES

EXECUTED as a DEED by CARTESIAN LIMITED, acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address: Descartes House, 8 Gate Street, London, WC2A 3HP
Fax:

EXECUTED as a DEED by FARNCOMBE TECHNOLOGY LIMITED, acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address: Descartes House, 8 Gate Street, London, WC2A 3HP
Fax:

EXECUTED as a DEED by FARNCOMBE ENGINEERING SERVICES LTD, acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address: Descartes House, 8 Gate Street, London, WC2A 3HP
Fax:

EXECUTED as a DEED by CAMBRIDGE ADVENTIS LIMITED, acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address: Descartes House, 8 Gate Street, London, WC2A 3HP
Fax:

EXECUTED as a DEED
by AUTO CASH FINANCING, INC., a company incorporated in Delaware, United States of America, acting by ________________________ who, in accordance with the laws of that territory, is acting under the authority of the company
	) ) ) ) ) ) ) )	Signature in name of company Auto Cash Financing, Inc. Signature: Authorised signatory

Attention:
Address: Blackstreet Capital Holdings, LLC, 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815
Fax:

SCHEDULE 1
- MORTGAGED PROPERTY

Registered Land

Item No.	County and District/London Borough	Description of Property	Title Number
1.	[●]	[●]	[●]
2.	[●]	[●]	[●]

SCHEDULE 2
- ACCOUNT DETAILS
Part 1
Blocked Accounts

Name of Account Bank	Name of Account Holder	Sort Code	Account Number	Currency
[●]

Part 2
Other Accounts

Name of Account Bank	Name of Account Holder	Sort Code	Account Number	Currency
[●]

SCHEDULE 3
- CONTRACTS

[●]

SCHEDULE 4
- INSURANCE POLICIES

Name of policy holder	Policy description	Policy number
[●]	[●]	[●]

SCHEDULE 5
 - FORM OF LEGAL MORTGAGE

THIS DEED is dated [          ] between:
(1)	THE ENTITIES LISTED IN SCHEDULE 2 TO THIS DEED (each a "Chargor" and collectively the "Chargors");
(2)
AUTO CASH FINANCING, INC. incorporated and registered in Delaware, United States of America and c/o Blackstreet Capital Holdings, LLC, 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815 (the "Lender").

BACKGROUND
Each Chargor enters into this Deed in connection with the Loan Note Instrument (as defined below).
IT IS AGREED as follows:
1	DEFINITIONS
In this Deed:
Debenture	means the debenture dated [ ] granted by, amongst others, each Chargor in favour of the Lender;
Mortgaged Property	means any freehold, leasehold or immovable property specified in Schedule 1 to the Deed (Mortgaged Property);
Loan Note Instrument	means the term loan note instrument dated [ ] granted by the Borrower in favour of the Lender;
2	CONSTRUCTION
2.1	Unless defined in this Deed, a term defined in the Debenture has the same meaning in this Deed and in any notice given under or in connection with this Deed.
2.2
The provisions of clause 2.1.1 to 2.1.9 (inclusive), clause 2.2 to 2.9 (inclusive), clause 2.11 to 2.12, clause 5.1 and 5.2 and clauses 18 to 40 (inclusive) are incorporated into this Deed as if references in those clauses to the Debenture were references to this Deed and if all references in those clauses to Security Asset were references to the Mortgaged Property.

3	UNDERTAKING TO PAY
Each Chargor covenants with the Lender, on demand, to pay, discharge and satisfy all the Secured Liabilities when due and to indemnify the Secured Parties against any losses, costs, charges, expenses and liabilities arising from any breach or failure to pay, discharge and satisfy the Secured Liabilities in accordance with their respective terms.
4	SECURITY
4.1	All Security Interest created under this Deed:
4.1.1	is created in favour of the Lender;

4.1.2
is a continuing security for the payment, discharge and performance of all the Secured Liabilities except for any Secured Liabilities which, if secured by this Deed, would cause such Security Interest to be unlawful or prohibited by any applicable law; and

4.1.3	is granted with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
4.2
Subject to Clause 30 (Release of Security) of the Debenture, the Security Interest constituted by this Deed shall remain in full force and effect as continuing security for the Secured Liabilities until the Discharge Date and shall not be released before then by any intermediate payment, discharge or satisfaction of all or any of the Secured Liabilities or for any other reason.

4.3
Each Chargor charges by way of first legal mortgage all the Mortgaged Property and all rights under any licence or other agreement or document which gives each Chargor a right to occupy or use the Mortgaged Property.

5	APPLICATION TO THE LAND REGISTRY
Each Chargor consents to an application being made to the Land Registry to enter the following restriction on the Register of Title relating to any Real Property registered at the Land Registry:
"No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction is to be registered without a written consent signed by the proprietor for the time being of the charge dated [          ] in favour of Auto Cash Financing, Inc.  referred to in the charges register or [conveyancer] or [specify appropriate details]".
6	FURTHER ADVANCES
Each Chargor consents to an application being made to the Land Registry for a notice in the following terms to be entered on the Register of Title relating to any Real Property registered at the Land Registry:
"The lender under a loan note instrument dated [          ] is under an obligation (subject to the terms of that loan note instrument) to make further advances and the debenture referred to in the charges register dated [          ] in favour of Auto Cash Financing, Inc.   secures those further advances."
7	MISCELLANEOUS
Other than the Secured Parties a person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.
8	COUNTERPARTS
This Deed may be executed in a number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
9	GOVERNING LAW AND JURISDICTION
9.1	Governing law

This Deed and any non-contractual obligation arising out of or in connection with it are governed by English law.
9.2	Jurisdiction of English courts
9.2.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a "Dispute").

9.2.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
9.2.3
This Clause 9.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

THIS DEED is executed as a deed by each Chargor and is signed for and on behalf of the Lender and is delivered and takes effect on the date stated at the beginning of this Deed.

EXECUTION PAGES TO THE LEGAL MORTGAGE

EXECUTED as a DEED by [ ], acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address:

Fax:

EXECUTED as a DEED by [ ], acting by a director in the presence of:	) ) ) )
Director
Witness:

Name:

Address:

Occupation:
Address:

Fax:

EXECUTED as a DEED
by AUTO CASH FINANCING, INC., a company incorporated in Delaware, United States of America, acting by ________________________ who, in accordance with the laws of that territory, is acting under the authority of the company
	) ) ) ) ) ) ) )	Signature in name of company Auto Cash Financing, Inc. Signature: Authorised signatory

Attention:
Address: Blackstreet Capital Holdings, LLC, 5425 Wisconsin Avenue, Suite 701, Chevy Chase, MD 20815

Fax:

SCHEDULE 1
Mortgaged Property
Part 1
Registered Land

County and District/London Borough	Description of Property	Title Number

Part 2
Unregistered Land
1	[NAME OF CHARGOR]
The freehold/leasehold property known as [          ] and comprised in the following title (deed)(s) and other documents of title.
Date	Document	Parties

2	[NAME OF CHARGOR]
The freehold/leasehold property known as [          ] and comprised in the following title (deed)(s) and other documents of title.
Date	Document	Parties

SCHEDULE 2
[   ]

SCHEDULE 6
- FORM OF NOTICE AND ACKNOWLEGDEMENT FOR TENANT
Part 1
Form of Notice to Tenant

[On the Letterhead of the relevant Chargor]

To:	[The Tenant] [Address of Unit]

Copy to:	Auto Cash Financing, Inc. (as Lender)

Date:	[ ]
Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender")
This letter constitutes notice to you that pursuant to the Debenture we have assigned to the Lender by way of security all our present and future rights under or in connection with the lease between you and us [insert details of lease] (the "Lease") and all Related Rights.
In this notice, "Related Rights" means, in respect of the Lease, all present and future:
(a)	money and proceeds of any nature paid or payable in relation to the Lease, including sale proceeds and money paid by way of damages, award or judgement made in connection with that Lease; and
(b)	all rights and assets of any nature attaching to, deriving from or exercisable as a result of an interest in or ownership or operation of the Lease.
We irrevocably authorise and instruct you to:
1
disclose to the Lender without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Lease as the Lender may at any time request;

2	deal only with us in relation to the Lease unless you receive written instructions from the Lender to the contrary;
3
pay to us all sums from time to time due and payable by you under the Lease [to the Managing Agent][to us], until such time as you receive notice from the Lender instructing you otherwise (the "Instruction Notice") following which you shall comply with all instructions contained in such Instruction Notice or in any subsequent notice or instructions relating to the Lease or the debts represented by such Lease which you receive from the Lender without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

4	send copies of all notices and communications relating to the Lease to the Lender as well as to us.
We further instruct you that upon receipt of notice from the Lender that an Event of Default has occurred and is continuing:
1
all remedies provided for in the Lease or available at law or in equity are exercisable by the Lender (provided that the Lender shall have no greater rights under this notice than we have under the Lease);

2	all rights to compel performance of the Lease are exercisable by the Lender although we shall remain liable to perform all of the obligations assumed by us under the Lease; and
3	all rights, interests and benefits whatsoever accruing to or for the benefit of us arising from the Lease belong to the Lender to the exclusion of us.
Please note that we are and will remain liable to perform all the obligations assumed by us under the Lease and that neither the Lender, any Receiver nor any of their agents will at any time have any liability to you under the Lease.
We are not permitted to agree any amendment or supplement to, or to waive any term of the Lease, or to terminate the Lease or to allow it to lapse other than where the Lease expires in accordance with its terms and not by reason of default without the prior written consent of the Lender.
The instructions in this notice may not be revoked or amended without the prior written consent of the Lender.
This notice is governed by English law.
Please confirm your agreement to the above by sending the attached acknowledgement to [identify Lender officer] at [insert address details of Lender] with a copy to us at the above address.
Yours faithfully

…………………………………………………………..
For and on behalf of [Chargor]

Part 2
Form of Acknowledgement from Tenant

[On the letterhead of the Tenant]

To:	[Chargor] [Address]

Copy to:	Auto Cash Financing, Inc. (as Lender)

Date:	[ ]

Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender")
We confirm receipt from [ ] of a notice dated (the Notice") of an assignment, pursuant to the terms of the Debenture, of all [                           ]'s present and future rights under or in connection with the lease between you and us [insert details of lease] (the "Lease") and all Related Rights (defined in the Notice).
We confirm that:
1	we accept the instructions and authorisations contained in the Notice and we undertake to act in accordance with and comply with the terms of the Notice;
2
we have not received notice of the creation of any other assignment of or security over rights or proceeds arising under the Lease in favour of any third party or the creation of any other third party interest in those rights or proceeds and we will notify you promptly should we receive any such notice;

3	we have not claimed or exercised nor do we have any outstanding right to claim or exercise against [ ] any right of set-off, counter claim or other right relating to the Lease;
4	we agree that no term of the Lease may be amended, supplemented or waived without your prior written consent; and
5	we agree that the Lease may not be terminated without your prior written consent.

This letter is governed by English law.
Yours faithfully

......................................................................
For and on behalf of [Name of Tenant]

SCHEDULE 7
 - FORM OF NOTICE AND ACKNOWLEDGEMENT FOR ACCOUNT BANK
Part 1
Form of Notice to Account Bank

[On the Letterhead of the relevant Chargor]

To:	[name and address of third party bank]

Attention:	[ ]

Copy to:	Auto Cash Financing, Inc.

Date:	[ ]

Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender")
This letter constitutes notice to you that, pursuant to the Debenture, we have [assigned to/charged (by way of first fixed charge)] in favour of the Lender all our present and future rights and interest in and to account number(s) [insert details of accounts charged] in our name (the "Blocked Account(s)") together with all money from time to time standing to the credit of that Blocked Account(s), all interest accruing in relation to such Blocked Account(s) and all Related Rights.
In this notice, "Related Rights" means, in respect of the Blocked Account, all present and future:
(a)
money and proceeds of any nature paid or payable in relation to the Blocked Account(s), including sale proceeds and money paid by way of damages, award or judgment made in connection with that Blocked Account(s); and

(b)	all rights and assets of any nature attaching to, deriving from or exercisable as a result of an interest in or ownership or operation of the Blocked Account(s).
We irrevocably instruct and authorise you to:
1	credit to the Blocked Account(s) all interest from time to time earned on the sums of money held in the Blocked Account(s);
2	deal only with the Lender in relation to the Blocked Account(s) unless you receive written instructions from the Lender to the contrary;
3	hold all sums from time to time standing to the credit of the Blocked Account(s) to the order of the Lender;
4	comply with the terms of any written notice or instructions (including payment instructions) relating to the Blocked Account(s) or the sums standing to the credit of the Blocked Account(s)

from time to time which you may receive from the Lender without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instructions;

5
disclose to the Lender, without any reference to or further authority from us and without any enquiry by you as to the justification for such disclosure, such information relating to the Blocked Account(s) and the sums in the Blocked Account(s) as the Lender may from time to time request; and

6	send copies of all notices and communications relating to the Blocked Account(s) to the Lender as well as to us.
Please note that we are and will remain liable to perform all the obligations assumed by us under any mandate or other agreement relating to the Blocked Account(s) and that neither the Lender, any Receiver nor any of their agents will at any time have any liabilities or obligations to you regarding the Blocked Account(s).
We are not permitted, without the Lender's prior written consent, to permit or agree to any variation of the terms and conditions relating to the Blocked Account(s) or to close the Blocked Account(s).
The instructions in this notice may not be revoked or varied without the prior written consent of the Lender.
This notice shall be governed by and construed in accordance with English law.
Please confirm your agreement to the above by sending the attached acknowledgement to [identify Lender officer] at [insert address details of Lender] with a copy to us at the above address.
Yours faithfully

……………………………….…………………………..
For and on behalf of [Chargor]

Part 2
Form of Acknowledgement from Account Bank

[On the letterhead of the Account Bank]

To:	Auto Cash Financing, Inc.

Attention:	[ ]

Copy to:	[Chargor]

Date:	[ ]

Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender")
We confirm receipt from [                            ] of a notice dated [          ] (the "Notice") of the creation of [an assignment/a first fixed charge], pursuant to the terms of the Debenture, of all [                           ]'s present and future rights and interest in and to account number(s) [insert details of accounts charged] held with us in the name of [                 ] (the "Blocked Account(s)") together with all money from time to time standing to the credit of that Blocked Account(s), all interest accruing in relation to such Blocked Account(s) and all Related Rights (as defined in the Notice).
We confirm that:
1	the balance on the Blocked Account(s) as at today's date is £[ ];
2	we accept the instructions and authorisations contained in the Notice and undertake to comply with the terms of the Notice;
3
we have not received notice of the creation of any other assignment or security regarding the Blocked Account(s) or of the creation of any third party interest in the Blocked Account(s) or in the sums of monies held in the Blocked Account(s) or the debts represented by those sums and we will notify you promptly should we receive any such notice;

4
we do not have and will not in future create, accept or enforce any security interest or right of set-off or combination or other right in respect of the Blocked Account, the sums of money held in the Blocked Account(s) or the debts represented by those sums; and

5	we will not amend the terms or conditions upon which the Blocked Account(s) is operated or close the Blocked Account(s) without your prior written consent.
This acknowledgment shall be governed by and construed in accordance with English law.
Yours faithfully

……………………………………………..…..
for and on behalf of
[insert name of third party bank]

Part 3
Form of Notice to Account Bank (other than a Blocked Account)

[On the Letterhead of the relevant Chargor]

To:	[name and address of third party bank]

Attention:	[ ]

Copy to:	Auto Cash Financing, Inc.

Date:	[ ]

Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender")
This letter constitutes notice to you that, pursuant to the Debenture, we have [assigned to/charged (by way of first fixed charge)] in favour of the Lender all our present and future rights and interest in and to account number(s) [insert details of accounts charged] in our name (the "Charged Account(s)") together with all money from time to time standing to the credit of that Charged Account(s), all interest accruing in relation to such Charged Account(s) and all Related Rights.
In this notice, "Related Rights" means, in respect of the Charged Account(s), all present and future:
(c)
money and proceeds of any nature paid or payable in relation to the Charged Account(s), including sale proceeds and money paid by way of damages, award or judgment made in connection with that Charged Account(s); and

(d)	all rights and assets of any nature attaching to, deriving from or exercisable as a result of an interest in or ownership or operation of the Charged Account(s).
We hereby irrevocably authorise and instruct you to:
1
Disclose to the Lender on request to you by the Lender, any information relating to the Charged Account(s) without any reference to, or further authority from, us, including, but not limited to, supplying the Lender with copies of statements if requested by the Lender.

2	Operate the Charged Account(s) in accordance with the existing Account Mandate until you have been given notice pursuant to paragraph 2.1 of this Notice:
2.1
comply with the written directions of the Lender in relation to the Charged Account(s) following receipt by you of a notice that an Event of Default has occurred and is continuing ("Default Notice"). For the avoidance of doubt, upon receipt of a Default Notice you should only permit monies to be drawn on or debited to the Charged Account(s) in accordance with the written directions of the Lender without any enquiry by you as to the justification of such directions or instructions or the validity of them;

2.2
debit the Charged Account(s) with your costs and charges in connection with the opening, maintenance and operation of the Charged Account(s) both before and after receipt by you of a Default Notice; and

2.3
exercise any right of combination, consolidation, merger or set off which we may have in respect of any monies standing or accruing to the credit of the Charged Account(s) up until the time that you receive a Default Notice.

3
We shall at all times indemnify you and keep you indemnified fully and effectively from and against all losses, damages, liabilities and costs and expenses that you may incur in connection with or by reason of you complying with the terms of this Notice or in relation to the Charged Account(s).

4	We hereby agree and confirm that:
4.1	the instructions and authorisations which are contained in this Notice shall remain in full force and effect until revoked or varied with the specific prior written consent of the Lender; and
4.2	any direction, notice or consent that is given or purports to be given for and on behalf of the Lender shall be conclusive evidence for all purposes.
5	This Notice shall be governed by and construed in accordance with English law.
6	This Notice is countersigned by the Lender to evidence its agreement to the content of it, including, but not limited to, the indemnity set out in paragraph 3.
7	Please confirm your agreement to the above by sending the attached acknowledgement to [identify Lender officer] at [insert address details of Lender] with a copy to us at the above address.
Yours faithfully

…………………………………………………………………
For and on behalf of [Chargor]

Part 4
Form of Acknowledgement from Account Bank – other than a Blocked Account

To:	Auto Cash Financing, Inc.

Attention:	[ ]

Copy to:	[Chargor]

Date:	[ ]

Dear Sirs
Debenture dated [          ] (the "Debenture") between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc. (the "Lender")
Dear Sirs
1	We acknowledge receipt of the notice dated [insert date] from [ ], (the "Notice") and all terms defined in the Notice shall have the same meaning herein.
2	We agree that until receipt by us of written notice from you revoking the arrangements set out in the Notice we will comply with the terms of the Notice to the extent permitted by law.
3
Upon receipt of a Default Notice from you, we shall not exercise or seek to assert or exercise any right of combination, consolidation, merger or set off which we may have in respect of any monies standing or accruing to the credit of the Charged Account(s).

4
We hereby confirm that we have not received any notice (other than the Notice) that [                             ] has assigned or charged its rights to the sums standing to the credit of the Charged Account(s) or otherwise granted any security or interest over those monies in favour of any third party.

5	We understand that [ ] will indemnify us on the terms set out in the Notice.
6	This acknowledgement shall be governed by and construed in accordance with English law.

Yours faithfully
……………………………………………………….
for and on behalf of
[third party bank]

SCHEDULE 8
 - FORM OF NOTICE AND ACKNOWLEDGEMENT FOR COUNTERPARTY
Part 1
Form of Notice to Counterparty

[On the letterhead of the relevant Chargor]

To:	[Contract counterparty]

Copy to:	Auto Cash Financing, Inc.

Date:	[ ]

Dear Sirs
Debenture dated [          ] between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender") (the "Debenture")
This letter constitutes notice to you that pursuant to the Debenture we have assigned to the Lender by way of security all our present and future rights under or in connection with [insert details of Contract] (the "Contract") (including under any guarantee, warranty or indemnity granted in relation to the Contract) and all Related Rights.
In this notice, "Related Rights" means, in respect of the Contract, all present and future:
(e)	money and proceeds of any nature paid or payable in relation to the Contract, including sale proceeds and money paid by way of damages, award or judgement made in connection with that Contract; and
(f)	all rights and assets of any nature attaching to, deriving from or exercisable as a result of an interest in or ownership or operation of the Contract.
We irrevocably authorise and instruct you to:
1
disclose to the Lender without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Contract as the Lender may at any time request;

2	deal with us in relation to the Contracts;
3
pay to us all sums from time to time due and payable by you under the Contract, until such time as you receive notice from the Lender instructing you otherwise (an "Instruction Notice") following which you shall comply with all instructions contained in such Instruction Notice or in any subsequent notice or instructions relating to the Contract or the debts represented by such Contract which you receive from the Lender without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

4	send copies of all notices and communications relating to the Contract to the Lender as well as to us.
We further instruct you that upon receipt of notice from the Lender that an Event of Default has occurred and is continuing:
1
all remedies provided for in the Contract or available at law or in equity are exercisable by the Lender (provided that the Lender shall have no greater rights under this notice than we have under the Contract);

2	all rights to compel performance of the Contract are exercisable by the Lender although we shall remain liable to perform all of the obligations assumed by us under the Contract; and
3	all rights, interests and benefits whatsoever accruing to or for the benefit of us arising from the Contract belong to the Lender to the exclusion of us.
Please note that we are and will remain liable to perform all the obligations assumed by us under the Contract and that neither the Lender, any Receiver nor any of their agents will at any time have any liability to you under the Contract.
We are not permitted to agree any amendment or supplement to, or to waive any term of the Contract, or to terminate the Contract or to allow it to lapse other than where the Contract expires in accordance with its terms and not by reason of default without the prior written consent of the Lender.
The instructions in this notice may not be revoked or amended without the prior written consent of the Lender.
This notice is shall be governed by and construed in accordance with English law.
Please confirm your agreement to the above by sending the attached acknowledgement to the Lender at [address], with a copy to us at the above address.
Yours faithfully

.......................................................................................
For and on behalf of [Chargor]

Part 2
Form of Acknowledgement from Counterparty

[On the letterhead of the Counterparty]

To:	Auto Cash Financing, Inc. [Address]

Copy:	[Chargor]

Date:	[ ]

Dear Sirs
Debenture dated [          ] between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender") (the "Debenture")
We confirm receipt from [                           ] of a notice dated [          ] (the "Notice") of an assignment, pursuant to the terms of the Debenture, of all [                            ]'s present and future rights under or in connection with [insert details of Contract] (the "Contract") (including under any guarantee, warranty or indemnity granted in relation to the Contract) and all Related Rights (defined in the Notice).
We confirm that:
1	we accept the instructions and authorisations contained in the Notice and we undertake to act in accordance with and comply with the terms of the Notice;
2
we have not received notice of the creation of any other assignment of or security over rights or proceeds arising under the Contract in favour of any third party or the creation of any other third party interest in those rights or proceeds and we will notify you promptly should we receive any such notice;

3	we have not claimed or exercised nor do we have any outstanding right to claim or exercise against [ ] any right of set-off, counter claim or other right relating to the Contract; and
4	we agree that no term of the Contract may be amended, supplemented or waived without your prior written consent;
5
we agree that the Contract may not be terminated or allowed to lapse [other than where the Contract expires in accordance with its terms and not by reason of default] without your prior written consent.

This acknowledgment shall be governed by and construed in accordance with English law.

Yours faithfully

.........……………………...................................................
For and on behalf of [insert name of counterparty]

SCHEDULE 9
- FORM OF NOTICE AND ACKNOWLEDGEMENT FOR INSURER
Part 1
Form of Notice to Insurer

[On the letterhead of the relevant Chargor]

To:	[insert name and address of Insurer]

Copy to:	Auto Cash Financing, Inc.

Date:	[ ]

Dear Sirs
Debenture dated [          ] between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender") (the "Debenture")
This letter constitutes notice to you that, pursuant to the Debenture, we have assigned to the Lender by way of security all amounts payable to us under or in connection with the following policies [Insert description of Insurances] (the "Policies"), all our rights in connection with those amounts and all Related Rights.
In this notice, "Related Rights" means, in respect of the Policies, all present and future:
(g)	money and proceeds of any nature paid or payable in relation to the Policies, including sale proceeds and money paid by way of damages, award or judgement made in connection with that Policy; and
(h)	all rights and assets of any nature attaching to, deriving from or exercisable as a result of an interest in or ownership or operation of the Policies.
We irrevocably authorise and instruct you to:
1
disclose to the Lender without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Policies as the Lender may at any time request;

2
pay any sums from time to time due and payable by you under the Policies to the Lender to the following account: [insert account details] or in accordance with any written instructions given to you by the Lender from time to time;

3
comply with the terms of any notice or instructions relating to the Policies which you receive from the Lender (without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction);

4
note on the Policies the Lender's interest as first priority assignee of (i) all amounts payable under the Policies; and (ii) all rights in connection with those amounts and to identify the Lender as sole loss payee and as co-insured in respect of each Policy; and

5	send copies of all notices issued under the Policies to the Lender as well as to us.
Please note that we are and will remain liable to perform all the obligations assumed by us under the Policies and that neither the Lender, any Receiver nor any of their agents nor any other person will have any liability to you under the Policies.
We are not permitted to agree any amendment or supplement to or to waive any term of the Policies or to terminate any Policy without the prior written consent of the Lender.
The instructions in this notice cannot be revoked or amended without the prior written consent of the Lender.
Please confirm your agreement to the above by sending the attached acknowledgement to the Lender at [address] with a copy to us at the above address.
This notice is shall be governed by and construed in accordance with English law.
Yours faithfully

......................................................................................
For and on behalf of [Chargor]

Part 2
Form of Acknowledgement from Insurer

[On the letterhead of the Insurer]

To:	Auto Cash Financing, Inc. [Address]

Copy:	[Chargor]

Date:	[ ]

Dear Sirs
Debenture dated [          ] between [  ] and others as chargors (each a "Chargor" and together the "Chargors") and Auto Cash Financing, Inc.   (the "Lender") (the "Debenture")
We acknowledge receipt from [                           ] of a notice dated [          ] (the "Notice") of an assignment, pursuant to the terms of the Debenture, of (i) all amounts payable to [                      ] under or in connection with the Policies (as defined in the Notice); (ii) all [                          ]'s rights in connection with those amounts; and (iii) all Related Rights, as defined in the Debenture (as defined in the Notice).
We confirm that:
1	we accept the instructions and authorisations contained in the Notice and undertake to act in accordance with and comply with the terms of the Notice;
2	we have noted your interest as first priority assignee of the amounts and rights referred to above and have identified you as co-insured and sole loss payee on the Policies;
3	we will not terminate or otherwise allow any of the Policies to lapse without giving you at least 30 days' prior written notice;
4
we have not received notice of the creation of any other assignment of or any security over rights or proceeds arising under the Policies in favour of any third party or the creation of any other third party interest in those rights or proceeds;

5	we will notify you, the Lender, at least 30 days before the Policy is due to expire, if we have not received [ ]'s renewal instructions in relation to such Policy;
6	we agree that no term of the Policies may be amended, supplemented or waived without your prior written consent;
7
we agree to notify you if [                        ] breaches the terms of any Policy or otherwise gives us grounds to declare any Policy void or voidable and, where the breach is capable of being remedied, to allow you or your agents to remedy the relevant breach; and

8	we have not claimed or exercised, and have no outstanding right to claim or exercise, any right of set-off or counterclaim, or other right, in relation to any sum paid or payable under the Policy.
All terms used in this letter have the same meaning as in the Notice.
This acknowledgment is shall be governed by and construed in accordance with English law.
Yours faithfully

..................................................................................
For and on behalf of
[Name of insurance company]

SCHEDULE 10 - CHARGORS
Name of Chargor	Jurisdiction of incorporation	Registered number	Registered address
Cartesian Limited	England and Wales	03230513	Descartes House, 8 Gate Street, London, WC2A 3HP
Farncombe Technology Limited	England and Wales	05997790	Descartes House, 8 Gate Street, London, WC2A 3HP
Farncombe Engineering Services Ltd	England and Wales	06581276	Descartes House, 8 Gate Street, London, WC2A 3HP
Cambridge Adventis Limited	England and Wales	05747593	Descartes House, 8 Gate Street, London, WC2A 3HP

SCHEDULE 11 – SHARES

Chargor	Name of Company	Description of Shares (class and nominal value)	Amount of Shares
Farncombe Technology Limited	Farncombe Engineering Services Limited	[●]	[●]

SCHEDULE 12 – PERMITTED SECURITY

Company	Company Number	Security
Cartesian Limited	03230513	Debenture dated 29 July 2016 in favour of RBS Invoice Finance Limited
		Debenture dated 9 March 1999 in favour of Coutts & Company
Farncombe Technology Limited	05997790	Debenture dated 27 April 2017 in favour of RBS Invoice Finance Limited
Farncombe Engineering Services Ltd	06581276	Debenture dated 27 April 2017 in favour of RBS Invoice Finance Limited
		Fixed charge on non-vesting debts and floating charge dated 12 January 2015 in favour of HSBC Invoice Finance (UK) Ltd
Cambridge Adventis Limited	05747593	Rent deposit deed dated 4 October 2007 in favour of GMS Estates Limited
		Rent deposit deed dated 4 October 2007 in favour of GMS Estates Limited
		Rent deposit deed dated 21 July 2006 in favour of Oxford & City Holdings Limited